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As filed with the Securities and Exchange Commission on March 5, 2010

Registration Number 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CF INDUSTRIES HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	2870 (Primary Standard Industrial Classification Code Number)	20-2697511 (IRS Employer Identification No.)

4 Parkway North, Suite 400
Deerfield, Illinois 60015
(847) 405-2400
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Douglas C. Barnard
Vice President, General Counsel, and Secretary
4 Parkway North, Suite 400
Deerfield, Illinois 60015
(847) 405-2400

Copies to:
Brian W. Duwe
Richard C. Witzel, Jr.
Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
(312) 407-0700

           Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after the effective date of this Registration Statement.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common Stock, par value $0.01 per share Preferred Stock Purchase Rights	9,679,298	N/A	$408,805,606	$29,148

(1)
Each share of CF Industries Holdings, Inc. common stock includes a right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock pursuant to the Rights Agreement, dated as of July 21, 2005, between CF Industries Holdings, Inc. and The Bank of New York Mellon Corporation (formerly known as the Bank of New York).

(2)
Represents the maximum number of shares of CF Industries Holdings, Inc. common stock (together with the attached preferred stock purchase rights) that can be issued in the exchange offer and second-step merger.

(3)
Pursuant to Rule 457(c) and Rule 457(f) under the Securities Act, and solely for the purpose of calculating the registration fee, the market value of the securities to be received was calculated as the product of (i) 101,566,610 shares of Terra Industries Inc. common stock (the sum of (x) 100,105,516 shares of Terra Industries Inc. common stock outstanding as of February 25, 2010 and (y) 1,462,094 shares of Terra Industries Inc. common stock issuable upon the vesting of stock-based awards and the conversion of Terra Industries Inc. preferred stock (as reported in Terra Industries Inc.'s Annual Report on Form 10-K for the year ended December 31, 2009 and preliminary Proxy Statement on Schedule 14A filed on February 24, 2010), less 1,000 shares of Terra Industries Inc. common stock owned by CF Composite, Inc., a wholly-owned subsidiary of CF Industries Holdings, Inc. and (ii) the average of the high and low sales prices of Terra Industries Inc. common stock as reported on the New York Stock Exchange on March 1, 2010 ($41.18), minus $3,773,199,562, the estimated maximum aggregate amount of cash to be paid by CF Industries Holdings, Inc. in the offer and the second-step merger in exchange for such securities.

(4)
Calculated as the product of the maximum aggregate offering price and 0.00007130.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus/offer to exchange may be changed. CF Industries Holdings, Inc. and Composite Merger Corporation may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus/offer to exchange is not an offer to sell these securities and CF Holdings and Composite Merger Corporation are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

DATED MARCH 5, 2010

Offer to Exchange

Each Outstanding Share of Common Stock
of
TERRA INDUSTRIES INC.
for
$37.15 in Cash and
0.0953 Shares of Common Stock of CF Industries Holdings, Inc.
(together with the associated preferred stock purchase rights)
by
COMPOSITE MERGER CORPORATION,
an indirect wholly-owned subsidiary of
CF INDUSTRIES HOLDINGS, INC.

         Composite Merger Corporation ("Composite"), a Maryland corporation and an indirect wholly-owned subsidiary of CF Industries Holdings, Inc. ("CF Holdings"), a Delaware corporation, is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange each of the issued and outstanding shares of common stock, without par value (the "Terra common stock"), of Terra Industries Inc., a Maryland corporation ("Terra"), for (i) $37.15 in cash, less any applicable withholding taxes and without interest, and (ii) 0.0953 shares of the common stock, par value $0.01 per share, of CF Holdings (together with the associated preferred stock purchase rights) (the "CF Holdings common stock"). In addition, you will receive cash in lieu of any fractional shares of CF Holdings common stock to which you may otherwise be entitled.

         CF Holdings' and Composite's obligation to accept for exchange, and to exchange, shares of Terra common stock for shares of CF Holdings common stock is subject to a number of conditions which are described in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer" beginning on page 77.

         THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 2, 2010, OR THE "EXPIRATION DATE," UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER TO EXCHANGE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

         CF Holdings common stock trades on the New York Stock Exchange ("NYSE") under the symbol "CF." Terra common stock trades on the NYSE under the symbol "TRA."

         FOR A DISCUSSION OF RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE ENTITLED "RISK FACTORS" BEGINNING ON PAGE 19.

         Neither CF Holdings nor Composite has authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this prospectus/offer to exchange, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by CF Holdings or Composite.

         CF HOLDINGS IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY TO CF HOLDINGS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

The dealer managers for the offer are:

Morgan Stanley & Co. Incorporated Toll Free: 888-840-4015	Rothschild Inc. Toll Free: 800-753-5151

The date of this prospectus/offer to exchange is March 5, 2010

i

        THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT CF HOLDINGS AND TERRA FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR THE "SEC," THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS/OFFER TO EXCHANGE.

        THIS INFORMATION IS AVAILABLE AT THE INTERNET WEB SITE THE SEC MAINTAINS AT WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. PLEASE SEE THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE ENTITLED "WHERE YOU CAN FIND MORE INFORMATION." YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM CF HOLDINGS, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO CF HOLDINGS' INFORMATION AGENT AT ITS ADDRESS OR TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS/OFFER TO EXCHANGE. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN MARCH 26, 2010, OR FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE OFFER, WHICHEVER IS LATER.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

        Below are some of the questions that you as a holder of shares of Terra Industries Inc., or "Terra," common stock may have regarding the exchange offer and answers to those questions. The answers to these questions do not contain all information relevant to your decision whether to tender your shares of Terra common stock, and CF Industries Holdings, Inc., or "CF Holdings," and Composite Merger Corporation, or "Composite," and together "we," "us" or "our," urge you to read carefully the remainder of this prospectus/offer to exchange and the letter of transmittal.

Who is offering to buy my shares of Terra common stock?

        The offer is made by Composite Merger Corporation, a Maryland corporation and indirect wholly-owned subsidiary of CF Industries Holdings, Inc., a Delaware corporation. CF Holdings is one of the largest manufacturers and distributors of nitrogen and phosphate fertilizer products in North America. Our operations are organized into two business segments: the nitrogen segment and the phosphate segment. Our principal products in the nitrogen segment are ammonia, urea and urea ammonium nitrate solution. Our principal products in the phosphate segment are diammonium phosphate, monoammonium phosphate and potash.

What are the classes and amounts of Terra securities CF Holdings is offering to exchange in the offer?

        We are seeking to acquire all issued and outstanding shares of common stock, without par value, of Terra.

What will I receive for my shares of Terra common stock?

        In exchange for each share of Terra common stock you validly tender and do not withdraw before the expiration date, you will receive (i) $37.15 in cash, less any applicable withholding taxes and without interest, and (ii) 0.0953 shares of CF Holdings common stock (together with the associated preferred stock purchase rights). In addition, you will receive cash in lieu of any fractional shares of CF Holdings common stock to which you may otherwise be entitled.

        Solely for purposes of illustration, the following table sets forth the implied value of each share of Terra common stock in the offer at different, assumed market prices of CF Holdings common stock:

Assumed Market Price of CF Holdings Common Stock	Assumed Value of 0.0953 Shares of CF Holdings Common Stock	Cash Consideration per Share of Terra Common Stock	Implied Value per Share of Terra Common Stock in the Offer
$103.23	$9.838	$37.15	$46.99
$108.23	$10.314	$37.15	$47.46
$113.23	$10.791	$37.15	$47.94

        The market prices of CF Holdings common stock used in the above table are for purposes of illustration only. The price of CF Holdings common stock fluctuates and may be higher or lower than in these examples at the time shares of Terra common stock are exchanged pursuant to this offer. Each $5.00 increase or decrease in the market value of CF Holdings common stock corresponds to an increase or decrease, respectively, of $0.48 to the implied value per share of Terra common stock in the offer. On March 4, 2010, the last trading date prior to the printing of this prospectus/offer to exchange, the closing price of a share of CF Holdings common stock was $108.23. Stockholders are encouraged to obtain current market quotations for shares of Terra and CF Holdings common stock prior to making any decision with respect to the offer.

        Please also see the section of this prospectus/offer to exchange entitled "Risk Factors."

 Will I have to pay any fee or commission to exchange shares of Terra common stock?

        If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

How does this offer relate to the announced merger between Terra and Yara International ASA?

        On February 15, 2010, Terra and Yara International ASA, or "Yara," announced that they had entered into an agreement and plan of merger on February 12, 2010, which we refer to as the "Yara/Terra merger agreement," pursuant to which Yara would acquire Terra through a merger with its wholly-owned subsidiary Yukon Merger Sub, Inc. Under the terms of the Yara/Terra merger agreement, for each outstanding share of Terra common stock, Terra stockholders would receive consideration of $41.10. Terra, however, is permitted, pursuant to the terms of the Yara/Terra merger agreement and subject to certain conditions, to terminate the agreement in order to enter into a definitive agreement for a superior proposal made by another party. Our offer to pay you $37.15 in cash and 0.0953 shares of CF Holdings common stock is being made as an alternative, superior proposal to the announced Yara/Terra merger agreement. Please see the sections of this prospectus/offer to exchange entitled "Background and Reasons for the Offer—Reasons for the Offer" and "Background and Reasons for the Offer—The Yara/Terra Merger Agreement."

Why is CF Holdings making this offer?

        We believe that the combination of CF Holdings' and Terra's businesses will create superior value for both CF Holdings' and Terra's stockholders. Our offer to pay you $37.15 in cash and 0.0953 shares of CF Holdings common stock is being made as an alternative, superior proposal to the announced Yara/Terra merger agreement. On March 2, 2010, we delivered a letter to Terra setting forth the terms of this offer. We have also provided Terra with a proposed form of Agreement and Plan of Merger, which we refer to as the "CF Holdings/Terra merger agreement," pursuant to which CF Holdings would acquire Terra through the consummation of the offer followed by a second-step merger of Composite with and into Terra (the "second-step merger"). The proposed CF Holdings/Terra merger agreement is filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC by CF Holdings on March 5, 2010. For a description of certain provisions of the CF Holdings/Terra merger agreement, please see the section of this prospectus/offer to exchange entitled "Background and Reasons for the Offer—The CF Holdings/Terra Merger Agreement."

        The purpose of the offer is for CF Holdings to acquire control of Terra and ultimately all of the outstanding shares of Terra common stock. The offer, as the first step in the acquisition of Terra, is intended to facilitate the acquisition of Terra as promptly as practicable. CF Holdings intends, promptly after completion of the offer, to consummate the second-step merger. The purpose of the second-step merger is to acquire all of the issued and outstanding shares of Terra common stock not exchanged pursuant to the offer. Pursuant to the terms of the second-step merger, each remaining issued and outstanding share of Terra common stock (other than shares owned by CF Holdings or any Terra or CF Holdings wholly-owned subsidiary) will be converted into the same amount of cash and fraction of a share of CF Holdings common stock as exchanged in the offer, plus cash in lieu of any fractional shares of CF Holdings common stock.

 Why is CF Holdings' offer better than the proposed transaction between Terra and Yara?

        Our offer represents a superior proposal to the proposed transaction between Terra and Yara. The advantages of a CF Holdings-Terra combination are compelling, and we believe a combination of our two companies creates superior value for our respective stockholders. In particular, we believe that our combined cash and stock offer is superior to the proposed Yara merger because, among other reasons:

  •
  Premium to Yara Offer—The nominal value of our offer represents a 15.3% premium over the nominal price to be paid pursuant to the Yara/Terra merger agreement, based on the closing price of CF Holdings common stock on March 1, 2010, which was the last trading date prior to the public announcement of our offer. The $41.10 nominal price in the Yara/Terra merger agreement should be discounted by the length of time it will take to close that transaction, as well as the risks associated with the numerous conditions to closing the Yara/Terra transaction that are beyond Terra's control.

  •
  Limited Conditions and Ready to Close Quickly—Our proposal to Terra has limited conditions and we are ready to close the transaction quickly. The Yara/Terra merger agreement is conditioned upon, among other things, obtaining antitrust regulatory approval in the United States and the European Union, as well as a review by the Committee on Foreign Investment in the United States, and the approval by Yara's stockholders, including approval of the Norwegian parliament, of Yara's planned US$2.0 - 2.5 billion rights offering. Terra and Yara have indicated in public statements that they expect the transaction to close by the end of the second quarter; however, the Yara/Terra merger agreement contemplates a possible extension of the closing to December 31, 2010 if necessary to obtain certain regulatory and governmental approvals. CF Holdings has satisfied U.S. antitrust regulatory conditions and our offer does not require antitrust regulatory approval in the European Union. Our offer is also not subject to the approval of CF Holdings' stockholders. We also commenced this offer to facilitate the acquisition of Terra as promptly as practicable.

  •
  Cash and Stock Consideration—The cash consideration included as part of the offer consideration provides you an opportunity to achieve liquidity and certainty of value for your shares of Terra common stock, while the stock consideration allows you the ability to participate in the growth and long-term value creation potential of the combined company, including the significant expected synergies.

        Please see the section of this prospectus/offer to exchange entitled "Background and Reasons for the Offer—Reasons for the Offer."

What are the benefits of a combination of CF Holdings and Terra?

        CF Holdings believes that the combination of CF Holdings' and Terra's businesses will create significant value for both CF Holdings' and Terra's current stockholders. We believe the combination of CF Holdings and Terra is a compelling combination with a number of strategic benefits, including the following:

  •
  Global Leader in Nitrogen Fertilizers—The combined company will be a leading global producer of nitrogen fertilizers, as measured by capacity, among publicly traded companies. The combined company will be a stronger, more competitive player in the global nitrogen fertilizer industry.

  •
  Synergies—We expect the transaction to generate $105 - $135 million in annual cost synergies by combining overlapping corporate functions and optimizing transportation and distribution

v

    systems, and through greater economies of scale in procurement and purchasing. The details of the expected annual cost synergies are as follows:

($ in millions)
SG&A	$55–65
Logistics and railcar leases	25–30
Purchases/procurement	10–15
Distribution facilities optimization	5–10
Other	10–15

Total	$105–135

    We expect the combined company to realize these synergies within two years after the closing of the offer and the second-step merger. We also expect the combined company to benefit from a one-time $30 million-to-$60 million release of cash due to inventory reduction. We believe that realization of these synergies combined with improved financial strength will enhance the combined company's ability to safeguard operating jobs.

  •
  Enhanced Capital Markets Presence—The combined company would have had 2009 revenues of $4.2 billion and will be the largest publicly traded nitrogen fertilizer company in the United States. The combined company will have increased trading liquidity on the NYSE and improved access to the capital markets. We believe these factors will provide the combined company with an enhanced capital markets presence and greater long-term financial stability and access to financial resources than either CF Holdings or Terra would have alone.

  •
  Attractive Diversification—The combined company and its stockholders will benefit from increased diversification in plant and distribution facility locations, product mix, and end use customer segments and increased exposure to the global market. CF Holdings provides access to an extensive in-market distribution network, one of the largest integrated ammonium phosphate complexes in the U.S. (with approximately 13 years of fully-permitted recoverable phosphate reserves remaining at current operating rates), an ammonia/urea complex under development in Peru, and the ability to import or export products efficiently through our 50% interest in KEYTRADE AG, or "Keytrade," a global fertilizer trading company headquartered near Zurich, Switzerland. Terra provides participation in an ammonia complex in Trinidad, a joint venture in the U.K. and a greater number of production facilities in North America. Additionally, Terra provides a position in ammonium nitrate and an increased position in serving industrial/environmental customers.

  •
  Complementary Businesses—CF Holdings' and Terra's complementary footprints will give the combined company increased geographic reach in the U.S. In addition, CF Holdings' and Terra's complementary businesses and locations will allow the combined company to improve efficiency in manufacturing and distribution and enhance customer service.

  •
  Value for All Stockholders—The cash consideration included as part of the offer consideration provides Terra stockholders an opportunity to achieve liquidity and certainty of value. The stock consideration included as part of the offer will allow stockholders of both Terra and CF Holdings to participate in the growth and long-term value creation potential of the combined company, including the significant expected synergies. We expect the transaction, giving effect to the realization of synergies, to be accretive to CF Holdings stockholders in the second year following the closing of the offer and the second-step merger.

        Please see the section of this prospectus/offer to exchange entitled "Background and Reasons for the Offer—Reasons for the Offer."

 What does the Terra board of directors think of the offer?

        The Terra board of directors has not approved our offer or otherwise commented on it as of the date of this prospectus/offer to exchange. Within 10 business days after the date of this prospectus/offer to exchange, Terra is required by law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer.

Have you discussed this exchange offer with the board of Terra?

        CF Holdings has publicly expressed a desire to enter into a business combination with Terra. In 2009, CF Holdings delivered a number of proposals to the Terra board of directors, proposing to acquire all of the outstanding shares of Terra common stock. The last of these proposals was on December 4, 2009, and consisted of a proposal to acquire each outstanding share of Terra common stock for $29.25 in cash plus 0.1034 shares of CF Industries common stock, for a total value of $38.41 per share of Terra common stock (based on the closing price of CF Holdings common stock as of such date). Our offer of December 4, 2009, was not subject to a financing condition, and we had satisfied all antitrust regulatory conditions required to close the transaction. In addition, we provided to Terra a form of merger agreement, which included a "go-shop" period and a break-up fee of $1 per share of Terra common stock plus expense reimbursement, that we were prepared to execute.

        In the case of each proposal made to the Terra board of directors in 2009, including the proposal of December 4, 2009, the Terra board of directors rejected our proposal without meeting or negotiating with us.

        During the week of January 4, 2010, a representative of CF Holdings telephoned a representative of Terra and requested access to whatever information was reviewed by the Terra board of directors in rejecting our December 4, 2009 proposal, as well as previously requested confirmatory due diligence information, so that we would be in a position to make another proposal for Terra.

        During the week of January 11, 2010, the representative of Terra telephoned the representative of CF Holdings and said that Terra would not provide to CF Holdings any of the requested information as Terra was "not for sale."

        On January 14, 2010, CF Holdings announced that it had withdrawn its proposal to acquire Terra and it was no longer pursuing the acquisition.

        On February 15, 2010, Terra announced the execution of the Yara/Terra merger agreement.

        On March 2, 2010, we delivered a letter to Terra containing an offer to acquire all of the outstanding shares of Terra common stock for $37.15 in cash and 0.0953 shares of CF Holdings common stock per share of Terra common stock.

        Please see the section of this prospectus/offer to exchange entitled "Background and Reasons for the Offer—Background of the Offer."

Will U.S. taxpayers be taxed on the CF Holdings common stock and cash received in the offer or the second-step merger?

        An exchange pursuant to the offer or the second-step merger will be a fully taxable transaction for U.S. resident stockholders and, as such, a holder of Terra common stock who receives CF Holdings common stock and cash in exchange for such stockholder's shares of Terra common stock will recognize a taxable gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the fair market value of the CF Holdings common stock and cash received and such stockholder's adjusted tax basis in the shares of Terra common stock exchanged therefor.

        For more information, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Material Federal Income Tax Consequences to U.S. Holders."

        CF Holdings and Composite urge you to contact your own tax advisor to determine the particular tax consequences to you as a result of the offer and/or the second-step merger.

What are the conditions of the offer?

        The offer is conditioned upon, among other things, the following:

  •
  CF Holdings/Terra Merger Agreement Condition—Terra shall have entered into a definitive merger agreement with CF Holdings substantially in the form of the CF Holdings/Terra merger agreement. For a description of certain provisions of the CF Holdings/Terra merger agreement, please see the section of this prospectus/offer to exchange entitled "Background and Reasons for the Offer—The CF Holdings/Terra Merger Agreement."

  •
  Yara/Terra Merger Agreement Condition—The Yara/Terra merger agreement shall have been validly terminated in accordance with its terms.

  •
  Minimum Tender Condition—Terra stockholders shall have validly tendered and not withdrawn prior to the expiration of the offer at least that number of shares of Terra common stock that constitutes a majority of the then-outstanding shares of Terra common stock on a fully-diluted basis.

  •
  Canadian Regulatory Condition—Any no-close period (including any extensions thereof) applicable to the offer and the second-step merger under the Canadian Competition Act or the Canada Transportation Act shall have expired or been terminated.

  •
  Registration Statement Condition—The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act of 1933, or the "Securities Act," no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and CF Holdings shall have received all necessary state securities law or "blue sky" authorizations.

  •
  NYSE Listing Condition—The shares of CF Holdings common stock to be issued pursuant to the offer and the second-step merger shall have been approved for listing on the NYSE.

        The proposed CF Holdings/Terra merger agreement also contains other customary closing conditions to the offer and the second-step merger. Please see the sections of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer" and "Background and Reasons for the Offer—The CF Holdings/Terra Merger Agreement—Conditions to the Second-Step Merger."

How long will it take to complete your proposed transaction?

        The timing of completing the offer and the second-step merger will depend on if and when Terra enters into a definitive merger agreement with us. We believe that Terra's board of directors has a fiduciary duty to accept our offer and enter into the proposed CF Holdings/Terra merger agreement. We commenced the offer and provided the proposed CF Holdings/Terra merger agreement to facilitate the acquisition of Terra as promptly as practicable.

Do I have to vote to approve the offer or the second-step merger?

        No. Your vote is not required. You simply need to tender your shares if you choose to do so. However, the offer can only be completed if CF Holdings or Composite (or another direct or indirect wholly-owned subsidiary of CF Holdings), among other things, acquires a majority of Terra's outstanding common stock on a fully-diluted basis in the offer or otherwise.

        Both the board of directors of Terra and Terra stockholders will be required to approve the second-step merger, unless we acquire at least 90% of the outstanding Terra common stock in the offer or otherwise, in which case we will be able to, subject to the approval of Terra's board of directors, consummate the second-step merger as a "short-form" merger pursuant to Section 3-106 of the Maryland General Corporation Law, without a vote of Terra stockholders. In such event, CF Holdings, through Composite, intends to take all necessary and appropriate action to cause the second-step merger to become effective as promptly as reasonably practicable after the consummation of the offer, without a meeting of Terra stockholders. However, under Section 3-106 of the Maryland General Corporation Law, if Composite owns less than all of the outstanding stock of Terra as of immediately prior to the short-form merger, Composite must have given at least 30 days prior notice of the short-form merger to each of Terra's stockholders who otherwise would have been entitled to vote on the merger. A Notice of Merger pursuant to Section 3-106 of the Maryland General Corporation Law is attached to this prospectus/offer to exchange as Annex B and constitutes the notice of short-form merger referred to in this paragraph. Pursuant to such Notice of Merger, Composite thereby gives the 30 day notice to stockholders required by Section 3-106 of the Maryland General Corporation Law.

        In the event we do not acquire at least 90% of the outstanding Terra common stock in the offer or otherwise, any solicitation of proxies from Terra stockholders to approve the second-step merger will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the SEC.

Is CF Holdings' financial condition relevant to my decision to tender shares of Terra common stock in the offer?

        Yes. CF Holdings' financial condition is relevant to your decision to tender your shares of Terra common stock because part of the consideration you will receive if your shares of Terra common stock are exchanged in the offer will consist of shares of CF Holdings common stock. You should therefore consider CF Holdings' financial condition before you decide to become one of CF Holdings' stockholders through the offer. You also should consider the possible effect that CF Holdings' acquisition of Terra, including the related financing, will have on CF Holdings' financial condition. This prospectus/offer to exchange contains financial information regarding CF Holdings and Terra, as well as pro forma financial information (which does not reflect any of our expected synergies) for the proposed combination of CF Holdings and Terra, all of which we encourage you to review.

Does CF Holdings have the financial resources to complete the offer and the second-step merger?

        The offer is not subject to a financing condition.

        We estimate that the total amount of cash required to complete the transactions contemplated by the offer and the second-step merger, including payment of any fees, expenses and other related amounts incurred in connection with the offer and the second-step merger and the refinancing of Terra's outstanding indebtedness, will be approximately $4.8 billion.

        CF Holdings has entered into a commitment letter, pursuant to which Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. committed to provide, subject to certain conditions, financing for CF Holdings' acquisition of Terra. The commitment letter provides for a senior secured term loan facility of up to $2.0 billion, a senior secured revolving credit facility of up to $300.0 million and a senior secured bridge facility of up to $1.75 billion. For additional details on the proposed financing, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Source and Amount of Funds."

        CF Holdings anticipates that, in connection with or following the completion of the offer, it will effect a public offering of shares of CF Holdings common stock in an amount equal to approximately $1.0 billion. There can be no assurance that CF Holdings will be able to consummate such public offering on terms acceptable to us or at all. For additional details, see the section of this prospectus/offer to exchange entitled "The Exchange Offer-Source and Amount of Funds."

        The estimated amount of cash required is based on CF Holdings' due diligence review of Terra's publicly available information to date and is subject to change. For a further discussion of the risks relating to CF Holdings' limited due diligence review, see "Risk Factors—Risk Factors Relating to the Offer and the Second-Step Merger."

What percentage of CF Holdings common stock will former holders of Terra common stock own after the offer?

        CF Holdings estimates that if all shares of Terra common stock are exchanged pursuant to the offer and the second-step merger, former Terra stockholders would own, in the aggregate, approximately 16% of the outstanding shares of CF Holdings common stock. If the proposed post-closing public offering of shares of CF Holdings common stock is completed, it is estimated that CF Holdings will issue approximately 9.3 million shares of CF Holdings common stock and former Terra stockholders would own, in the aggregate, approximately 14% of the outstanding shares of CF Holdings common stock. For a detailed discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Ownership of CF Holdings After the Offer."

When does your offer expire? Can the offer be extended and, if so, under what circumstances?

        The offer is scheduled to expire at 5:00 p.m., New York City time, on April 2, 2010, which is the initial expiration date, unless further extended by Composite. When we make reference to "the expiration of the offer" anywhere in this prospectus/offer to exchange, this is the time to which we are referring, including, when applicable, any extension period that may apply. For more information, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Extension, Termination and Amendment."

        The proposed CF Holdings/Terra merger agreement provides that we will ensure that the offer is open for at least 15 business days following the execution of the CF Holdings/Terra merger agreement. Please see the section of this prospectus/offer to exchange entitled "Background and Reasons for the Offer—The CF Holdings/Terra Merger Agreement."

        Composite may, in its sole discretion, extend the offer at any time or from time to time until the expiration of the offer. For instance, the offer may be extended if any of the conditions specified in "The Exchange Offer—Conditions of the Offer" are not satisfied prior to the scheduled expiration date of the offer. Composite may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period would not be an extension of the offer. Rather, a subsequent offering period would be an additional period of time, beginning after Composite has accepted for exchange all shares tendered during the offer, during which stockholders who did not tender their shares in the offer may tender their shares and receive the same consideration provided in the offer. We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

        Any decision to extend the offer will be made public by an announcement regarding such extension as described under "The Exchange Offer—Extension, Termination and Amendment."

x

How do I tender my shares?

        To tender shares into the offer, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to BNY Mellon Shareowner Services, the exchange agent for the offer, not later than the time the offer expires. The letter of transmittal is enclosed with this prospectus/offer to exchange. If your shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

        If you are unable to deliver any required document or instrument to the exchange agent by the expiration of the offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the exchange agent by using the enclosed notice of guaranteed delivery. For the tender to be valid, however, the exchange agent must receive the missing items within three NYSE trading days after the date of execution of such notice of guaranteed delivery. If you cannot deliver all necessary documents to the exchange agent in time, you may be able to complete and deliver to the exchange agent, in lieu of the missing documents, the enclosed notice of guaranteed delivery, provided you are able to comply fully with its terms. In all cases, an exchange of tendered shares will be made only after timely receipt by the exchange agent of certificates for such shares (or a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

        For a complete discussion on the procedures for tendering your shares, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Procedure for Tendering."

Until what time can I withdraw tendered shares?

        You may withdraw previously tendered shares at any time prior to the expiration of the offer and, unless Composite has accepted the shares for exchange pursuant to the offer, you may also withdraw any tendered shares at any time after May 4, 2010. Shares of Terra common stock tendered during the subsequent offering period, if any, may not be withdrawn. For a complete discussion on the procedures for withdrawing your shares, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Withdrawal Rights."

How do I withdraw previously tendered shares?

        To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the exchange agent while you still have the right to withdraw. If you tendered shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares. For a complete discussion on the procedures for withdrawing your shares, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Withdrawal Rights."

When and how will I receive the offer consideration in exchange for my tendered shares?

        Composite will exchange all validly tendered and not properly withdrawn shares promptly after the expiration date of the offer, subject to the terms thereof and the satisfaction or waiver of the conditions to the offer, as set forth in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer." We will deliver the consideration for your validly tendered and not properly withdrawn shares of Terra common stock by depositing the cash and stock consideration therefor with the exchange agent, which will act as your agent for the purpose of receiving the offer consideration from us and transmitting such consideration to you. In all cases, an exchange of tendered shares of Terra common stock will be made only after timely receipt by the exchange agent of certificates for such shares (or a confirmation of a book-entry transfer of such shares as described in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Procedure for Tendering") and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

Are dissenters' rights available in either the offer or the second-step merger?

        No dissenters' or appraisal rights are available in connection with the offer. No dissenters' or appraisal rights are available in connection with the second-step merger, unless a vote of Terra's stockholders on the second-step merger is required under Maryland law and shares of Terra common stock are not listed on the NYSE or another national securities exchange on the record date for the determination of stockholders entitled to vote on the second-step merger. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Appraisal/Dissenters' Rights."

What is the market value of my shares of Terra common stock as of a recent date?

        On March 1, 2010, the last trading day prior to the public announcement of our offer, the closing price of a share of Terra common stock was $41.20. On March 4, 2010, the last trading day prior to the date of this prospectus/offer to exchange, the closing price of a share of Terra common stock was $44.80. Terra stockholders are encouraged to obtain a recent quotation for shares of Terra and CF Holdings common stock before deciding whether or not to tender your shares.

Where can I find more information on CF Holdings and Terra?

        You can find more information about CF Holdings and Terra from various sources described in the section of this prospectus/offer to exchange entitled "Where You Can Find More Information."

Whom can I talk to if I have questions about the offer?

        You can call the information agent or the dealer managers for the offer.

The information agent for the offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: 877-456-3507
Banks and Brokers May Call Collect: 212-750-5833

The dealer managers for the offer are:

Morgan Stanley & Co. Incorporated 1585 Broadway New York, New York 10036 Toll Free: 888-840-4015	Rothschild Inc. 1251 Avenue of the Americas New York, New York 10020 Toll Free: 800-753-5151

 NOTE ON TERRA INFORMATION

        All information concerning Terra, its business, management and operations presented or incorporated by reference in this prospectus/offer to exchange is taken from publicly available information (primarily filings by Terra with the SEC). This information may be examined and copies may be obtained at the places and in the manner set forth in the section entitled "Where You Can Find More Information." CF Holdings is not affiliated with Terra, and Terra has not permitted CF Holdings to have access to its books and records. Therefore, non-public information concerning Terra was not available to CF Holdings for the purpose of preparing this prospectus/offer to exchange. Although CF Holdings has no knowledge that would indicate that statements relating to Terra contained or incorporated by reference in this prospectus/offer to exchange are inaccurate or incomplete, CF Holdings was not involved in the preparation of those statements and cannot verify them.

        Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, CF Holdings is requesting that Terra provide CF Holdings with information required for complete disclosure regarding the businesses, operations, financial condition and management of Terra. CF Holdings and Composite will amend or supplement this prospectus/offer to exchange to provide any and all information CF Holdings receives from Terra, if CF Holdings receives the information before CF Holdings' and Composite's offer to exchange expires and CF Holdings considers it to be material, reliable and appropriate.

        An auditor's report was issued on Terra's financial statements and schedule and included in Terra's filings with the SEC. Pursuant to Rule 439 under the Securities Act, CF Holdings and Composite require the consent of Terra's independent auditors to incorporate by reference their audit report included in Terra's Annual Report on Form 10-K for the year ended December 31, 2009 into this prospectus/offer to exchange. CF Holdings is requesting and has, as of the date hereof, not received such consent from Terra's independent auditors. If CF Holdings receives this consent, CF Holdings and Composite will promptly file it as an exhibit to CF Holdings' registration statement of which this prospectus/offer to exchange forms a part.

SUMMARY OF THE OFFER

        This summary highlights selected information from this prospectus/offer to exchange and may not contain all of the information that is important to you. To obtain a better understanding of the offer to holders of shares of Terra common stock, you should read this entire prospectus/offer to exchange carefully, as well as those additional documents to which we refer you. You may obtain the information incorporated by reference into this prospectus/offer to exchange by following the instructions in the section of this prospectus/offer to exchange entitled "Where You Can Find More Information."

The Companies (See page 24)

  CF Holdings

        CF Holdings is a Delaware corporation with principal executive offices at 4 Parkway North, Suite 400, Deerfield, Illinois 60015. The telephone number of CF Holdings' executive offices is (847) 405-2400 and our Internet website address is www.cfindustries.com. CF Holdings is one of the largest manufacturers and distributors of nitrogen and phosphate fertilizer products in North America. Our operations are organized into two business segments: the nitrogen segment and the phosphate segment. Our principal products in the nitrogen segment are ammonia, urea and urea ammonium nitrate solution. Our principal products in the phosphate segment are diammonium phosphate, monoammonium phosphate and potash.

  Composite

        Composite was incorporated as a Maryland corporation on February 9, 2009. Composite's principal executive offices are located at 4 Parkway North, Suite 400, Deerfield, Illinois 60015, and its telephone number is (847) 405-2400. Composite is an indirect wholly-owned subsidiary of CF Holdings that was formed for the sole purpose of acquiring the outstanding shares of Terra common stock and consummating a subsequent merger of Composite with and into Terra. Composite has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the offer and the second-step merger.

  Terra

        Terra is a Maryland corporation with principal executive offices at Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102. The telephone number of Terra's executive offices is (712) 277-1340 and Terra's Internet website address is www.terraindustries.com. Terra is one of the largest North American producers of anhydrous ammonia (or ammonia), the basic building block of nitrogen fertilizers. Terra converts a significant portion of the ammonia it produces into urea ammonium nitrate solutions, ammonium nitrate and urea. Terra also converts ammonia to nitric acid and dinitrogen tetroxide for use in industrial applications.

The Offer (See page 63)

        Composite is offering to exchange each outstanding share of Terra common stock that is validly tendered and not properly withdrawn prior to the expiration date for (i) $37.15 in cash, less any applicable withholding taxes and without interest, and (ii) 0.0953 shares of CF Holdings common stock (together with the associated preferred stock purchase rights), upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying letter of transmittal. CF Holdings will not issue certificates representing fractional shares of CF Holdings common stock pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of CF Holdings common stock will receive cash in an amount equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the average closing sales price, rounded to four decimal points, of shares of CF Holding common stock on the NYSE for the period of the 5 consecutive trading days ending on the second full trading day prior to the expiration date.

Reasons for the Offer (See page 45)

        Our offer represents a superior proposal to the proposed transaction between Terra and Yara. The advantages of a CF Holdings-Terra combination are compelling, and we believe a combination of our two companies creates superior value for our respective stockholders. In particular, we believe that our combined cash and stock offer is superior to the proposed Yara merger because, among other reasons:

  •
  Premium to Yara Offer—The nominal value of our offer represents a 15.3% premium over the nominal price to be paid pursuant to the Yara/Terra merger agreement, based on the closing price of CF Holdings common stock on March 1, 2010, which was the last trading date prior to the public announcement of our offer. The $41.10 nominal price in the Yara/Terra merger agreement should be discounted by the length of time it will take to close that transaction, as well as the risks associated with the numerous conditions to closing the Yara/Terra transaction that are beyond Terra's control.

  •
  Limited Conditions and Ready to Close Quickly—Our proposal to Terra has limited conditions and we are ready to close the transaction quickly. The Yara/Terra merger agreement is conditioned upon, among other things, obtaining antitrust regulatory approval in the United States and the European Union, as well as a review by the Committee on Foreign Investment in the United States, and the approval by Yara's stockholders, including approval by the Norwegian parliament, of Yara's planned US$2.0-2.5 billion rights offering. Terra and Yara have indicated in public statements that they expect the transaction to close by the end of the second quarter; however, the Yara/Terra merger agreement contemplates a possible extension of the closing to December 31, 2010 if necessary to obtain certain regulatory and governmental approvals. CF Holdings has satisfied U.S. antitrust regulatory conditions and our offer does not require antitrust regulatory approval in the European Union. Our offer is also not subject to the approval of CF Holdings' stockholders. We also commenced this offer to facilitate the acquisition of Terra as promptly as practicable.

  •
  Cash and Stock Consideration—The cash consideration included as part of the offer consideration provides you an opportunity to achieve liquidity and certainty of value for your shares of Terra common stock, while the stock consideration allows you the ability to participate in the growth and long-term value creation potential of the combined company, including the significant expected synergies.

        CF Holdings believes that the combination of CF Holdings' and Terra's businesses will create significant value for both CF Holdings' and Terra's current stockholders. We believe the combination of CF Holdings and Terra is a compelling combination with a number of strategic benefits, including the following:

  •
  Global Leader in Nitrogen Fertilizers—The combined company will be a leading global producer of nitrogen fertilizers, as measured by capacity, among publicly traded companies. The combined company will be a stronger, more competitive player in the global nitrogen fertilizer industry.

  •
  Synergies—We expect the transaction to generate $105 - $135 million in annual cost synergies by combining overlapping corporate functions and optimizing transportation and distribution systems, and through greater economies of scale in procurement and purchasing. The details of the expected annual cost synergies are as follows:

($ in millions)
SG&A	$55–65
Logistics and railcar leases	25–30
Purchases/procurement	10–15
Distribution facilities optimization	5–10
Other	10–15

Total	$105–135

        We expect the combined company to realize these synergies within two years after the closing of the offer and the second-step merger. We also expect the combined company to benefit from a one-time $30 million-to-$60 million release of cash due to inventory reduction. We believe that realization of these synergies combined with improved financial strength will enhance the combined company's ability to safeguard operating jobs.

  •
  Enhanced Capital Markets Presence—The combined company would have had 2009 revenues of $4.2 billion and will be the largest publicly traded nitrogen fertilizer company in the United States. The combined company will have increased trading liquidity on the NYSE and improved access to the capital markets. We believe these factors will provide the combined company with an enhanced capital markets presence and greater long-term financial stability and access to financial resources than either CF Holdings or Terra would have alone.

  •
  Attractive Diversification—The combined company and its stockholders will benefit from increased diversification in plant and distribution facility locations, product mix, and end use customer segments and increased exposure to the global market. CF Holdings provides access to an extensive in-market distribution network, one of the largest integrated ammonium phosphate complexes in the U.S. (with approximately 13 years of fully-permitted recoverable phosphate reserves remaining at current operating rates), an ammonia/urea complex under development in Peru, and the ability to import or export products efficiently through our 50% interest in Keytrade. Terra provides participation in an ammonia complex in Trinidad, a joint venture in the U.K. and a greater number of production facilities in North America. Additionally, Terra provides a position in ammonium nitrate and an increased position in serving industrial/environmental customers.

  •
  Complementary Businesses—CF Holdings' and Terra's complementary footprints will give the combined company increased geographic reach in the U.S. In addition, CF Holdings' and Terra's complementary businesses and locations will allow the combined company to improve efficiency in manufacturing and distribution and enhance customer service.

  •
  Value for All Stockholders—The cash consideration included as part of the offer consideration provides Terra stockholders an opportunity to achieve liquidity and certainty of value. The stock consideration included as part of the offer will allow stockholders of both Terra and CF Holdings to participate in the growth and long-term value creation potential of the combined company, including the significant expected synergies. We expect the transaction, giving effect to the realization of synergies, to be accretive to CF Holdings stockholders in the second year following the closing of the offer and the second-step merger.

Financing of the Offer; Source and Amount of Funds (See page 80)

        The offer is not subject to a financing condition.

        We estimate that the total amount of cash required to complete the transactions contemplated by the offer and the second-step merger, including payment of any fees, expenses and other related amounts incurred in connection with the offer and the second-step merger and the refinancing of Terra's outstanding indebtedness, will be approximately $4.8 billion.

        CF Holdings has entered into a commitment letter, pursuant to which Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. committed to provide, subject to certain conditions, financing for CF Holdings' acquisition of Terra. The commitment letter provides for a senior secured term loan facility of up to $2.0 billion, a senior secured revolving credit facility of up to $300.0 million and a senior secured bridge facility of up to $1.75 billion. For additional details on the proposed financing, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Source and Amount of Funds."

        CF Holdings anticipates that, in connection with or following the completion of the offer, it will effect a public offering of shares of CF Holdings common stock in an amount equal to approximately $1.0 billion. There can be no assurance that CF Holdings will be able to consummate such public offering on terms acceptable to us or at all.

        The estimated amount of cash required is based on CF Holdings' due diligence review of Terra's publicly available information to date and is subject to change. For a further discussion of the risks relating to CF Holdings' limited due diligence review, see "Risk Factors—Risk Factors Relating to the Offer and the Second-Step Merger."

Ownership of the Combined Company After the Offer (See page 71)

        Based on certain assumptions regarding the number of Terra shares to be exchanged, CF Holdings estimates that, if all shares of Terra common stock are exchanged pursuant to the offer and the second-step merger, former Terra stockholders would own, in the aggregate, approximately 16% of the outstanding shares of CF Holdings common stock. If the proposed post-closing public offering of shares of CF Holdings common stock is completed, it is estimated that CF Holdings will issue approximately 9.3 million shares of CF Holdings common stock and former Terra stockholders would own, in the aggregate, approximately 14% of the outstanding shares of CF Holdings common stock. For a detailed discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Ownership of CF Holdings After the Offer."

Comparative Market Prices and Dividend Information (See page 18)

        CF Holdings common stock is listed on the NYSE under the symbol "CF." Terra common stock is listed on the NYSE under the symbol "TRA." The following table sets forth the closing prices of CF Holdings and Terra as reported on March 1, 2010, the last trading day prior to the public announcement of our offer and on March 4, 2010, the last trading day prior to the date of this prospectus/offer to exchange. The table also shows the implied value of one share of Terra common stock in the offer, which was calculated by (i) multiplying the closing price for one share of CF Holdings common stock by the exchange ratio of 0.0953 and (ii) adding the cash consideration per share of $37.15, less any applicable withholding taxes and without interest.

	CF Holdings Common Stock Closing Price	Terra Common Stock Closing Price	Implied Value of Terra Common Stock
March 1, 2010	$107.54	$41.20	$47.40
March 4, 2010	$108.23	$44.80	$47.46

        Based on the closing price of CF Holdings common stock as of March 1, 2010, the offer represented a 15.3% premium over $41.10, the consideration offered in the Yara/Terra merger agreement.

        The value of the offer will change as the market prices of CF Holdings common stock and Terra common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of CF Holdings common stock. Please see the section of this prospectus/offer to exchange entitled "Risk Factors." Stockholders are encouraged to obtain current market quotations for shares of Terra and CF Holdings common stock prior to making any decision with respect to the offer.

Interest of Executive Officers and Directors of CF Holdings in the Offer (See page 89)

        Except as set forth in this prospectus/offer to exchange, neither we nor, after due inquiry and to the best of our knowledge and belief, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Terra. We do not believe that the offer and the second-step merger will be deemed to be a change in control impacting grants under any of our long-term incentive or stock option plans or a change in control under any change in control agreement between CF Holdings and any of its employees.

Appraisal/Dissenter's Rights (See page 75)

        No dissenters' or appraisal rights are available in connection with the offer. No dissenters' or appraisal rights are available in connection with the second-step merger, unless a vote of Terra's stockholders on the second-step merger is required under Maryland law and shares of Terra common stock are not listed on the NYSE or another national securities exchange on the record date for the determination of stockholders entitled to vote on the second-step merger.

Material Federal Income Tax Consequences to U.S. Holders (See page 72)

        An exchange pursuant to the offer or the second-step merger will be a fully taxable transaction for U.S. resident stockholders, and, as such, a holder of Terra common stock who receives CF Holdings common stock and cash in exchange for such stockholder's shares of Terra common stock will recognize a taxable gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the fair market value of the CF Holdings common stock and cash received and such stockholder's adjusted tax basis in the shares of Terra common stock exchanged therefor.

        For more information, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Material Federal Income Tax Consequences to U.S. Holders."

        THIS PROSPECTUS/OFFER TO EXCHANGE CONTAINS A GENERAL DESCRIPTION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE SECOND-STEP MERGER TO U.S. RESIDENT TAXPAYERS. THIS DESCRIPTION DOES NOT ADDRESS ANY NON-U.S. TAX CONSEQUENCES, NOR DOES IT PERTAIN TO STATE, LOCAL OR OTHER TAX CONSEQUENCES. CONSEQUENTLY, CF HOLDINGS AND COMPOSITE URGE YOU TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER.

Accounting Treatment (See page 92)

        CF Holdings will account for the acquisition of shares of Terra common stock under the acquisition method of accounting for business combinations. In determining the acquirer for accounting purposes, CF Holdings considered the factors required under FASB Accounting Standards Codification (ASC), Business Combinations, which is referred to as ASC 805, and determined that CF Holdings will be considered the acquirer for accounting purposes.

 Regulatory Approval and Status (See page 86)

  Antitrust Clearance

        The offer is subject to review by the Federal Trade Commission (which we refer to in this prospectus/offer to exchange as the "FTC") and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division"). Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the ``HSR Act," the offer may not be completed until certain information has been provided to the FTC and the Antitrust Division and a required waiting period has expired or has been terminated. The HSR Act notifications made in connection with CF Holdings' prior exchange offer for Terra remain applicable to the offer. On August 5, 2009, the extended waiting period under the HSR Act expired without any enforcement action and on August 12, 2009, the FTC provided us with written notice that it had closed its investigation. CF Holdings has fulfilled its obligations under the HSR Act and may consummate the offer without any additional filing under the HSR Act provided that the offer closes on or before August 5, 2010.

        The offer is also subject to review pursuant to the Canadian Competition Act. Under the Canadian Competition Act, the offer may not be completed until certain information has been provided to the Canadian Commissioner of Competition, or the "Competition Commissioner," and a required waiting period has expired or been terminated, provided there is no order in effect prohibiting completion at the relevant time. In connection with CF Holdings prior exchange offer for Terra, CF Holdings provided such information to the Competition Commissioner and the required waiting period under the Canadian Competition Act expired on March 24, 2009. On June 19, 2009, the Competition Commissioner issued a no-action letter stating she did not intend to challenge the proposed transaction. Under the Canadian Competition Act, the transaction may be completed within one year of the date that CF Holdings provided the required information to the Competition Commissioner in connection with its prior exchange offer to Terra's stockholders (March 10, 2009). This one-year period expires on March 9, 2010. As the one-year period following CF Holdings' submission of the required information to the Competition Commissioner in connection with its prior exchange offer to Terra's stockholders will expire on March 9, 2010, and in order to ensure compliance with the Competition Act, CF Holdings submitted its notification and a request for early termination of the mandatory waiting period concerning the offer on March 2, 2010. The waiting period will expire on April 1, 2010, unless earlier terminated by the Competition Commissioner or extended pursuant to request for additional information (a "Supplementary Information Request").

        In connection with an unsolicited transaction, the waiting period is 30 calendar days after the day on which CF Holdings submits the prescribed information, provided that, before the expiry of this period, the Competition Commissioner has not issued a Supplementary Information Request. In the event that the Competition Commissioner issues a Supplementary Information Request, the transaction cannot be completed until 30 calendar days after CF Holdings complies with such Supplementary Information Request, provided that there is no order in effect prohibiting completion at the relevant time. A transaction may be completed before the end of the applicable waiting period if the Competition Commissioner notifies the parties that she does not, at such time, intend to challenge the transaction.

        At any time before a "merger" (as such term is defined under the Competition Act) is completed, even where the applicable waiting period has expired or been terminated, the Competition Commissioner may apply to the Competition Tribunal for an interim order forbidding any person named in the application from doing any act or thing where it appears to the Competition Tribunal that such act or thing may constitute or be directed toward the completion or implementation of a proposed merger. The Competition Tribunal may issue an interim order where the Competition Commissioner requires more time to complete her inquiry and the Tribunal finds that, in the absence of an interim order, a party to the proposed merger or another person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the proposed merger on competition because that action would be difficult to reverse.

  Other Regulatory Approvals

        The offer may be subject to notification under the Canada Transportation Act. Under the Canada Transportation Act, if the offer is subject to notification, it cannot be completed until certain information has been provided to the Canadian Minister of Transport, or the "Transport Minister," and either the Transport Minister notifies the parties that he is of the opinion that the offer does not raise issues with respect to the public interest or the transaction is approved by the Governor in Council. Under the Canada Transportation Act, if the Transport Minister is of the opinion that a proposed transaction does not raise issues with respect to the public interest as it relates to national transportation, he shall give notice to the parties within 42 days of receiving the required information. If the Transport Minister is of the opinion that a proposed transaction raises issues with respect to the public interest as it relates to national transportation, he can initiate a review of the transaction.

        CF Holdings has been unable to confirm whether Terra operates a transportation business in Canada. In order to ensure compliance with the Canada Transportation Act, in connection with CF Holdings' prior exchange offer for Terra, CF Holdings provided the required information to the Transport Minister. The Transport Minister notified CF Holdings on April 7, 2009 that the proposed transaction did not raise public interest issues as it relates to national transportation. In order to ensure continued compliance with the Canada Transportation Act, CF Holdings submitted an updated notification to the Transport Minister on March 2, 2010. The initial 42-day period under the Canada Transportation Act thus expires on April 13, 2010, unless the Transport Minister issues an opinion before that date that the offer does not raise public interest issues as it relates to national transportation.

        The offer and the second-step merger may also be subject to review by other antitrust authorities in jurisdictions outside the U.S. We are not currently aware of any non-U.S. approvals, other than approvals from Canadian regulatory authorities.

Listing of CF Holdings Common Stock to be Issued Pursuant to the Offer and the Second-Step Merger (See page 76)

        CF Holdings will submit the necessary applications to cause the shares of its common stock to be issued in the offer and the second-step merger to be approved for listing on the NYSE. Approval of this listing is a condition to the offer.

Conditions of the Offer (See page 77)

        The offer is conditioned upon, among other things, the following:

  •
  CF Holdings/Terra Merger Agreement Condition—Terra shall have entered into a definitive merger agreement with CF Holdings substantially in the form of the CF Holdings/Terra merger agreement. For a description of certain provisions of the CF Holdings/Terra merger agreement, please see the section of this prospectus/offer to exchange entitled "Background and Reasons for the Offer—The CF Holdings/Terra Merger Agreement."

  •
  Yara/Terra Merger Agreement Condition—The Yara/Terra merger agreement shall have been validly terminated in accordance with its terms.

  •
  Minimum Tender Condition—Terra stockholders shall have validly tendered and not withdrawn prior to the expiration of the offer at least that number of shares of Terra common stock that constitutes a majority of the then-outstanding shares of Terra common stock on a fully-diluted basis.

  •
  Canadian Regulatory Condition—Any no-close period (including any extensions thereof) applicable to the offer and the second-step merger under the Canadian Competition Act or the Canada Transportation Act shall have expired or been terminated.

  •
  Registration Statement Condition—The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and CF Holdings shall have received all necessary state securities law or "blue sky" authorizations.

  •
  NYSE Listing Condition—The shares of CF Holdings common stock to be issued pursuant to the offer and the second-step merger shall have been approved for listing on the NYSE.

Comparison of Stockholders' Rights (See page 95)

        You will receive CF Holdings common stock as part of the offer consideration if you tender your shares of Terra common stock in the offer. As CF Holdings is incorporated under Delaware law and Terra is incorporated under Maryland law, there are a number of differences between the rights of a stockholder of Terra and the rights of a stockholder of CF Holdings.

Expiration Date of the Offer (See page 64)

        The offer is scheduled to expire at 5:00 p.m., New York City time, on April 2, 2010, which is the initial expiration date, unless further extended by CF Holdings or Composite.

        The proposed CF Holdings/Terra merger agreement provides that we will ensure that the offer is open for at least 15 business days following the execution of the CF Holdings/Terra merger agreement. Please see the section of this prospectus/offer to exchange entitled "Background and Reasons for the Offer—The CF Holdings/Terra Merger Agreement."

Extension, Termination and Amendment (See page 64)

        Composite reserves the right, in its sole discretion, at any time or from time to time until the expiration of the offer:

  •
  to extend, for any reason, the period of time during which the offer is open;

  •
  to delay acceptance for exchange of, or exchange of, any shares of Terra common stock in order to comply in whole or in part with applicable law;

  •
  to amend or terminate the offer without accepting for exchange, or exchanging, any shares of Terra common stock, if any of the individually subheaded conditions referred to in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer" have not been satisfied or if any event specified in the section of this prospectus/offer to exchange captioned "The Exchange Offer—Conditions of the Offer—Other Conditions" has occurred; and

  •
  to waive any conditions to the offer or otherwise amend the offer in any respect;

in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

        However, Composite's right to amend the offer would be limited pursuant to the terms of the proposed CF Holdings/Terra merger agreement. Please see the section of this prospectus/offer to exchange entitled "Background and Reasons for the Offer—The CF Holdings/Terra Merger Agreement."

        In addition, even if Composite has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of Terra common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer.

Procedure for Tendering Shares (See page 67)

        The procedure for tendering shares of Terra common stock varies depending on whether you possess physical certificates or a nominee holds your certificates for you and on whether or not you hold your securities in book-entry form. In addition to the procedures outlined in this prospectus/offer to exchange, CF Holdings and Composite urge you to read the accompanying transmittal materials, including the letter of transmittal.

Withdrawal Rights (See page 70)

        You can withdraw tendered shares at any time until the offer has expired and, unless Composite has accepted the shares for exchange pursuant to the offer, you may also withdraw any tendered shares at any time after May 4, 2010. If Composite elects to provide a subsequent offering period, it will accept shares tendered during that period immediately and you will not be able to withdraw shares tendered in the offer during any subsequent offering period.

Exchange of Shares of Terra Common Stock; Delivery of Shares of CF Holdings Common Stock (See page 66)

        Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Composite will accept for exchange, and will exchange for cash and shares of CF Holdings common stock and, as applicable, cash in lieu of fractional shares, all shares of Terra common stock validly tendered and not properly withdrawn promptly after the expiration date. If Composite elects to provide a subsequent offering period following the expiration of the offer, shares tendered during such subsequent offering period will be accepted for exchange immediately upon tender and will be promptly exchanged for the offer consideration.

Risk Factors (See page 19)

        The offer and the second-step merger are, and if the offer and the second-step merger are consummated, the combined company will be, subject to a number of risks which you should carefully consider prior to participating in the exchange offer.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR CF HOLDINGS

        The following table sets forth the selected historical consolidated financial data for CF Holdings. The data as of and for the fiscal years ended December 31, 2009, 2008, 2007, 2006 and 2005 have been derived from CF Holdings' consolidated financial statements and reflect the retrospective adoption of the provisions of ASC Topic 810 that pertain to the standard formerly known as Statement of Financial Accounting Standards No. 160—Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 and the provisions of ASC Topic 260 that pertain to the standard formerly known as FASB Staff Position (FSP) No. EITF 03-6-1—Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, which is reflected in the Annual Report on Form 10-K filed by CF Holdings with the SEC on February 25, 2010. You should not take historical results as necessarily indicative of the results that may be expected for any future period.

        You should read this selected consolidated financial and operating data in conjunction with CF Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Please see the section of this prospectus/offer to exchange entitled "Where You Can Find More Information."

	Year ended December 31,
	2009	2008	2007	2006	2005
	(in millions, except per share amounts)
Statement of Operations Data:
Net sales	$2,608.4	$3,921.1	$2,756.7	$2,032.9	$1,967.9
Cost of sales	1,769.0	2,698.4	2,086.7	1,885.7	1,758.7

Gross margin	839.4	1,222.7	670.0	147.2	209.2
Selling, general and administrative	62.9	68.0	65.2	54.5	57.0
Other operating—net	96.7	4.5	3.2	21.4	14.1

Operating earnings	679.8	1,150.2	601.6	71.3	138.1
Interest expense (income)—net	(3.0)	(24.5)	(22.7)	(9.6)	(0.6)
Loss on extinguishment of debt	—	—	—	—	28.3
Other non-operating—net	(12.8)	(0.7)	(1.6)	(0.9)	0.1

Earnings before income taxes, equity in earnings (loss) of unconsolidated affiliates and cumulative effect of a change in accounting principle	695.6	1,175.4	625.9	81.8	110.3
Income tax provision(1)	246.0	378.1	199.5	19.7	128.7
Equity in earnings (loss) of unconsolidated affiliates—net of taxes	(1.1)	4.2	0.9	—	—
Cumulative effect of a change in accounting principle—net of taxes(2)	—	—	—	—	(2.8)

Net earnings (loss)	448.5	801.5	427.3	62.1	(21.2)
Less: Net earnings attributable to the noncontrolling interest	82.9	116.9	54.6	28.8	17.8

Net earnings (loss) attributable to common stockholders	$365.6	$684.6	$372.7	$33.3	$(39.0)

Cash dividends declared per common share	$0.40	$0.40	$0.08	$0.08	$0.02

Ratio of earnings to fixed charges	105.3x	171.9x	104.1x	13.9x	7.5x

August 17, 2005 through December 31, 2005
(in millions, except per share amounts)
Post-Initial Public Offering (IPO) Information Net Loss and Loss Per Share:
Loss before cumulative effect of a change in accounting principle	$(106.5)
Cumulative effect of a change in accounting principle—net of taxes	(2.8)

Post-IPO net loss	$(109.3)
Less: Post-IPO net earnings attributable to the noncontrolling interest	3.0

Post-IPO net loss attributable to common stockholders	$(112.3)

Basic and diluted weighted average common shares outstanding	55.0

Basic and diluted net loss per share:
Post-IPO net loss attributable to common stockholders(3)	$(2.04)

	Year ended December 31,
	Actual 2009	Actual 2008	Actual 2007	Actual 2006	Pro forma(4) 2005
	(in millions, except per share amounts)
Share and per share data:
Net earnings (loss) attributable to common stockholders:(3)
Basic	$7.54	$12.35	$6.70	$0.60	$(0.71)
Diluted	$7.42	$12.13	$6.56	$0.60	$(0.71)
Weighted average common shares outstanding:
Basic	48.5	55.4	55.7	55.0	55.0
Diluted	49.2	56.4	56.8	55.1	55.0

	Year ended December 31,
	2009	2008	2007	2006	2005
	(in millions)
Other Financial Data:
Depreciation, depletion and amortization	$101.0	$100.8	$84.5	$94.6	$97.5
Capital expenditures	235.7	141.8	105.1	59.6	72.2

	December 31,
	2009	2008	2007	2006	2005
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$697.1	$625.0	$366.5	$25.4	$37.4
Short-term investments(5)	185.0	—	494.5	300.2	179.3
Total assets	2,494.9	2,387.6	2,012.5	1,290.4	1,228.1
Customer advances	159.5	347.8	305.8	102.7	131.6
Total debt	4.7	4.1	4.9	4.2	4.2
Stockholders' equity	1,728.9	1,338.1	1,187.0	767.0	755.9
Book value per share(6)	$35.65	$24.15	$21.31	$13.95	$13.74

(1)
In 2005, the income tax provision includes a non-cash charge of $99.9 million to establish a valuation allowance against net operating loss carryforwards generated when we operated as a cooperative.

(2)
The cumulative effect of a change in accounting principle in 2005 represents the adoption of an accounting standard related to conditional asset retirement obligations.

(3)
2005 amounts represent pro forma basic and diluted net earnings (loss) per share as if the weighted-average number of shares issued in the initial public offering were outstanding as of the beginning of the year.

(4)
2005 Post-IPO and full year net loss per share attributable to common shareholders is net of a cumulative effect of a change in accounting principle of $0.05 per basic and diluted common share.

(5)
In 2007, short-term investments consisted primarily of available-for-sale auction rate securities. In 2008, these investments became illiquid as traditional market trading mechanisms for auction rate securities ceased and auctions for these securities failed. As a result, at December 31, 2009 and 2008, our remaining investments in auction rate securities are classified as a noncurrent asset on our consolidated balance sheet, as we will not be able to access these funds until traditional market trading mechanisms resume, a buyer is found outside the auction process and/or the securities are redeemed by the issuer. At December 31, 2009, short-term investments consisted of available-for-sale U.S. Treasury Bills.

(6)
Book value per share is equal to stockholders' equity divided by basic weighted average common shares outstanding.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR TERRA

        The following table sets forth the selected historical annual consolidated financial data for Terra. The data as of and for the fiscal years ended December 31, 2009, 2008, 2007, 2006 and 2005 have been derived from Terra's consolidated financial statements. You should not take historical results as necessarily indicative of the results that may be expected for any future period.

        You should read this selected consolidated financial and operating data in conjunction with Terra's Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Please see the section of this prospectus/offer to exchange entitled "Where You Can Find More Information."

	Year ended December 31,
	2009(2)		2008(3)		2007(4)		2006		2005(5)
	(in millions, except per share amounts)
Statement of Operations Data:(1)
Total revenues	$1,581.4		$2,891.5		$2,342.9		$1,819.7		$1,930.8
Gross profit	386.2		863.2		527.5		118.5		154.7
Income from continuing operations	151.5		632.8		220.8		4.7		31.6
Income (loss) from discontinued operations	1.1		8.3		(18.9)		(0.5)		(9.5)
Net income attributable to Terra Industries Inc.	152.6		641.0		201.9		4.2		22.1
Preferred share dividends	(0.1)		(3.9)		(5.1)		(5.1)		(5.1)
Cash dividends declared per common share	$7.90		$0.30		$—		$—		$—
Ratio of earnings to fixed charges and preferred dividends	3.6	x	8.3	x	5.8	x	1.4	x	1.9	x

	Year ended December 31,
	2009	2008	2007	2006	2005
	(in millions, except per share amounts)
Share and per share data:
Basic weighted average common shares outstanding	99.4	93.8	90.6	92.7	92.5

Earnings per share—basic
Income per share—continuing operations	$1.53	$6.65	$2.38	$—	$0.28
Income (loss) per share—discontinued operations	0.01	0.09	(0.21)	(0.01)	(0.10)

Net income (loss) per share	$1.54	$6.74	$2.17	$(0.01)	$0.18

Diluted weighted average common shares outstanding	100.0	103.4	106.4	92.7	94.9

Earnings per share—diluted
Income per share—continuing operations	$1.52	$6.12	$2.07	$—	$0.28
Income (loss) per share—discontinued operations	0.01	0.08	(0.17)	(0.01)	(0.10)

Net income (loss) per share	$1.53	$6.20	$1.90	$(0.01)	$0.18

	Year ended December 31,
	2009	2008	2007	2006	2005
	(in millions)
Other Financial Data:
Depreciation of property, plant and equipment and amortization of deferred plant turnaround costs	$84.8	$78.9	$94.8	$108.1	$110.3
Capital expenditures and plant turnaround expenditures	133.9	89.3	82.4	86.1	53.2

	December 31,
	2009	2008	2007	2006	2005
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$501.3	$966.7	$698.2	$179.0	$86.4
Total assets	1,599.7	2,113.0	1,888.3	1,572.7	1,523.6
Customer prepayments	39.2	111.6	299.4	77.1	52.9
Long-term debt and capital leases	602.4	330.0	330.0	331.3	331.3
Preferred stock	0.5	1.5	115.8	115.8	115.8
Stockholders' equity	490.7	1,063.0	621.5	483.0	492.9
Book value per share(6)	$4.94	$11.33	$6.86	$5.21	$5.33

(1)
The statement of operations data is included in a condensed format as the detailed information was not available.

(2)
The 2009 selected financial data includes (i) the effects of a special cash dividend of $7.50 per share (or $748.7 million) declared on October 29, 2009 and paid on December 11, 2009; (ii) $42.8 million, net of tax ($0.43 per diluted share) for the early repatriation of funds to the U.S.; (iii) $32.4 million, net of tax ($0.32 per diluted share) for the early retirement of debt; and (iv) $11.2 million, net of tax ($0.11 per diluted share) of other operating expenses related to the CF Industries Holdings, Inc. unsolicited acquisition offers.

(3)
The 2008 selected financial data includes (i) the effects of the Series A Preferred Shares inducement converting a total of 118,400 shares to 11,887,550 shares of Terra Industries common stock; (ii) the effects of instituting a cash dividend per common share of $0.10 per quarter starting in May 2008; (iii) and the full year equity earnings effect of the GrowHow joint venture of $95.6 million.

(4)
The 2007 selected financial data includes (i) the effects of contributing the Terra Nitrogen U.K. operations into the GrowHow joint venture on September 14, 2007 (ii) a $39.0 million impairment charge for the Beaumont, Texas assets and (iii) a $38.8 million loss on the early retirement of debt associated with the debt refinancing that was completed during 2007.

(5)
The 2005 selected financial data includes the full year income statement effects of the December 21, 2004 acquisition of Mississippi Chemical Corporation.

(6)
Book value per share is equal to stockholders' equity divided by basic weighted average common shares outstanding.

SELECTED UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA

        The following selected unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2009, or the "pro forma balance sheet," is presented:

  •
  on a pro forma basis, to give effect to the purchase of Terra and related transactions as if they had occurred on December 31, 2009; and

  •
  as adjusted to give effect to the use of cash to repay Terra's outstanding 7.75% senior notes due 2019 and the remaining outstanding 7% senior notes due 2017, as if the purchase of Terra, the related transactions and the repayment of the Terra 7.75% senior notes and 7% senior notes had occurred on December 31, 2009.

        The following selected unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2009, or the "pro forma statement of operations," is presented:

  •
  on a pro forma basis, to give effect to the purchase of Terra and related transactions as if they had occurred on January 1, 2009; and

  •
  as adjusted to give effect to the redemption of Terra's 7% senior notes due 2017 that were redeemed by Terra on October 27, 2009 and the use of cash to repay Terra's 7.75% senior notes due 2019; as if the purchase of Terra, the related transactions and the repayment of Terra's 7.75% senior notes had occurred on January 1, 2009.

        Such unaudited pro forma financial data is based on the historical financial statements of CF Holdings and Terra and on publicly available information and certain assumptions that we believe are reasonable, which are described in the notes to the "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements." Most significantly, we have not performed any due diligence or detailed valuation analysis necessary to determine the fair market values of the Terra assets to be acquired and liabilities to be assumed, and accordingly the pro forma financial statements do not include an allocation of the purchase price. The following should be read in connection with the section of this prospectus/offer to exchange entitled "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements," and other information included in or incorporated by reference into this document.

	Year ended December 31, 2009
	Pro Forma	Pro Forma As Adjusted
	(amounts in millions)
Statement of Operations Data:
Net sales	$4,189.8	$4,189.8
Cost of sales	2,964.2	2,964.2

Gross margin	1,225.6	1,225.6
Selling, general and administrative	130.0	130.0
Equity in earnings of unconsolidated affiliates	(17.7)	(17.7)
Other operating—net	114.7	114.7

Operating earnings	998.6	998.6
Interest expense—net	322.2	314.0
Other non-operating—net	(12.8)	(12.8)

Earnings before income taxes, equity in earnings of unconsolidated affiliates	689.2	697.4
Income tax provision	222.7	226.0
Equity in earnings of unconsolidated affiliates—net of taxes	13.1	13.1

Net earnings from continuing operations	479.6	484.5
Net earnings attributable to the noncontrolling interest	108.9	108.9

Net earnings attributable to common stockholders	$370.7	$375.6

Ratio of earnings to fixed charges	3.1x	3.2x
Ratio of earnings to fixed charges and preferred dividends	2.8x	2.8x

Year ended December 31, 2009
Pro Forma As Adjusted
(amounts in millions, except per share amounts)
Share and per share data:
Net earnings per share attributable to common stockholders
Basic	$6.46
Diluted	$6.38
Weighted average common shares oustanding
Basic	58.2
Diluted	58.9

	As of December 31, 2009
	Pro Forma	Pro Forma As Adjusted
	(amounts in millions)
Balance Sheet Data:
Cash and cash equivalents	$1,036.9	$268.2
Total assets	8,523.2	7,809.3
Customer advances	198.7	198.7
Total debt	4,300.9	3,698.5
Stockholders' equity	2,607.3	2,504.0
Total equity	3,073.5	2,970.2
Book value per share(1)		$43.02

(1)
Book value per share is equal to stockholders' equity divided by basic weighted average common shares outstanding.

 HISTORICAL AND PRO FORMA PER SHARE DATA

        The following selected unaudited pro forma combined consolidated per share information for the year ended December 31, 2009 reflects the purchase of Terra, the related transactions, and as adjusted to give effect to the use of cash to repay the Terra senior notes; as if the purchase, the related transactions and the repayment of the Terra senior notes occurred on January 1, 2009. The unaudited pro forma as adjusted combined consolidated book value per share reflects the purchase of Terra, the related transactions, and as adjusted to give effect to the use of cash to repay the Terra senior notes; as if the purchase, the related transactions and the repayment of Terra senior notes occurred on December 31, 2009. The following unaudited pro forma financial data is based on the historical financial statements of CF Holdings and Terra and on publicly available information and certain assumptions that we believe are reasonable, which are described in the notes to the "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements." Most significantly, we have not performed any due diligence or detailed valuation analysis necessary to determine the fair market values of the Terra assets to be acquired and liabilities to be assumed, and accordingly the pro forma financial statements do not include an allocation of the purchase price. The following should be read in connection with the section of this prospectus/offer to exchange entitled "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements," and other information included in or incorporated by reference into this document.

        The pro forma data is unaudited and for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will achieve after the consummation of the offer. This pro forma information is subject to risks and uncertainties, including those discussed in the section entitled "Risk Factors."

Year ended December 31, 2009
Unaudited pro forma as adjusted combined consolidated:
Net earnings per share attributable to common stockholders
Basic	$6.46
Diluted	6.38
Dividends declared per common share	0.40
Book value per share(1)	$43.02
Unaudited equivalent pro forma as adjusted combined consolidated(2):
Net earnings per share attributable to common stockholders
Basic	$0.62
Diluted	0.61
Dividends declared per common share	0.04
Book value per share(1)	4.10
CF Holdings historical data:
Net earnings per share attributable to common stockholders
Basic	$7.54
Diluted	7.42
Dividends declared per common share	0.40
Book value per share(1)	35.65
Terra historical data:
Net income per share attributable to Terra Industries Inc.
Basic	$1.53
Diluted	1.52
Dividends declared per common share	7.90
Book value per share(1)	4.94

(1)
Book value per share is equal to stockholders' equity divided by basic weighted average common shares outstanding.

(2)
Unaudited equivalent pro forma per share amounts have been calculated by multiplying the respective amounts from the unaudited pro forma as adjusted combined consolidated financial statements by the exchange ratio of 0.0953 to arrive at the per share amounts equated to one share of Terra common stock.

 COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

        Shares of CF Holdings common stock are listed on the NYSE under the symbol "CF" and shares of Terra common stock are listed on the NYSE under the symbol "TRA."

        The following table sets forth the high and low sales prices per share of CF Holdings and Terra common stock for the periods indicated, in each case as reported on the consolidated tape of the NYSE, as well as cash dividends per share of common stock, as reported in CF Holdings' and Terra's respective Annual Reports on Form 10-K for the year ended December 31, 2009 with respect to the years 2008 and 2009, and thereafter as reported in publicly available sources.

	CF Holdings Common Stock Market Price			Terra Common Stock Market Price
	High	Low	Dividend	High	Low	Dividend
2008
First Quarter	$131.71	$78.73	$0.10	$53.48	$33.80	$—
Second Quarter	$172.99	$97.35	$0.10	$56.25	$33.85	$0.10
Third Quarter	$168.14	$81.13	$0.10	$57.64	$25.85	$0.10
Fourth Quarter	$93.63	$37.71	$0.10	$30.00	$11.21	$0.10
2009
First Quarter	$75.15	$42.30	$0.10	$30.09	$14.45	$0.10
Second Quarter	$84.61	$64.84	$0.10	$30.81	$23.60	$0.10
Third Quarter	$91.93	$67.94	$0.10	$37.25	$23.90	$0.10
Fourth Quarter	$95.13	$76.95	$0.10	$43.13	$31.03	$7.60
2010
January 1, 2010 to March 4, 2010	$110.00	$90.53	$0.10	$46.70	$30.27	$0.10

        The following table sets forth the closing prices of CF Holdings and Terra as reported on March 1, 2010, the last trading day prior to the public announcement of our offer and on March 4, 2010, the last trading day prior to the date of this prospectus/offer to exchange. The table also shows the implied value of one share of Terra common stock, which was calculated by (i) multiplying the closing price for one share of CF Holdings common stock by the exchange ratio of 0.0953 and (ii) adding the cash consideration per share of $37.15, less any applicable withholding taxes and without interest.

	CF Holdings Common Stock Closing Price	Terra Common Stock Closing Price	Implied Value of Terra Common Stock
March 1, 2010	$107.54	$41.20	$47.40
March 4, 2010	$108.23	$44.80	$47.46

        Based on the closing price of CF Holdings common stock as of March 1, 2010, the offer represented a 15.3% premium over $41.10, the consideration offered in the Yara/Terra merger agreement.

        The value of the offer will change as the market prices of CF Holdings common stock and Terra common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of CF Holdings common stock. You are encouraged to obtain current market quotations for CF Holdings and Terra common stock prior to making any decision with respect to the offer.

        Please also see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Effect of the Offer on the Market for Shares of Terra Common Stock; NYSE Listing; Registration Under the Exchange Act; Margin Regulations" for a discussion of the possibility that Terra's shares will cease to be listed on the NYSE.

RISK FACTORS

        In addition to the other information included and incorporated by reference in this prospectus/offer to exchange (see the section entitled "Where You Can Find More Information"), including the matters addressed in the section entitled "Forward-Looking Statements," you should carefully consider the following risks before deciding whether to tender your shares of Terra common stock in the offer.

Risk Factors Relating to the Offer and the Second-Step Merger

  The exchange ratio of the offer is fixed and will not be adjusted. Because the market price of shares of CF Holdings common stock may fluctuate, Terra stockholders cannot be sure of the market value of the shares of CF Holdings common stock that will be issued in connection with the offer

        Each outstanding share of Terra common stock will be exchanged for the right to receive (i) $37.15 in cash, less any applicable withholding taxes and without interest, and (ii) 0.0953 shares of CF Holdings common stock (together with the associated preferred stock purchase rights) upon consummation of the offer. This exchange ratio is fixed and will not be adjusted in case of any increases or decreases in the price of CF Holdings common stock or Terra common stock. If the price of CF Holdings common stock declines (which may occur as the result of a number of reasons (many of which are out of our control), including as a result of the risks described in the section of this prospectus/offer to exchange entitled "Risk Factors"), Terra stockholders will receive less value for their shares upon exchange of tendered shares in the offer or consummation of the second-step merger than the value calculated pursuant to the exchange ratio on the date the offer was announced. Because the offer and the second-step merger may not be completed until certain conditions have been satisfied or waived (please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer"), a significant period of time may pass between the commencement of the offer and the time that CF Holdings accepts shares of Terra common stock for exchange. Therefore, at the time you tender your shares pursuant to the offer, you will not know the exact market value of the shares of CF Holdings common stock that will be issued if CF Holdings accepts such shares for exchange. However, tendered shares of Terra common stock may be withdrawn at any time prior to the time they are accepted for exchange pursuant to the offer. Please see the section entitled "Comparative Market Price and Dividend Information" for the historical high and low sales prices per share of CF Holdings and Terra common stock, as well as cash dividends per share of CF Holdings and Terra common stock respectively.

        Terra stockholders are urged to obtain current market quotations for CF Holdings and Terra common stock when they consider whether to tender their shares of Terra common stock pursuant to the offer.

  The offer may adversely affect the liquidity and value of non-tendered shares of Terra common stock

        In the event that not all of the shares of Terra common stock are tendered in the offer and we accept for exchange those shares tendered in the offer, the number of stockholders and the number of shares of Terra common stock held by individual holders will be greatly reduced. As a result, CF Holdings' acceptance, through Composite, of shares for exchange in the offer could adversely affect the liquidity and could also adversely affect the market value of the remaining shares of Terra common stock held by the public. Subject to the rules of the NYSE, CF Holdings may also seek to cause Terra to delist the shares of Terra common stock on the NYSE. As a result of such delisting, shares of Terra common stock not tendered pursuant to the offer may become illiquid and may be of reduced value. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Plans for Terra."

  CF Holdings must incur a substantial amount of indebtedness to acquire the shares of Terra common stock pursuant to the offer and the second-step merger, to refinance Terra's outstanding indebtedness, and to pay related fees and expenses. CF Holdings expects, but cannot guarantee, that the combined company will be able to make all required principal and interest payments when due

        Assuming acceptance of shares of Terra common stock for exchange on December 31, 2009, CF Holdings' pro forma total indebtedness as of December 31, 2009, after giving effect to the acquisition of 100% of the outstanding shares of Terra common stock, as described in the section of this prospectus/offer to exchange entitled "Unaudited Pro Forma Condensed Combined Financial Statements," would be approximately $3.7 billion. Based upon current levels of operations, CF Holdings expects, but cannot guarantee, that the combined company will be able to generate sufficient cash flow to make all of the principal and interest payments under this indebtedness when such payments are due or that it will be able to refinance such indebtedness. The risk associated with this substantial indebtedness may be increased as we have historically operated with very limited indebtedness.

  CF Holdings' anticipated level of indebtedness, and covenant restrictions under its indebtedness, could adversely affect its operations and liquidity

        CF Holdings' increased indebtedness, especially if CF Holdings is unable to complete its planned public offering of shares of CF Holdings common stock in connection with or following the closing of the transaction, could have important consequences for its business and to holders of its common stock in adversely affecting CF Holdings' operations and liquidity. CF Holdings' anticipated level of indebtedness could, among other things:

  •
  make it more difficult for CF Holdings to pay or refinance its debts as they become due during adverse economic and industry conditions because any related decrease in revenues could cause CF Holdings to not have sufficient cash flows from operations to make its scheduled debt payments;

  •
  cause CF Holdings to use a portion of its cash flow from operations for debt service, reducing the availability of cash to fund working capital and capital expenditures, research and development and other business activities;

  •
  cause CF Holdings to be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

  •
  cause CF Holdings to be more vulnerable to general adverse economic and industry conditions;

  •
  cause CF Holdings to be disadvantaged compared to competitors with less leverage;

  •
  result in a downgrade in the credit rating of CF Holdings or CF Holdings' indebtedness which could increase the cost of further borrowings; and

  •
  limit CF Holdings' ability to borrow additional monies in the future to fund working capital, capital expenditures and other general corporate purposes.

        The terms CF Holdings' indebtedness following the consummation of the offer are expected to include covenants restricting CF Holdings' ability to finance its future operations and capital needs and to engage in other business activities, including, among other things, making investments and conducting asset dispositions.

  If CF Holdings is unable to comply with restrictions in the proposed credit facilities, or debt incurred in replacement thereof, the indebtedness thereunder could be accelerated

        The credit facilities contemplated by the commitment letter received by CF Holdings, or debt incurred in replacement thereof, will impose restrictions on CF Holdings and require certain payments of principal and interest over time. A failure to comply with these restrictions or to make these payments could lead to an event of default that could result in an acceleration of the indebtedness. CF Holdings cannot make any assurances that its future operating results will be sufficient to ensure compliance with the covenants in its agreements or to remedy any such default. In the event of an acceleration of this indebtedness, CF Holdings may not have or be able to obtain sufficient funds to make any accelerated payments.

        Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Source and Amount of Funds" for more information about the credit facilities envisaged by the commitment letter received by CF Holdings and the restrictions contained therein and payments required thereby.

  The market for CF Holdings common stock may be adversely affected by the issuance of shares pursuant to the offer and the second-step merger, as well as the anticipated issuance of additional shares after the closing of the transaction

        In connection with the completion of the offer and the second-step merger, and as described in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Ownership of CF Holdings After the Offer," CF Holdings expects to issue approximately 9.3 million shares of CF Holdings common stock.

        CF Holdings anticipates that, in connection with or following the completion of the offer, it will effect a public offering of shares of CF Holdings common stock in an amount equal to approximately $1.0 billion. There can be no assurance that CF Holdings will be able to consummate such public offering on terms acceptable to us or at all.

        The issuance of these new shares of CF Holdings common stock could have the effect of depressing the market price for shares of our common stock.

  CF Holdings has not negotiated the price or terms of the offer or the second-step merger with Terra's board of directors

        In evaluating this offer, you should be aware that CF Holdings has not negotiated the price or terms of this offer or the second-step merger with Terra or its board of directors. Neither Terra nor its board of directors has approved this offer or the second-step merger. Terra, however, is required under the rules of the SEC to either make a recommendation, or state that it is neutral or is unable to take a position with respect to the offer, and file with the SEC a solicitation/recommendation statement on Schedule 14D-9 describing its position, if any, and certain related information, no later than 10 business days from the date of this prospectus/offer to exchange. CF Holdings recommends that you review this document when it becomes available.

  CF Holdings has only conducted a review of Terra's publicly available information and has not had access to Terra's non-public information. Therefore, CF Holdings may be subject to unknown liabilities of Terra which may have a material adverse effect on CF Holdings' profitability, financial condition and results of operations

        To date, CF Holdings has only conducted a due diligence review of Terra's publicly available information. The consummation of the offer may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the termination, cancellation, acceleration or other change of any right or obligation (including, without limitation, any payment obligation) under agreements of Terra that are not publicly available. As a result, after the consummation of the offer, CF Holdings may be subject to unknown liabilities of Terra, which may have a material adverse effect on CF Holdings' profitability, financial condition and results of operations.

        In respect of all information relating to Terra presented in, incorporated by reference into or omitted from, this prospectus/offer to exchange, CF Holdings has relied upon publicly available information, including information publicly filed by Terra with the SEC. Although CF Holdings has no knowledge that would indicate that any statements contained herein regarding Terra's condition, including its financial or operating condition, based upon such publicly filed reports and documents are inaccurate, incomplete or untrue, CF Holdings was not involved in the preparation of such information and statements. For example, CF Holdings has made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus/offer to exchange that have necessarily involved CF Holdings' estimates with respect to Terra's financial information. Any financial, operating or other information regarding Terra that may be detrimental to CF Holdings following CF Holdings' acquisition of Terra that has not been publicly disclosed by Terra, or errors in CF Holdings' estimates due to the lack of cooperation from Terra, may have an adverse effect on CF Holdings' financial condition or the benefits CF Holdings expects to achieve through the consummation of the offer.

  Uncertainties exist in integrating the business and operations of CF Holdings and Terra

        CF Holdings intends, to the extent possible, to integrate Terra's operations with those of CF Holdings. Although CF Holdings believes that the integration of Terra's operations into CF Holdings will be achievable, there can be no assurance that CF Holdings will not encounter substantial difficulties integrating Terra's operations with CF Holdings' operations, which could result in a delay or the failure to achieve the anticipated benefits and synergies of the combination and, therefore, the expected cost savings. Additionally, these cost savings may be less than CF Holdings currently expects, or may not be realized. The difficulties of combining the operations of the companies include, among other things:

  •
  possible inconsistencies in standards, controls, procedures and policies, and compensation structures between Terra and CF Holdings;

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  the complexities of integrating the business and operations of Terra with those of CF Holdings;

  •
  the retention of existing customers and attraction of new customers;

  •
  the retention of key employees;

  •
  the consolidation of corporate and administrative infrastructures;

  •
  the minimization of the diversion of management's attention from ongoing business concerns; and

  •
  the possibility of tax costs or inefficiencies associated with the integration of the operations of the combined company.

        Also, our proposal is not dependent upon the retention or cooperation of Terra's senior management. There can be no assurance that there will not be some level of uncooperativeness on the part of Terra's senior executive management and/or its other employees which could adversely affect the integration process.

  Upon your receipt of shares of CF Holdings common stock in the offer, you will become a shareholder in CF Holdings, a Delaware corporation, which may change certain stockholder rights and privileges you hold as a stockholder of Terra, a Maryland corporation

        CF Holdings is a Delaware corporation and is governed by the laws of the State of Delaware and by its certificate of incorporation and bylaws. Delaware corporation law extends to stockholders certain rights and privileges that may not exist under Maryland law and, conversely, does not extend certain rights and privileges that you may have as a stockholder of Terra, which is governed by Maryland law and its charter and bylaws. For a detailed discussion of the rights of CF Holdings stockholders versus the rights of Terra stockholders, see the section entitled "Comparison of Stockholders' Rights."

  The offer could trigger certain provisions contained in Terra's employee benefit plans or agreements that could require CF Holdings to make change of control payments or permit a counter-party to an agreement with Terra to terminate that agreement

        Certain of Terra's employee benefit plans or agreements contain change of control clauses providing for compensation to be granted to certain members of Terra senior management either upon a change of control, or if, following a change of control, Terra terminates the employment relationship between Terra and these employees, or if these employees terminate the employment relationship because their respective positions with Terra have materially changed. If successful, the offer would constitute a change of control of Terra, thereby giving rise to potential change of control payments.

        Because CF Holdings has not had the opportunity to review Terra's non-public information, there may be other agreements that permit a counter-party to terminate an agreement because the offer or the second-step merger would cause a default or violate an anti-assignment, change of control or similar clause. If this happens, CF Holdings may have to seek to replace that agreement with a new agreement. CF Holdings cannot assure you that it will be able to replace a terminated agreement on comparable terms or at all. Depending on the importance of a terminated agreement to Terra's business, failure to replace that agreement on similar terms or at all may increase the costs to CF Holdings of operating Terra's business or prevent CF Holdings from operating part or all of Terra's business.

Risk Factors Relating to CF Holdings' Business

        You should read and consider risk factors specific to CF Holdings' businesses that will also affect the combined company after the merger, described in Part I, Item 1A of CF Holdings' annual report on Form 10-K for the year ended December 31, 2009, which has been filed by CF Holdings with the SEC and all of which are incorporated by reference into this document.

Risk Factors Relating to Terra's Business

        You should read and consider risk factors specific to Terra's businesses that CF Holdings believes would be applicable to the combined company after the merger, described in Part I, Item 1A of Terra's annual report on Form 10-K for the year ended December 31, 2009, which has been filed by Terra with the SEC and all of which are incorporated by reference into this document. CF Holdings has not had the opportunity to conduct comprehensive due diligence on Terra and to evaluate fully the extent to which these risk factors will affect the combined company.

THE COMPANIES

CF Holdings

        CF Holdings is one of the largest manufacturers and distributors of nitrogen and phosphate fertilizer products in North America. Our operations are organized into two business segments: the nitrogen segment and the phosphate segment. Our principal products in the nitrogen segment are ammonia, urea and urea ammonium nitrate solution. Our principal products in the phosphate segment are diammonium phosphate and monoammonium phosphate, and granular muriate of potash.

        Our principal assets include:

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  the largest nitrogen fertilizer complex in North America (Donaldsonville, Louisiana);

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  a 66% economic interest in the largest nitrogen fertilizer complex in Canada (which we operate in Medicine Hat, Alberta, through Canadian Fertilizers Limited);

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  one of the largest integrated ammonium phosphate fertilizer complexes in the United States (Plant City, Florida);

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  the most-recently constructed phosphate rock mine and associated beneficiation plant in the United States (Hardee County, Florida);

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  terminals, warehouses and associated transportation equipment located primarily in the Midwestern United States; and

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  a 50% interest in KEYTRADE AG, a global fertilizer trading company headquartered near Zurich, Switzerland.

        For the year ended December 31, 2009, CF Holdings sold 5.9 million tons of nitrogen fertilizers and 2.2 million tons of phosphate fertilizers, generating net sales of $2.6 billion.

        CF Holdings is a Delaware corporation with principal executive offices at 4 Parkway North, Suite 400, Deerfield, Illinois 60015, and its telephone number is (847) 405-2400.

Composite

        Composite is an indirect wholly-owned subsidiary of CF Holdings that was formed for the sole purpose of acquiring the outstanding shares of Terra common stock and consummating a subsequent merger of Composite with and into Terra. Composite has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the offer and the second-step merger.

        Composite was incorporated as a Maryland corporation on February 9, 2009. Composite's principal executive offices are located at 4 Parkway North, Suite 400, Deerfield, Illinois 60015, and its telephone number is (847) 405-2400.

Terra

        Terra Industries Inc. is a leading North American producer and marketer of nitrogen products, serving agricultural and industrial (including environmental) markets. In addition to manufacturing facilities at Port Neal, Iowa; Courtright, Ontario, Canada; Yazoo City, Mississippi; Donaldsonville, Louisiana; and Woodward, Oklahoma, Terra owns a 75.3% interest in Terra Nitrogen Company, L.P. ("TNCLP"), which, through a subsidiary, operates Terra's manufacturing facility at Verdigris, Oklahoma. Terra is the sole general partner and the majority limited partner of TNCLP. In addition, Terra owns a 50% interest in Point Lisas Nitrogen Limited, an ammonia production joint venture in the Republic of Trinidad and Tobago, and a 50% interest in GrowHow UK Limited, a nitrogen products production joint venture with facilities located in the United Kingdom.

        Terra is one of the largest North American producers of anhydrous ammonia (or ammonia), the basic building block of nitrogen fertilizers. Terra converts a significant portion of the ammonia it produces into urea ammonium nitrate solutions, ammonium nitrate and urea. Terra also converts ammonia to nitric acid and dinitrogen tetroxide for use in industrial applications, and captures and sells carbon dioxide to industrial users.

        Terra is a Maryland corporation with principal executive offices at Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102, and its telephone number is (712) 277-1340.

 BACKGROUND AND REASONS FOR THE OFFER

Background of the Offer

        Since the late 1990's, management and representatives of CF Holdings (and its predecessor, CF Industries, Inc.) and Terra have engaged in several series of discussions and meetings concerning a potential business combination between the two companies. None of these discussions led to entry into any definitive agreement for a business combination transaction.

        In late 2003, Mr. Michael L. Bennett, President and Chief Executive Officer of Terra contacted Mr. Stephen R. Wilson, then President and Chief Executive Officer of CF Industries, Inc., to discuss a potential business combination between Terra and CF Industries, Inc. The parties then had multiple discussions regarding a possible transaction. On August 9, 2004, Terra announced it had reached a definitive agreement to acquire Mississippi Chemical Corporation for approximately $268 million. On that same day, Mr. Bennett also informed Mr. Wilson that Terra was postponing further discussions to focus its efforts on acquiring and integrating Mississippi Chemical Corporation.

        In August 2005, CF Holdings completed its initial public offering.

        In May 2007, Mr. Wilson, the Chairman, President and Chief Executive Officer of CF Holdings, contacted Mr. Bennett to discuss a potential business combination between CF Holdings and Terra. Over the course of the summer of 2007 and early fall 2007, Mr. Wilson and Mr. Bennett engaged in a number of discussions regarding a potential transaction. In September 2007, Mr. Bennett informed Mr. Wilson that Terra was not interested in pursuing further discussions. In November 2007, Mr. Wilson and David R. Harvey, CF Holdings' lead independent director, met with Mr. Bennett and Henry R. Slack, the chairman of Terra's board of directors. During this meeting, Mr. Bennett reiterated that Terra was not interested in pursuing further discussions regarding a possible business combination transaction.

        On the evening of January 15, 2009, Mr. Wilson met with Mr. Bennett and informed him that the CF Holdings board of directors had authorized him to make an offer for Terra of 0.4235 shares of CF Holdings common stock for each share of Terra common stock, subject to the negotiation of a definitive merger agreement, receipt of necessary approvals and limited confirmatory due diligence. At this meeting, Mr. Wilson delivered a letter containing CF Holdings' proposal to Mr. Bennett. The letter read as follows:

January 15, 2009
Board of Directors Terra Industries Inc. Terra Centre 600 Fourth Street P.O. Box 6000 Sioux City, Iowa 51102-6000
Attention:	Henry R. Slack, Chairman of the Board Michael L. Bennett, President and Chief Executive Officer
Dear Members of the Board:

I am writing on behalf of the Board of Directors of CF Industries Holdings, Inc. to make a proposal for a business combination between CF and Terra Industries Inc. Under our proposal, CF would acquire all of the outstanding shares of Terra common stock at a fixed exchange ratio of 0.4235 CF shares for each Terra common share. Our proposal represents a premium of 34% based on the 30-day volume weighted average prices for the shares of our two companies, and a 29% premium based on the 10-day volume weighted average. Our proposal also represents a 23% premium over the closing price of your shares today.

Since you first approached us several years ago regarding a combination of our companies, we believe that we have developed mutual respect for the two organizations and have both recognized that a combination makes strategic sense. Combining the talents and creative energy of our respective workforces will substantially enhance our ability to maximize value for shareholders going forward. CF respects the strong culture of Terra, an attribute we believe is highly complementary to our business, and we believe there are attractive opportunities at the combined company for Terra's employees.

We anticipate annual run-rate operating synergies from the combination will be in excess of $100 million and your shareholders will share in the value of those synergies through their continued ownership of the combined company. In addition, the resulting company would emerge a global leader in nitrogen fertilizer production. Together we would create a company with greater scale and an improved strategic platform better able to compete in a global commodity industry. The combination creates a larger and better capitalized company than either company currently. A combination would provide shareholders greater market liquidity, a stronger and more flexible balance sheet and improved access to capital. An enhanced financial profile could support additional opportunities to pursue value-creating projects and attractive new investment opportunities. Furthermore, the combination provides Terra shareholders with important diversification from a single crop nutrient, nitrogen, into a strong new position in phosphate and participation in and global market insights through our 50% interest in KEYTRADE AG.

We have dedicated considerable time and resources to an analysis of a potential transaction and are confident that the combination will receive all necessary regulatory approvals. We are confident that you agree with this assessment given that you initially approached us regarding a combination.

Our proposal is subject to the negotiation of a definitive merger agreement and receipt of the necessary board and shareholder approvals. Because our proposal is based solely on publicly available information, it is subject to our having the opportunity to conduct limited confirmatory due diligence. In addition, because the merger consideration is payable in CF stock, we would provide you with an opportunity to conduct appropriate due diligence with respect to CF. We are prepared to send you a draft merger agreement and to begin discussions and due diligence immediately.
We understand that Terra's debt may need to be refinanced as a result of the combination. Our proposal is not subject to any financing contingency.
In light of the significance of this proposal to your shareholders and ours, as well as the potential for selective disclosures, our intention is to release the text of this letter to the public.
My leadership team and I would be happy to make ourselves available to meet with your management team and Board at your earliest convenience.

We believe this proposal represents a unique opportunity to create significant value for Terra's shareholders and employees, and that the combined company will be better positioned to provide an enhanced value proposition to customers. We hope that you share our enthusiasm, and we look forward to a favorable reply. We respectfully request that you respond no later than January 30, 2009.
Sincerely yours,
/s/ STEPHEN R. WILSON
Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc.

        In considering whether to make an offer to acquire Terra, the CF Holdings board of directors believed, based on the prior discussions between the parties, that further private negotiations would not likely lead to a definitive agreement within a reasonable period of time. For this reason, as well as our belief in the significance of the proposal to Terra's and CF Holdings' stockholders, we publicly released the terms of the proposal and the text of the above letter later in the evening of January 15, 2009.

        On January 16, 2009, Terra issued a press release confirming receipt of CF Holdings' proposal to acquire all of the outstanding shares of Terra common stock, indicating that Terra's board of directors was considering and evaluating CF Holdings' proposal with its advisors and advised Terra's stockholders to take no action at that time pending the review by Terra's board of directors.

        On the morning of January 28, 2009, Mr. Wilson received a telephone message from Mr. Bennett informing him that shortly he would be receiving a written response to CF Holdings' proposal and that the response would be released to the public. Mr. Bennett subsequently delivered a letter to Mr. Wilson explaining that the Terra board of directors had declined to accept the proposal. The letter read as follows:

January 28, 2009
Mr. Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc. 4 Parkway North, Suite 400 Deerfield, IL 60015
Dear Mr. Wilson:

The Board of Directors of Terra Industries Inc., with the assistance of its financial and legal advisors, has carefully considered your unsolicited proposal to combine our companies. Although we are perplexed by your decision to make a public approach that is conditioned on and subject to due diligence, we have nonetheless examined thoroughly the full range of strategic, industrial, financial and legal aspects of the combination you propose.

We concluded that your proposal does not present a compelling case to create additional value for the shareholders of either company, and that it substantially undervalues Terra on an absolute basis and relative to your company. Accordingly, our Board has unanimously concluded that your proposal is not in the best interests of Terra and our shareholders and we decline to accept it.
Sincerely,

/s/ MICHAEL L. BENNETT	/s/ HENRY R. SLACK
Michael L. Bennett President and Chief Executive Officer	Henry R. Slack Chairman of the Board

        On the evening of January 28, 2009, CF Holdings issued a press release reiterating its commitment to CF Holdings' proposal for a business combination with Terra.

        On or about February 2, 2009, Mr. Wilson telephoned Mr. Bennett to request a meeting between the two executives to discuss CF Holdings' proposal for a business combination with Terra.

        On the evening of February 3, 2009, CF Holdings delivered a notice to Terra, in accordance with Terra's bylaws, nominating three individuals for election as Terra directors at Terra's 2009 annual meeting of stockholders. Also on February 3, 2009, CF Holdings issued a press release in connection with this notice and announced its intention to commence an exchange offer for shares of Terra common stock on the terms set forth in its January 15, 2009 proposal. Later that day, Terra issued a press release in response to CF Holdings' announcement, acknowledging that CF Holdings had nominated three directors to serve on Terra's board of directors and restating the Terra board's position with respect to CF Holdings' proposal.

        On February 9, 2009, Mr. Wilson and a representative of Morgan Stanley & Co. Incorporated, or "Morgan Stanley," met with Mr. Bennett and an advisor to Terra to review the terms of CF Holdings' proposal to acquire Terra. During the meeting, Mr. Wilson also communicated to Mr. Bennett the information set forth below in the February 23, 2009 letter from Mr. Wilson to the board of directors of Terra, including CF Holdings' willingness to review any information that Terra believed justified a change in the terms of CF Holdings' proposal. The advisor to Terra informed Mr. Wilson that Terra had scheduled a meeting of its board of directors to be held during the week of February 16, 2009 and that CF Holdings could expect to hear from Terra during that week.

        On February 18, 2009, an advisor to Terra contacted a representative of Morgan Stanley and informed him that Terra had a different view as to Terra's strategy. The advisor also did not communicate any willingness on the part of Terra to provide CF Holdings with information.

        On February 18, 2009, CF Holdings filed the notification and report form required under the HSR Act with respect to the offer and CF Holdings proposed business combination with Terra.

        On February 23, 2009, Mr. Wilson sent a letter to the board of directors of Terra, which read as follows:

February 23, 2009
Board of Directors Terra Industries Inc. Terra Centre 600 Fourth Street P.O. Box 6000 Sioux City, Iowa 51102-6000

Attention:	Henry R. Slack, Chairman of the Board Michael L. Bennett, President and Chief Executive Officer

Dear Members of the Board:

As you are aware, it has been over one month since we made our offer for a business combination with Terra Industries. Our offer has been very well received in the market. Terra's shares are up over 50% since the offer, which is over three times the percentage increase of the peer group. The market clearly has recognized that the combination is compelling.

As we have communicated to you and your advisors since we made our offer, we view the transaction as a merger in which your stockholders are receiving stock and sharing in the future upside of the combined company, including over $100 million of annual operating synergies. We believe that the elements of your strategy of which we are aware, including expansion of industrial nitrogen applications, would only be enhanced through a combination. As we also have communicated, we would welcome having a number of your board members join the board of the combined company. It is important to us that Mike Bennett be one of those board members and that he continue to serve in a senior executive capacity. Also, we would consider locating some functions of the combined company in the Sioux City area, while preserving the synergies in the transaction.

Given the significant premium we have offered, and the very positive market reaction, we have not seen any reason to consider changing the terms of our proposal. Our conversations with our stockholders (who significantly overlap with your stockholders) also lead us to believe that we have no reason to consider changing the terms. However, we have communicated to you that we are prepared to review any information you can provide us that you believe justifies a change in terms, and we are prepared to keep an open mind in that regard.

We are going forward with our proxy contest to replace three of your directors at the upcoming Annual Meeting. We are confident that your stockholders will show their support for a combination by voting for our slate. We also are commencing an exchange offer under which each share of Terra common stock would be exchanged for .4235 shares of CF Industries common stock. The exchange offer is subject to entering into a negotiated merger agreement since, as you are aware, under Maryland law we cannot close a transaction without the approval of your board. The exchange offer is scheduled to expire on May 15, 2009, which is the last date that your bylaws permit you to hold your Annual Meeting. By that time we believe your stockholders will have shown their support of a combination by voting for our slate.
We remain interested in entering into meaningful discussions for a negotiated transaction, and we are open to reviewing any information you believe we should consider.
Sincerely yours,
/s/ STEPHEN R. WILSON
Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc.

        On February 23, 2009, CF Holdings and Composite commenced an exchange offer for all outstanding shares of Terra common stock on the terms set forth in CF Holdings January 15, 2009 proposal, and with an expiration date of May 15, 2009. Later that day, Terra issued a press release advising its stockholders to take no action with respect to the exchange offer.

        On the morning of February 25, 2009, the board of directors of CF Holdings received a letter from Mr. Michael M. Wilson, President and Chief Executive Officer of Agrium Inc., or "Agrium," containing a non-binding proposal by Agrium to acquire each share of outstanding capital stock of CF Holdings for one share of Agrium common stock and $31.70 in cash. Agrium stated that its proposal was conditioned on (i) CF Holdings terminating its bid for Terra, (ii) negotiation of a definitive merger agreement between Agrium and CF Holdings, (iii) receipt of the necessary CF Holdings board and stockholder approvals, (iv) receipt of necessary regulatory approvals, (v) the absence of any material adverse changes to CF Holdings or its business and the continued operation of CF Holdings in the ordinary course of business and (vi) the opportunity for Agrium to conduct limited confirmatory due diligence on CF Holdings. On that same morning, Agrium issued a press release containing its proposal to acquire CF Holdings and a copy of the text of the letter sent to CF Holdings.

        Later in the morning of February 25, 2009, CF Holdings issued a press release announcing that its board of directors would evaluate Agrium's proposal carefully in the context of its strategic plans to create shareholder value, including CF Holdings' proposal for a business combination with Terra, and would make its determination regarding Agrium's proposal in due course.

        On March 5, 2009, Terra filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, reporting that Terra's board of directors had unanimously determined to recommend that Terra's stockholders reject our exchange offer and not tender their shares of Terra common stock to us.

        On March 6, 2009, the CF Holdings board of directors held a meeting, together with management and representatives of its legal advisor, Skadden, Arps, Slate, Meagher & Flom LLP, or "Skadden Arps," and its financial advisors, Morgan Stanley and Rothschild Inc., or "Rothschild," to review and analyze the Agrium proposal and related strategic and financial considerations, including the impact of the Agrium proposal on CF Holdings' proposed business combination with Terra. Following lengthy deliberations and a careful review of all aspects of the Agrium proposal with management and its legal and financial advisors, the CF Holdings board of directors concluded that the Agrium proposal was grossly inadequate, substantially undervalued CF Holdings and was not in the best interests of CF Holdings and its stockholders. In addition, the CF Holdings board of directors reaffirmed its intent to continue to pursue a business combination with Terra.

        On the morning of March 9, 2009, Mr. Stephen Wilson sent a letter to the board of directors of Agrium rejecting the Agrium proposal.

        Also on the morning of March 9, 2009, Mr. Wilson sent a letter to the board of directors of Terra reaffirming CF Holdings' commitment to a business combination with Terra and addressing certain issues raised by Terra in its rejection of our exchange offer. The letter read as follows:

March 9, 2009
Board of Directors Terra Industries Inc. Terra Centre 600 Fourth Street P.O. Box 6000 Sioux City, Iowa 51102-6000

Attention:	Henry R. Slack, Chairman of the Board Michael L. Bennett, President and Chief Executive Officer

Dear Members of the Board:

The Board of Directors of CF Industries Holdings, Inc. has rejected the acquisition proposal from Agrium and reaffirmed its intent to continue to pursue a business combination with Terra Industries. Our Board also has determined that CF Industries would be prepared to enter into a negotiated merger agreement with Terra on terms that provide certain value assurances to Terra's stockholders. Specifically, CF Industries would agree to an exchange ratio based on $27.50 for each Terra share, with an exchange ratio of not less than 0.4129 of a CF Industries share and not more than 0.4539 of a CF Industries share. The $27.50 per share represents an almost 70% premium to Terra's stock price before we made our offer, while peer group stock performance has been essentially flat since that time. While for Terra's stockholders these terms provide value assurance and the possibility of a higher exchange ratio than our current offer, they also provide CF Industries' stockholders with the possibility of a lower exchange ratio if CF Industries' stock performs as we expect it will. Agrium's proposal only validates the value and upside potential in the CF Industries stock (and that proposal is itself grossly inadequate).

In Terra's Schedule 14D-9, you raised the issue of whether, given Agrium's proposal, CF Industries will be able to obtain the stockholder approval required under NYSE rules to issue CF Industries common stock. While we are confident that the CF Industries stockholders will support a business combination with Terra, we are prepared to address the issue you raised by structuring the transaction so that a vote by the CF Industries stockholders will not be required. We are prepared to enter into a negotiated merger agreement under which we would issue a participating preferred stock that would trade at parity with CF Industries common stock. The terms of the participating preferred stock are set forth on the enclosed Term Sheet. Issuance of the participating preferred stock would not require a vote of the CF Industries stockholders under the NYSE rules.

Terra's 2009 Annual Meeting is required under its by-laws to be held not later than May 15. We are confident that Terra's stockholders support a business combination with CF Industries, and will show that support by voting for our slate of directors at the Annual Meeting. Our confidence in the support of Terra's stockholders is based on our belief that Terra's stock would be trading very significantly below its current level absent our offer and the expectation of a business combination with CF Industries.
We have been willing to engage in meaningful discussions since we made our offer almost two months ago, and we continue to be willing to engage.
Very truly yours,
/s/ STEPHEN R. WILSON
Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc.

        In addition, on the morning of March 9, 2009, CF Holdings issued a press release announcing the decision of the CF Holdings board of directors to reject the Agrium proposal and reiterating CF Holdings' commitment to its proposed business combination with Terra.

        On March 11, 2009, Mr. Wilson received a letter from the board of directors of Terra indicating that the Terra board had rejected our revised proposal as set forth in Mr. Wilson's letter to the Terra board dated March 9, 2009. The letter from Terra read as follows:

March 11, 2009
Mr. Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc. 4 Parkway North, Suite 400 Deerfield, IL 60015

Dear Mr. Wilson:

The Board of Directors of Terra Industries Inc., with the assistance of its financial and legal advisors, has carefully considered your latest proposal to combine our companies. Our Board has unanimously concluded that this most recent version of your proposal continues to run counter to Terra's strategic objectives, substantially undervalues Terra both absolutely and relative to CF, and would deliver less value to our shareholders than would owning Terra on a stand-alone basis.
Accordingly, we reject your proposal.
Sincerely,

/s/ MICHAEL L. BENNETT	/s/ HENRY R. SLACK
Michael L. Bennett President and Chief Executive Officer	Henry R. Slack Chairman of the Board

        On March 12, 2009, CF Holdings filed a preliminary proxy statement with the SEC in respect of soliciting proxies to vote in favor of the election of CF Holdings' nominees at Terra's 2009 annual meeting of stockholders.

        On March 16, 2009, Agrium commenced an exchange offer for all of the outstanding shares of CF Holdings common stock on the terms set forth in Agrium's February 25, 2009 proposal.

        On March 19, 2009, CF Holdings voluntarily withdrew its notification and report form and re-filed under the HSR Act with respect to its proposed business combination with Terra on March 23, 2009.

        On March 22, 2009, the CF Holdings board of directors held a meeting, together with management and representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, to review and analyze Agrium's exchange offer, including the impact of the offer on CF Holdings' proposed business combination with Terra. Following thorough deliberations and a careful review of all aspects of Agrium's exchange offer with management and its legal and financial advisors, the CF Holdings board of directors concluded that the offer was grossly inadequate, substantially undervalued CF Holdings and was not in the best interests of CF Holdings and its stockholders. Accordingly, the CF Holdings board of directors determined to recommend that CF Holdings' stockholders reject Agrium's exchange offer and not tender their CF Holdings common stock in the offer. In addition, the CF Holdings board of directors reaffirmed its intent to continue to pursue a business combination with Terra.

        On the morning of March 23, 2009, CF Holdings issued a press release and filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 containing the recommendation of the CF Holdings board of directors that CF Holdings stockholders reject the Agrium exchange offer and not tender their shares of CF Holdings common stock into the offer.

        On the morning of March 23, 2009, CF Holdings filed a revised preliminary proxy statement with the SEC in respect of soliciting proxies to vote in favor of the election of CF Holdings' nominees at Terra's 2009 annual meeting of stockholders.

        Also on the morning of March 23, 2009, Mr. Wilson sent a letter to the board of directors of Terra, which read as follows:

March 23, 2009
Board of Directors Terra Industries Inc. Terra Centre 600 Fourth Street P.O. Box 6000 Sioux City, Iowa 51102-6000

Attention:	Henry R. Slack, Chairman of the Board Michael L. Bennett, President and Chief Executive Officer

Dear Members of the Board:
The Board of Directors of CF Industries Holdings, Inc. is reaffirming to you CF Industries' commitment to a strategic business combination between CF Industries and Terra.
To that end, our Board has determined that CF Industries would be prepared to enter into a negotiated merger agreement with Terra, structured as outlined in our letter to you dated March 9, 2009, with an exchange ratio based on $30.50 for each Terra share, the exchange ratio to be not less than 0.4129 of a CF Industries share and not more than 0.4539 of a CF Industries share. The $30.50 per Terra share is a premium of over 85% to Terra's stock price before we made our original offer on January 15, 2009.
We continue to believe that a business combination between CF Industries and Terra is a compelling combination with a number of strategic benefits. We are confident that Terra's stockholders agree with us and will show their support for the transaction by voting for our slate of directors at Terra's 2009 Annual Meeting. We note that the Annual Meeting is required by Terra's by-laws to be held not later than May 15.
Sincerely,
/s/ STEPHEN R. WILSON
Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc.

        Also on the morning of March 23, 2009, CF Holdings issued a press release reiterating its commitment to the proposed business combination with Terra and containing the text of the above letter.

        On March 24, 2009, Mr. Wilson received a letter from the board of directors of Terra indicating that the Terra board had rejected our revised proposal as set forth in Mr. Wilson's letter to the Terra board dated March 23, 2009. The letter from Terra read as follows:

March 24, 2009
Mr. Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc. 4 Parkway North, Suite 400 Deerfield, IL 60015

Dear Mr. Wilson:
The Board of Directors of Terra Industries Inc., with the assistance of its financial and legal advisors, has carefully considered your latest proposal to combine our companies. Our Board has unanimously concluded that this most recent version of your proposal continues to run counter to Terra's strategic objectives, substantially undervalues Terra both absolutely and relative to CF, and would deliver less value to our shareholders than would owning Terra on a stand-alone basis.
Accordingly, we reject your proposal.
Sincerely,
/s/ MICHAEL L. BENNETT	/s/ HENRY R. SLACK
Michael L. Bennett President and Chief Executive Officer	Henry R. Slack Chairman of the Board

        On March 27, 2009, Agrium revised the terms of its exchange offer for all outstanding shares of CF Holdings common stock by increasing the cash portion of the consideration from $31.70 to $35.00 per share of CF Holdings common stock. In addition, Agrium announced that it intended to solicit CF Holdings stockholders to "withhold" all votes in connection with the election of CF Holdings' three nominees for director at the CF Holdings 2009 annual meeting of stockholders.

        On March 28, 2009, the CF Holdings board of directors held a meeting, together with management and representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, to review and analyze the revised Agrium exchange offer, including the impact of the exchange offer on CF Holdings' proposed strategic business combination with Terra. Following thorough deliberations and a careful review of all aspects of the Agrium exchange offer with management and its legal and financial advisors, the board concluded that the revised Agrium exchange offer was grossly inadequate, substantially undervalued CF Holdings and was not in the best interests of CF Holdings and its stockholders. Accordingly, the CF Holdings board of directors continued to recommend that CF Holdings' stockholders reject the Agrium exchange offer and not tender their shares of CF Holdings common stock in the exchange offer.

        On March 29, 2009, CF Holdings issued a press release containing the recommendation of the CF Holdings board of directors that CF Holdings stockholders reject the revised Agrium exchange offer and not tender their shares of CF Holdings common stock into the offer.

        On April 7, 2009, CF Holdings filed a revised preliminary proxy statement with the SEC in respect of soliciting proxies to vote in favor of the election of CF Holdings' nominees at Terra's 2009 annual meeting of stockholders.

        On April 21, 2009, CF Holdings held its 2009 annual meeting of stockholders. At the meeting, each of CF Holdings three nominees for director was elected with in excess of 77% of the votes cast at the meeting.

        On April 21, 2009, CF Holdings voluntarily withdrew its notification and report form and re-filed under the HSR Act with respect to its proposed business combination with Terra on May 4, 2009.

        On April 24, 2009, CF Holdings announced that it had extended the exchange offer to acquire all outstanding shares of Terra common stock until June 12, 2009, shortly after the date by which Terra was required to hold its 2009 annual meeting of stockholders based on the record date of March 9, 2009, previously set by Terra.

        On May 11, 2009, Agrium again revised the terms of its exchange offer for all outstanding shares of CF Holdings common stock by increasing the cash portion of the consideration from $35.00 to $40.00 per share of CF Holdings common stock.

        On May 14, 2009 and May 15, 2009 the CF Holdings board of directors held a meeting, together with management and representatives of its legal advisor Skadden Arps and its financial advisors Morgan Stanley and Rothschild, to review and analyze the revised Agrium offer, including the impact of the offer on CF Holdings' proposed strategic business combination with Terra. Following thorough deliberations and a careful review of all aspects of the offer with management and its legal and financial advisors, the board concluded that Agrium's revised offer continued to substantially undervalue CF Holdings and was not in the best interests of CF Holdings and its stockholders. Accordingly, the CF Holdings board of directors continued to recommend that CF Holdings' stockholders reject the Agrium exchange offer and not tender their shares of CF Holdings common stock in the exchange offer.

        On May 15, 2009, CF Holdings issued a press release containing the recommendation of the CF Holdings board of directors that CF Holdings stockholders reject the revised Agrium exchange offer and not tender their shares of CF Holdings common stock into the offer.

        On May 22, 2009, CF Holdings announced that it had extended the exchange offer to acquire all outstanding shares of Terra common stock until June 26, 2009, as it appeared that Terra would not be holding its 2009 annual meeting of stockholders prior to June 12, 2009 and would be required to set another record date.

        On June 3, 2009, CF Holdings received a request for additional information from the FTC under the HSR Act in connection with CF Holdings proposed business combination with Terra.

        On June 19, 2009, CF Holdings received a standard, unqualified "no action" letter from the Canadian Competition Bureau confirming that the Commissioner of Competition did not intend to challenge CF Holdings' proposed business combination with Terra.

        On June 19, 2009, CF Holdings announced that it had extended the exchange offer to acquire all outstanding shares of Terra common stock until July 10, 2009, unless further extended.

        On July 6, 2009, CF Holdings announced that it had extended the exchange offer to acquire all outstanding shares of Terra common stock until August 7, 2009, unless further extended.

        Also on July 6, 2009, CF Holdings announced that it filed a certification with the FTC that it had substantially complied with the FTC's second request in connection with CF Holdings proposed business combination with Terra.

        On August 3, 2009, the CF Holdings board of directors held a meeting, together with management and representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, to discuss CF Holdings' proposed business combination with Terra. Following discussions, the CF Holdings board of directors reaffirmed its intent to continue to pursue a business combination with Terra and authorized Mr. Wilson to send a letter to the Terra board of directors on the morning of August 5, 2009, outlining the terms under which CF Holdings would be prepared to enter into a definitive merger agreement with Terra. The letter read as follows:

August 5, 2009
Board of Directors Terra Industries Inc. Terra Centre 600 Fourth Street P.O. Box 6000 Sioux City, Iowa 51102-6000

Attention:	Henry R. Slack, Chairman of the Board Michael L. Bennett, President and Chief Executive Officer

Dear Members of the Board:
Last week CF Industries announced very strong results for the second quarter, once again demonstrating the strength of our company and our business model. We expect that today we will have satisfied the regulatory conditions with respect to our proposed business combination with Terra Industries and will be in a position to close a transaction promptly. To that end, we are prepared to enter into a merger agreement under which each Terra share would be exchanged for 0.465 of a share of CF Industries. That exchange ratio represents a premium of 35% over the exchange ratio on January 15, 2009, just prior to when we made our initial offer, and it reflects a premium of 38% over the average exchange ratio for the year prior to that offer.
We also are prepared, following closing of the merger, to return at least $1 billion of cash to the stockholders of the combined company, which likely would be accomplished through open market purchases or a self-tender. Given the significant increase in our offer, as well as our confidence in the future trading value of our stock, immediately before the merger we would distribute to CF Industries stockholders Contingent Future Shares ("CFs"), as described in the attached term sheet. The CFs would provide the holders with an opportunity to receive an aggregate of 5 million CF Industries shares should CF Industries shares trade at over $115 per share during a specified period after the closing of the merger.
Through this business combination your stockholders will share in the future upside of the combined company, including $105-135 million of annual operating synergies. As we have said, we would welcome having a number of your directors on the board of the combined company. We look forward to Mike Bennett being one of those directors and having him continue to serve in a senior executive capacity, working closely with me to manage the combined company. Also, we would consider locating some functions of the combined company in the Sioux City area, while preserving the synergies in the transaction.
We are enthusiastic about combining our two companies, and look forward to a favorable response.
Sincerely,
/s/ STEPHEN R. WILSON
Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc.

        On the morning of August 5, 2009, CF Holdings issued a press release reiterating its commitment to the proposed business combination with Terra and containing the text of the above letter.

        Also on August 5, 2009, CF Holdings announced that it had extended the exchange offer to acquire all outstanding shares of Terra common stock until August 21, 2009, unless further extended.

        Later on August 5, 2009, Terra issued a press release stating that the Terra board of directors would consider the CF Holdings proposal at a meeting to be held prior to the end of the month.

        On August 6, 2009, CF Holdings announced that the premerger waiting period applicable to the proposed business combination with Terra under the HSR Act expired at 11:59 p.m. on August 5, 2009.

        On August 12, 2009, CF Holdings received a letter from the FTC stating that the FTC had closed its investigation into the proposed business combination between CF Holdings and Terra.

        On August 21, 2009, CF Holdings announced that it had extended the exchange offer to acquire all outstanding shares of Terra common stock until August 31, 2009, unless further extended.

        On August 25, 2009, Mr. Wilson received a letter from the board of directors of Terra indicating that the Terra board had rejected our revised proposal as set forth in Mr. Wilson's letter dated August 5, 2009. The letter from Terra read as follows:

August 25, 2009
Mr. Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc. 4 Parkway North, Suite 400 Deerfield, IL 60015

Dear Mr. Wilson:
The Board of Directors of Terra Industries Inc., with the assistance of its financial and legal advisors, has carefully considered your latest proposal to combine our companies. Our Board has unanimously concluded that this most recent version of your proposal continues to run counter to Terra's strategic objectives, substantially undervalues Terra both absolutely and relative to CF, and would deliver less value to our shareholders than would owning Terra on a stand-alone basis.
Accordingly, we reject your proposal.
Sincerely,
/s/ MICHAEL L. BENNETT	/s/ HENRY R. SLACK
Michael L. Bennett President and Chief Executive Officer	Henry R. Slack Chairman of the Board

        On August 25, 2009, CF Holdings issued a press release reiterating its commitment to the proposed business combination with Terra.

        On August 31, 2009, because Terra had not scheduled its 2009 annual meeting of stockholders, we filed a complaint in the Circuit Court for Baltimore City, naming Terra as defendant and requesting that the court compel Terra to schedule its 2009 annual meeting of stockholders immediately and hold the annual meeting as soon as reasonably possible.

        Also on August 31, 2009, CF Holdings' exchange offer for all outstanding shares of Terra common stock expired without any shares being purchased thereunder.

        Later on August 31, 2009, Terra announced that it planned to hold its 2009 annual meeting of stockholders on November 19, 2009.

        On September 8, 2009, Terra announced that it planned to hold its 2009 annual meeting of stockholders on November 20, 2009.

        On September 9, 2009, CF Composite resubmitted the nomination of three individuals for election as Terra directors at Terra's 2009 annual meeting of stockholders.

        On September 10, 2009, the CF Holdings board of directors held a meeting, together with management and representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, to discuss CF Holdings' proposed business combination with Terra and the proxy contest with respect to Terra's upcoming 2009 annual meeting of stockholders. Following discussions, the CF Holdings board of directors approved the purchase of shares of Terra common stock representing up to the lesser of $250 million or 7% of Terra's outstanding common stock.

        Between September 10, 2009 and September 25, 2009, CF Industries purchased 6,985,048 shares of Terra common stock, constituting approximately 7% of the outstanding shares of Terra common stock, in open market transactions for an aggregate purchase price of approximately $247 million.

        On September 24, 2009, Terra announced plans to pay a special cash dividend of $7.50 per share of Terra common stock in the fourth quarter of 2009. In addition, Terra announced plans to raise up to $600 million of capital through a debt financing.

        On September 28, 2009, CF Holdings filed a Schedule 13D with the SEC with respect to its acquisition of more than 5% of the outstanding shares of Terra common stock and delivered to Terra a proposed draft form of merger agreement setting forth the terms and conditions of the proposed business combination between CF Holdings and Terra, as outlined in CF Holdings, August 5, 2009 proposal to Terra.

        On October 14, 2009, CF Holdings filed a Definitive Proxy Statement on Schedule 14A with the SEC and began soliciting proxies from Terra's stockholders for the 2009 annual meeting with respect to the election of CF Holdings' nominees to Terra's board of directors.

        On October 19, 2009, Terra announced that it entered into (i) agreements with Agrium to buy from Agrium a 50% stake in Agrium's Carseland, Alberta nitrogen facility and certain U.S. assets for approximately $250 million and (ii) certain supply agreements with Agrium. The transaction between Agrium and Terra was conditioned on, among other things, the successful completion of Agrium's proposed acquisition of CF Holdings and Terra raising $600 million of debt capital.

        Also on October 19, 2009, Terra Capital, Inc., a wholly-owned subsidiary of Terra, announced the offer of $600 million aggregate principal amount of Senior Notes due 2019 in a private offering exempt from SEC registration requirements.

        On October 29, 2009, Terra declared its previously announced special cash dividend of $7.50 per share of Terra common stock, payable on December 11, 2009 to stockholders of record as of November 23, 2009.

        On October 28, 2009, October 29, 2009 and November 1, 2009, the CF Holdings board of directors held a meeting, together with management and representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, to review alternatives with respect to the proposed business combination with Terra, the proxy contest with respect to Terra's upcoming annual meeting of stockholders and Agrium's exchange offer to acquire CF Holdings. Following extensive discussion and a careful review of all aspects of the proposed transactions, the CF Holdings board of directors authorized Mr. Wilson to send a letter to the Terra board of directors outlining the terms under which CF Holdings would be prepared to enter into a definitive merger agreement with Terra. The letter read as follows:

November 1, 2009
Board of Directors Terra Industries Inc. Terra Centre 600 Fourth Street P.O. Box 6000 Sioux City, Iowa 51102-6000

Attention:	Henry R. Slack, Chairman of the Board Michael L. Bennett, President and Chief Executive Officer

Dear Members of the Board:
We continue to believe that the strategic and financial benefits of combining CF Industries and Terra Industries are compelling. Given our confidence in the benefits of the combination, we are offering to acquire Terra for $32.00 in cash and 0.1034 of a share of CF Industries common stock for each Terra share (including the $7.50 per share special dividend declared by Terra). Our offer represents a highly attractive multiple of 7.1 times trailing 12-months EBITDA.
Morgan Stanley has committed to provide the financing required for the transaction. Our offer is not subject to a financing condition or to the approval of CF Industries stockholders. The merger agreement between the two companies would also contain no financing condition. As you are aware, CF Industries has satisfied all antitrust regulatory conditions required to close the transaction.
Our offer is subject to approval by the Terra Board of Directors, entering into a definitive agreement with customary conditions and confirmatory due diligence.
Unless a merger agreement is entered into by November 30, 2009, our financing commitment would expire. We have the right to extend the financing commitment until December 31, 2009, subject to there not having been a disruption in the financing markets. Accordingly, we reserve the right to withdraw our offer if a merger agreement is not entered into by November 30, 2009.
Our offer provides compelling value for Terra stockholders as well as certainty of closing. The transaction clearly is in the best interests of our respective stockholders, and we should move forward promptly and sign a merger agreement to put these two great companies together.
Sincerely,
/s/ STEPHEN R. WILSON
Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc.

        Also on November 1, 2009, CF Holdings entered into a commitment letter, pursuant to which Morgan Stanley Senior Funding, Inc. committed to provide financing for CF Holdings' acquisition of Terra. The commitment letter provided for a senior secured term loan facility of up to $1 billion, a senior secured revolving credit facility of up to $300 million and a senior secured bridge facility of up to $1.2 billion. Unless extended, the financing commitments would expire on November 30, 2009, if we had not entered into a definitive merger agreement with Terra on or prior to that date.

        On November 4, 2009, Terra issued a press release indicating that Terra had rejected our revised proposal as set forth in Mr. Wilson's letter dated November 1, 2009.

        On the morning of November 5, 2009, Agrium again revised the terms of its exchange offer for all outstanding shares of CF Holdings common stock by increasing the cash portion of the consideration from $40.00 to $45.00 per share of CF Holdings common stock. Agrium also announced that it had entered into a consent agreement to resolve the concerns of the Canadian Competition Bureau and had received a "no action" letter with respect to Agrium's offer to acquire CF Holdings. Under the terms of the consent agreement and pursuant to Agrium's agreements with Terra, Agrium would divest to Terra 50% of Agrium's ammonia and urea production complex in Carseland, Alberta, conditioned upon the completion of Agrium's proposed acquisition of CF Holdings.

        On the evening of November 5, 2009, the CF Holdings board of directors held a meeting, together with management and representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, to review and analyze the revised Agrium offer, including the impact of the offer on CF Holdings' proposed business combination with Terra. Following thorough deliberations and a careful review of all aspects of the revised Agrium offer with management and its legal and financial advisors, the CF Holdings board of directors concluded that the revised Agrium offer substantially undervalued CF Holdings and was not in the best interests of CF Holdings or its stockholders. Accordingly, the CF Holdings board of directors recommended that CF Holdings' stockholders reject the revised Agrium offer and not tender their CF Holdings common stock in the exchange offer.

        On November 13, 2009, CF Holdings delivered the following letter to the Terra board of directors:

November 13, 2009
Board of Directors Terra Industries Inc. Terra Centre 600 Fourth Street P.O. Box 6000 Sioux City, Iowa 51102-6000

Attention:	Henry R. Slack, Chairman of the Board Michael L. Bennett, President and Chief Executive Officer

Dear Members of the Board:

A week from now the Terra stockholders will have the opportunity to show their support of CF Industries' acquisition of Terra Industries. We are confident Terra stockholders will show their support for our proposal.
We appreciate that during the proxy contest, neither of us has attacked the integrity or qualifications of the other party's nominees. The focus has all been about stockholder value.

We have great respect for the Terra directors who are up for election next week. Nevertheless, we believe that stockholders should be able to show their support for our offer by voting to replace those directors. We understand that, under Maryland law, the Terra Board of Directors could re-appoint those directors to the Terra Board. If the Terra Board decided to take such action in the exercise of its fiduciary duties (without disenfranchising stockholders through increasing the size of the Board beyond what would result from reappointing those directors), we would not be in a position to object.
We believe the time has come to put these two great companies together.
Sincerely,
/s/ STEPHEN R. WILSON
Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc.

        On November 20, 2009, Terra held its 2009 annual meeting of stockholders, at which CF Holdings' three nominees were elected to Terra's board of directors.

        On November 20, 2009, following Terra's 2009 annual meeting of stockholders, representatives of CF Holdings spoke with representatives of Terra to discuss appropriate next steps to further a transaction between the two companies and expressed the willingness of CF Holdings to negotiate the terms of its offer. Among other things, the CF Holdings representatives stated that if Terra were prepared to meet and negotiate a transaction in the near term, CF Holdings would be willing to enter into a merger agreement that gave Terra the opportunity to seek higher offers through a "go shop" provision. On November 21, 2009, CF Holdings delivered to Terra a revised form of merger agreement reflecting this approach.

        On November 22, 2009, Terra issued a press release indicating that Terra had rejected our proposal. Terra also stated that, effective upon the certification of the results of the 2009 annual meeting of stockholders, it would increase the size of its board of directors to eleven and would reappoint the three directors not reelected at the 2009 annual meeting of stockholders to the board.

        On December 1, 2009, Terra announced the final certification of the results of its 2009 annual meeting of stockholders and the election of CF Holdings' three nominees to the Terra board of directors.

        Also on December 1, 2009, CF Holdings extended its financing commitments until December 31, 2010.

        On December 4, 2009, the CF Holdings board of directors held a meeting, together with management and representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, to review alternatives with respect to the proposed business combination with Terra. Following extensive discussion and a careful review of all aspects of the proposed transactions, the CF Holdings board of directors authorized Mr. Wilson to send a letter to the Terra board of directors containing a proposal to acquire Terra for $29.25 in cash (net of the $7.50 per share special cash dividend) and 0.1034 shares of CF Holdings common stock, for total consideration of $38.41 per share of Terra common stock. The letter read as follows:

December 4, 2009
Board of Directors Terra Industries Inc. Terra Centre 600 Fourth Street P.O. Box 6000 Sioux City, Iowa 51102-6000

Attention:	Henry R. Slack, Chairman of the Board Michael L. Bennett, President and Chief Executive Officer

Dear Members of the Board:

It is clear that Terra Industries stockholders want and expect a transaction now. To that end, we are increasing our offer by $4.75 per share in cash. Our new offer is $36.75 per share in cash ($29.25 net of the $7.50 dividend), plus 0.1034 of a share of CF Industries common stock.

Our offer has a value of $38.41 per Terra share (net of the $7.50 dividend) based on our closing price today, and represents a premium of over 50% to what we believe is Terra's unaffected share price after payment of the dividend. That premium is substantially above historical and recent transaction premiums. Our offer also represents a multiple of 10X estimated EBITDA for 2009.

Our offer is not subject to financing and CF Industries has satisfied all antitrust regulatory conditions required to close the transaction. We have provided a form of merger agreement that we are prepared to enter into. The merger agreement has a "go-shop" period and we would agree to a break-up fee of $1 per Terra share, plus expense reimbursement.

Our offer is subject only to confirmatory due diligence and entering into the merger agreement. Our advisors are providing a due diligence list to your advisors and we believe due diligence could be completed over this coming weekend.
We are prepared to meet immediately and to sign a merger agreement before the market opens on Monday, December 7th.
Sincerely,
/s/ STEPHEN R. WILSON
Stephen R. Wilson Chairman, President and Chief Executive Officer CF Industries Holdings, Inc.

        On December 6, 2009, CF Holdings entered into a new commitment letter, pursuant to which Morgan Stanley Senior Funding, Inc. committed to provide financing for CF Holdings' acquisition of Terra. The new commitment letter provided for a senior secured term loan facility of up to $1.3 billion, a senior secured revolving credit facility of up to $300 million and a senior secured bridge facility of up to $1.2 billion. Unless CF Holdings and Terra entered into a merger agreement by December 31, 2009, the new commitment letter would expire as of that date.

        On December 14, 2009, Terra issued a press release indicating that Terra had rejected our revised proposal as set forth in Mr. Wilson's letter dated December 4, 2009.

        On December 15, 2009, CF Holdings issued a press release stating that it had sold a sufficient number of shares of Terra common stock in open market transactions to bring CF Holdings' ownership interest in Terra to below 5% of Terra's outstanding shares. CF Holdings also stated that it would not seek to extend the new commitment letter for its proposed acquisition of Terra, which would expire on December 31, 2009. CF Holdings stated that its ability to obtain financing for any transaction with Terra after that date would depend on the credit markets and other factors at that time. In addition, CF Holdings stated that it continued to believe that an acquisition of Terra is in the best interests of the stockholders of both CF Holdings and Terra, and CF Holdings intended to consider alternatives available to it to advance the transaction.

        On December 23, 2009, Agrium announced that the FTC granted Agrium an early termination of the waiting period under the HSR Act in connection with the Agrium offer. Agrium also announced that the FTC accepted for public comment the consent agreement between Agrium and the staff of the FTC.

        During the week of January 4, 2010, a representative of CF Holdings telephoned a representative of Terra and requested access to whatever information was reviewed by the Terra board of directors in rejecting our December 4, 2009 proposal, as well as previously requested confirmatory due diligence, so that we would be in a position to make another proposal for Terra.

        During the week of January 11, 2010, the representative of Terra telephoned the representative of CF Holdings and said that Terra would not provide to CF Holdings any of the requested information as Terra was "not for sale."

        On January 14, 2010, CF Holdings announced that it had withdrawn its proposal to acquire Terra and that it was no longer pursuing the acquisition. CF Holdings also announced that it had sold all of its remaining shares of Terra common stock.

        Also on January 14, 2010, Agrium notified CF Holdings that it intends to nominate an opposition slate of two nominees for election as directors at the CF Holdings 2010 annual meeting of stockholder. Agrium also notified CF Holdings that it intended to propose two related proposals for consideration by stockholders at such annual meeting and issued a press release announcing these intentions.

        On February 15, 2010, Terra announced that it had entered into the Yara/Terra merger agreement.

        On February 22, 2010, the CF Holdings board of directors held a regularly scheduled meeting. At such meeting, the CF Holdings board of directors discussed with management and representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, the implications of the Yara/Terra merger agreement and CF Holdings' alternatives with respect to Terra.

        On February 24, 2010, the CF Holdings board of directors held a meeting to further discuss the Yara/Terra merger agreement and CF Holdings' alternatives with respect to Terra.

        On each of February 27, 2010 and March 1, 2010, the CF Holdings board of directors held a meeting, together with management and representatives of its legal advisor, Skadden Arps, and its financial advisors, Morgan Stanley and Rothschild, to review alternatives with respect to Terra. Following extensive discussions and a careful review of all aspects of the proposed transactions, on March 1, 2010, the CF Holdings board of directors authorized Mr. Wilson to send a letter and a form of merger agreement to the Terra board of directors containing a new proposal, and to commence an exchange offer on those same terms. The letter read as follows:

  March 2, 2010

  Board of Directors
  Terra Industries Inc.
  Terra Centre
  600 Fourth Street
  P.O. Box 6000
  Sioux City, Iowa 51102-6000

Attention:	Henry R. Slack, Chairman of the Board Michael L. Bennett, President and Chief Executive Officer

  Dear Members of the Board:

  CF Industries is offering to acquire Terra Industries for consideration per Terra share of $37.15 in cash and 0.0953 of a share of CF Industries common stock. Our offer has a value per Terra share of $47.40 based on CF Industries closing price on Monday, March 1, 2010. The offer is not subject to financing. We intend to commence an exchange offer and will be prepared to accept shares for payment in 30 days.

  We are sending a form of merger agreement to your advisors that would be signed once you have terminated your agreement with Yara. Our offer is superior to Yara's substantially lower, highly conditional offer.

  As you acknowledged in your preliminary proxy statement, in early January we requested that Terra provide additional information so that we could be in a position to increase our offer. As you are aware, we were advised that no information would be provided to us because "Terra is not for sale." Following this response, we withdrew our offer, and we have not had any further communication with you.

  We do not understand how Terra could have entered into an agreement with Yara without giving CF Industries an opportunity to bid on a level playing field. We also do not understand how Terra could have accepted an offer from Yara with a risk adjusted present value that we believe was not higher than the offer CF Industries had made in December 2009. The value of any offer from Yara must be discounted for the lengthy period to closing, as well as the risk that numerous conditions beyond Terra's control will not be satisfied, including regulatory, legislative and stockholder approvals.

  We are more convinced than ever of the strategic benefits of this transaction. This combination is clearly in the best interests of our respective stockholders, employees and customers. We look forward to putting our two great companies together.

  Sincerely,

  /s/ STEPHEN R. WILSON
  Chairman, President and Chief Executive Officer
  CF Industries Holdings, Inc.

        On March 2, 2010, Terra issued a press release stating that the Terra board of directors would evaluate the terms of the proposal by CF Holdings and that Terra would have no further comment until the Terra board of directors had completed this evaluation.

        On March 5, 2010, CF Holdings and Composite commenced the exchange offer by filing the registration statement of which this prospectus/offer to exchange is a part with the SEC, delivering a request to Terra pursuant to Rule 14d-5 of the Exchange Act and issuing a press release regarding the commencement of the exchange offer.

Reasons for the Offer

        Our offer represents a superior proposal to the proposed transaction between Terra and Yara. The advantages of a CF Holdings-Terra combination are compelling, and we believe a combination of our two companies creates superior value for our respective stockholders. In particular, we believe that our combined cash and stock offer is superior to the proposed Yara merger because, among other reasons:

  •
  Premium to Yara Offer —The nominal value of our offer represents a 15.3% premium over the nominal price to be paid pursuant to the Yara/Terra merger agreement, based on the closing price of CF Holdings common stock on March 1, 2010, which was the last trading date prior to the public announcement of our offer. The $41.10 nominal price in the Yara/Terra merger agreement should be discounted by the length of time it will take to close that transaction, as well as the risks associated with the numerous conditions to closing the Yara/Terra transaction that are beyond Terra's control.

  •
  Limited Conditions and Ready to Close Quickly—Our proposal to Terra has limited conditions and we are ready to close the transaction quickly. The Yara/Terra merger agreement is conditioned upon, among other things, obtaining antitrust regulatory approval in the United States and the European Union, as well as a review by the Committee on Foreign Investment in the United States, and the approval by Yara's stockholders, including approval by the Norwegian parliament, of Yara's planned US$2.0 - 2.5 billion rights offering. Terra and Yara have indicated in public statements that they expect the transaction to close by the end of the second quarter; however, the Yara/Terra merger agreement contemplates a possible extension of the closing to December 31, 2010 if necessary to obtain certain regulatory and governmental approvals. CF Holdings has satisfied U.S. antitrust regulatory conditions and our offer does not require antitrust regulatory approval in the European Union. Our offer is also not subject to the approval of CF Holdings' stockholders. We also commenced this offer to facilitate the acquisition of Terra as promptly as practicable.

  •
  Cash and Stock Consideration—The cash consideration included as part of the offer consideration provides you an opportunity to achieve liquidity and certainty of value for your shares of Terra common stock, while the stock consideration allows you the ability to participate in the growth and long-term value creation potential of the combined company, including the significant expected synergies.

        CF Holdings believes that the combination of CF Holdings' and Terra's businesses will create significant value for both CF Holdings' and Terra's current stockholders. We believe the combination of CF Holdings and Terra is a compelling combination with a number of strategic benefits, including the following:

  •
  Global Leader in Nitrogen Fertilizers—The combined company will be a leading global producer of nitrogen fertilizers, as measured by capacity, among publicly traded companies. The combined company will be a stronger, more competitive player in the global nitrogen fertilizer industry.

  •
  Synergies—We expect the transaction to generate $105 - $135 million in annual cost synergies by combining overlapping corporate functions and optimizing transportation and distribution systems, and through greater economies of scale in procurement and purchasing.

        The details of the expected annual cost synergies are as follows:

($ in millions)
SG&A	$55–65
Logistics and railcar leases	25–30
Purchases/procurement	10–15
Distribution facilities optimization	5–10
Other	10–15

Total	$105–135

    We expect the combined company to realize these synergies within two years after the closing of the offer and the second-step merger. We also expect the combined company to benefit from a one-time $30 million-to-$60 million release of cash due to inventory reduction. We believe that realization of these synergies combined with improved financial strength will enhance the combined company's ability to safeguard operating jobs.

  •
  Enhanced Capital Markets Presence—The combined company would have had 2009 revenues of $4.2 billion and will be the largest publicly traded nitrogen fertilizer company in the United States. The combined company will have increased trading liquidity on the NYSE and improved access to the capital markets. We believe these factors will provide the combined company with an enhanced capital markets presence and greater long-term financial stability and access to financial resources than either CF Holdings or Terra would have alone.

  •
  Attractive Diversification —The combined company and its stockholders will benefit from increased diversification in plant and distribution facility locations, product mix, and end use customer segments and increased exposure to the global market. CF Holdings provides access to an extensive in-market distribution network, one of the largest integrated ammonium phosphate complexes in the U.S. (with approximately 13 years of fully-permitted recoverable phosphate reserves remaining at current operating rates), an ammonia/urea complex under development in Peru, and the ability to import or export products efficiently through Keytrade. Terra provides participation in an ammonia complex in Trinidad, a joint venture in the U.K. and a greater number of production facilities in North America. Additionally, Terra provides a position in ammonium nitrate and an increased position in serving industrial/environmental customers.

  •
  Complementary Businesses —CF Holdings' and Terra's complementary footprints will give the combined company increased geographic reach in the U.S. In addition, CF Holdings' and Terra's complementary businesses and locations will allow the combined company to improve efficiency in manufacturing and distribution and enhance customer service.

  •
  Value for All Stockholders —The cash consideration included as part of the offer consideration provides Terra stockholders an opportunity to achieve liquidity and certainty of value. The stock consideration included as part of the offer will allow stockholders of both Terra and CF Holdings to participate in the growth and long-term value creation potential of the combined company, including the significant expected synergies. We expect the transaction, giving effect to the realization of synergies, to be accretive to CF Holdings stockholders in the second year following the closing of the offer and the second-step merger.

        CF Holdings realizes that there can be no assurance about future results, including results considered or expected as described in the factors listed above, such as assumptions regarding potential synergies. It should be noted that this explanation of CF Holdings' reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Forward-Looking Statements."

 The Yara/Terra Merger Agreement

        The following is a summary of the material obligations of Terra under the Yara/Terra merger agreement. This summary does not purport to describe all the terms of the Yara/Terra merger agreement and is qualified by reference to the complete Yara/Terra merger agreement, which is filed with the SEC as Exhibit 2.1 to Terra's Form 8-K filed on February 16, 2010. The rights and obligations of the parties are governed by the express terms and conditions of the Yara/Terra merger agreement and not this summary or any other information contained in this document.

        The Merger and Merger Consideration. The Yara/Terra merger agreement provides for the merger of Yukon Merger Sub, Inc., an indirect wholly-owned subsidiary of Yara, with and into Terra, with Terra surviving the merger as an indirect wholly-owned subsidiary of Yara. At the effective time of the merger, each issued and outstanding share of Terra common stock will be converted into the right to receive $41.10.

        Takeover Proposals. Terra has agreed that it will not, nor will it authorize or permit any of its subsidiaries to, and it will cause its and its subsidiaries' respective directors, officers, employees and other representatives not to, directly or indirectly:

  (i)
  initiate or solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal (as defined below); or

  (ii)
  continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information or data or access to its properties with respect to, or otherwise cooperate with or knowingly take any other action to facilitate any proposal that constitutes any Takeover Proposal.

        Notwithstanding the foregoing, prior to receipt of the affirmative vote at the Terra stockholders meeting of holders of a majority of the outstanding shares of Terra common stock to approve the merger, Terra and its directors, officers, employees and other representatives, in response to a bona fide written Takeover Proposal that was made after the date of the Yara/Terra merger agreement and did not result from a material breach of the Yara/Terra merger agreement and that (1) constitutes a Superior Proposal (as defined below) or (2) the Terra board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) could reasonably be expected to result in a Superior Proposal, will be permitted to:

  (i)
  provide access to non-public information to the person making such Takeover Proposal and its representatives pursuant to and in accordance with an executed confidentiality agreement not less restrictive of the other party than the confidentiality agreement between Yara and Terra; provided that all such information provided to such person has previously been provided to Yara or is provided to Yara prior to or substantially concurrently with the time it is provided to such person; and

  (ii)
  participate in discussions or negotiations with respect to such Takeover Proposal with the person making such Takeover Proposal.

        From and after the date of the Yara/Terra merger agreement, as promptly as practicable after the receipt, directly or indirectly, by Terra of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within 2 business days after the receipt thereof, Terra has agreed to provide oral and written notice to Yara of (i) such Takeover Proposal or inquiry, (ii) the identity of the person making any such Takeover Proposal or inquiry and (iii) the material terms and conditions of any such Takeover Proposal or inquiry. Terra has agreed to keep Yara fully informed on a current basis of the status of any such Takeover Proposal, including any changes to the terms and conditions thereof.

        However, at any time prior to receipt of the affirmative vote at the Terra stockholders meeting of holders of a majority of the outstanding shares of Terra common stock to approve the merger, the Terra board of directors may:

  (i)
  effect a Change in Company Recommendation (as defined below); provided that the Terra board of directors determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its duties to the stockholders of Terra under applicable law; and

  (ii)
  in response to a Superior Proposal that was made after the date of the Yara/Terra merger agreement and did not result from a material breach of the Yara/Terra merger agreement, cause Terra to terminate the Yara/Terra merger agreement and concurrently with such termination, upon payment of the termination fee (as described below), enter into a definitive agreement with respect to such Superior Proposal.

        Before Terra exercises its right to effect a Change in Company Recommendation or its right to terminate the Yara/Terra merger agreement, the Terra board of directors must provide prior written notice to Yara advising Yara that the Terra board of directors intends to either effect a Change in Company Recommendation or terminate the Yara/Terra merger agreement in response to a Superior Proposal. Upon receipt of such notice, Yara has 5 business days to adjust the terms of the Yara/Terra merger agreement to enable Yara to proceed without effecting a Change of Recommendation or terminating the Yara/Terra merger agreement in response to a Superior Proposal.

        Furthermore, notwithstanding any Change in Company Recommendation, unless the Yara/Terra merger agreement is terminated prior to the Terra stockholders meeting called to obtain the affirmative vote of holders of a majority of the outstanding shares of Terra common stock to approve the merger, Terra must submit the Yara/Terra merger agreement to its stockholders for the purpose of obtaining such affirmative vote.

        The Yara/Terra merger agreement defines the term "Takeover Proposal" as any third party proposal or offer for a direct or indirect (1) merger, tender offer, exchange offer, binding share exchange, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction involving Terra or one or more of its subsidiaries, (2) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of 15% or more of the fair value of the assets of Terra and its subsidiaries, taken as a whole, in one or a series of related transactions, or (3) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of any equity securities representing 15% or more of the voting power of Terra's equity securities. The term Takeover Proposal does not include the Yara/Terra merger agreement or the other transactions contemplated by it.

        The Yara/Terra merger agreement defines the term "Superior Proposal" as any bona fide written Takeover Proposal regarding Terra made by any person (other than Yara or Yukon Merger Sub, Inc.) that, if consummated, would result in such person acquiring, directly or indirectly, all or substantially all of the voting power of Terra's equity securities or all or substantially all of the assets of Terra and its subsidiaries, and that Terra board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is reasonably expected to be consummated and is more favorable to its stockholders than the Yara/Terra merger agreement from a financial point of view, taking into account all financial, regulatory, legal and other aspects of such proposal.

        The Yara/Terra merger agreement defines the term "Change in Company Recommendation" as occurring if the Terra board of directors, directly or indirectly, withdraws, modifies, amends or qualifies its recommendation that Terra's stockholders approve the Yara/Terra merger agreement in a manner adverse to Yara (or publicly propose to take any of the foregoing actions) or executes or enters into, any letter of intent, memorandum of understanding, merger agreement or other written agreement providing for a Takeover Proposal.

        Consents and Approvals. Yara and Terra have also agreed to cooperate to obtain all consents to the merger and the other transactions contemplated by the Yara/Terra merger agreement or the Terra disclosure letter provided in connection with the Yara/Terra merger agreement. Each of Yara and Terra also agree to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable law to consummate the transactions contemplated by the Yara/Terra merger agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the transactions contemplated by the Yara/Terra merger agreement.

        In particular, Yara has agreed that, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by the Yara/Terra merger agreement as violative of any competition, antitrust or foreign investment law or of Section 721 of the Defense Production Act of 1950, as amended (more commonly known as the Exon-Florio Amendment), or if any law is enacted, entered, promulgated or enforced by a governmental entity that would make the transactions contemplated by the Yara/Terra merger agreement illegal or would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated by the Yara/Terra merger agreement, it will use its best efforts to resolve, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by the Yara/Terra merger agreement and to have such law repealed, rescinded or made inapplicable so as to permit prompt consummation of the transactions contemplated by the Yara/Terra merger agreement.

        Furthermore, Yara has agreed to (i) sell, hold separate or otherwise dispose of, or propose and agree to sell, hold separate or otherwise dispose of, or permit the sale, holding separate or other disposition of, any assets of Yara or its subsidiaries, or after the closing of the merger, Terra or its subsidiaries (and certain of its joint venture entities) and (ii) conduct its business in a specified manner, or propose and agree or permit Yara or its subsidiaries, or after the closing of merger, Terra or its subsidiaries (and certain of its joint venture entities), to conduct its business in a specified manner. However, in no event is Yara required to agree, pursuant to any of the actions specified in the immediately-preceding sentence, to take any action that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Terra.

        Termination. The Yara/Terra merger agreement may be terminated and the transactions contemplated by the Yara/Terra merger agreement may be abandoned at any time prior to the effective time of the merger, whether before or after receipt of the affirmative vote at the Terra stockholders meeting of holders of a majority of the outstanding shares of Terra common stock to approve the merger:

  (i)
  by mutual written consent of Yara and Terra;

  (ii)
  by either Yara or Terra, if:

  (a)
  the merger shall not have been consummated by September 30, 2010; provided that the right to terminate the Yara/Terra merger agreement pursuant to this provision is not available to any party whose failure to perform any of its obligations under the Yara/Terra merger agreement is the primary cause of the failure of the merger to be consummated by September 30, 2010 or, at the election of either Terra or Yara, December 31, 2010 if all conditions to the closing of the merger have been satisfied on September 30, 2010 other than:

  (1)
  conditions that by their nature are only to be satisfied as of the closing of the merger;

  (2)
  the absence of any laws that have been adopted or promulgated, and any temporary, preliminary or permanent order that has been issued and remains in effect by a governmental entity of competent jurisdiction having the effect of making the merger illegal or otherwise prohibiting consummation of the merger or the transactions contemplated by the Yara/Terra merger agreement (any such laws or order, a "Restraint") (but solely to the extent the matter giving rise to the failure of this condition is related to the HSR Act, any antitrust, competition, trade regulation, foreign investment review or similar law of any jurisdiction outside of the United States, the Exon-Florio Amendment or a notification to the Committee on Foreign Investment in the United States (more commonly known as CFIUS);

      (3)
      any waiting period (including any extensions) applicable to the merger under the HSR Act, the Canadian Competition Act or the Canada Transportation Act and any agreement with a governmental entity to delay or not to consummate the transactions contemplated by the Yara/Terra merger agreement having expired or been terminated and any applicable approvals pursuant to any antitrust, competition, trade regulation, foreign investment review or similar law of any jurisdiction of the European Union having been obtained;

      (4)
      any review or investigation under the Exon-Florio Amendment having been concluded, or CFIUS or the President of the United States having determined not to take action authorized thereunder or having determined to take action that would not reasonably be expected to materially adversely affect the business or operations of Yara and its subsidiaries, taken as a whole; or

      (5)
      there not being pending, any suit, action or proceeding by any governmental entity of competent jurisdiction against Yara, Yukon Merger Sub, Inc., Terra or any of its subsidiaries, or otherwise in connection with the merger, seeking to make illegal, restrain or prohibit the consummation of the merger, except where such suit, action or proceeding would not reasonably be expected to have a material adverse effect on Terra (but solely to the extent the matter giving rise to the failure of this condition is related to the HSR Act, any antitrust, competition, trade regulation, foreign investment review or similar law of any jurisdiction outside of the United States, the Exon-Florio Amendment or a notification to CFIUS).

    (b)
    any Restraint having the effect of making the merger illegal or otherwise prohibiting consummation of the merger or the transactions contemplated by the Yara/Terra merger agreement is in effect and has become final and non-appealable; provided that the party seeking to terminate the Yara/Terra merger agreement pursuant to this provision must have used its best efforts to remove such Restraint as required by the Yara/Terra merger agreement;

    (c)
    the affirmative vote at the Terra stockholders meeting of holders of a majority of the outstanding shares of Terra common stock to approve the merger is not obtained; or

    (d)
    the affirmative vote at the Yara stockholders meeting of holders of at least two-thirds of the outstanding shares of Yara common stock to approve a rights offering by Yara is not obtained.

  (iii)
  by Yara:

  (a)
  if Terra has breached or failed to perform any of its representations, warranties or covenants contained in the Yara/Terra merger agreement, which breach or failure to perform (1) is incapable of being cured by Terra prior to September 30, 2010 (or December 31, 2010, if applicable) or is not cured by the earlier of (x) 40 business days following written notice to Terra by Yara of such breach or (y) September 30, 2010 (or December 31, 2010, if applicable) and (2) would result in a failure of the conditions required to be satisfied by Terra prior to the closing of the merger (other than the condition requiring Terra to convert its series A preferred stock into shares of Terra common stock);

    (b)
    if the Terra board of directors (1) fails to recommend that Terra's stockholders approve the Yara/Terra merger agreement or include such recommendation in the proxy statement to be sent to Terra stockholders with respect to the merger, (2) fails to publicly reaffirm such recommendation within 10 business days of receipt of a written request by Yara to provide such reaffirmation (provided Yara exercises such termination right within 10 business days of such failure) or (3) effects a Change in Company Recommendation; or

    (c)
    if Terra or any of its subsidiaries or its or their respective representatives have materially breached any of their non-solicitation obligations (as described above);

  (iv)
  by Terra:

  (a)
  if Yara or Yukon Merger Sub, Inc. has breached or failed to perform any of its representations, warranties or covenants contained in the Yara/Terra merger agreement, which breach or failure to perform (1) is incapable of being cured by Yara or Yukon Merger Sub, Inc. prior to September 30, 2010 (or December 31, 2010, if applicable) or is not cured by the earlier of (x) 40 business days following written notice to Yara by Terra of such breach or (y) September 30, 2010 (or December 31, 2010, if applicable) and (2) would result in a failure of the conditions required to be satisfied by Yara and Yukon Merger Sub, Inc. prior to the closing of the merger; or

  (b)
  to enter into a definitive agreement with respect to a Superior Proposal.

        Termination Fees. Notwithstanding any valid termination, Terra has agreed to pay Yara a termination fee of $123 million if the Yara/Terra merger agreement is terminated due to any of the following circumstances:

  (i)
  the Terra board of directors (1) fails to recommend that Terra's stockholders approve the Yara/Terra merger agreement or include such recommendation in the proxy statement to be sent to Terra stockholders with respect to the merger, (2) fails to publicly reaffirm such recommendation within 10 business days of receipt of a written request by Yara to provide such reaffirmation (provided Yara exercises such termination right within 10 business days of such failure) or (3) effects a Change in Company Recommendation;

  (ii)
  Terra enters into a definitive agreement with respect to a Superior Proposal;

  (iii)
  (A) Terra fails to obtain the affirmative vote at the Terra stockholders meeting of holders of a majority of the outstanding shares of Terra common stock to approve the merger, (B) Terra fails to perform any of its covenants contained in the Yara/Terra merger agreement and such failure to perform would result in a failure of the conditions required to be satisfied by Terra prior to the closing of the merger (other than the condition requiring Terra to convert its series A preferred stock into shares of Terra common stock) or (C) Terra or any of its subsidiaries or its or their respective representatives have materially breached any of their non-solicitation obligations (as described above) and, in each case, within 6 months after the date of termination of the Yara/Terra merger agreement as a result of the aforementioned circumstances, Terra enters into a definitive agreement to consummate or consummates the transactions contemplated by a Takeover Proposal (for purposes of this provision, the term Takeover Proposal has the same meaning as described above, except that all references to 15% are changed to 50%);

  (iv)
  (A) Terra fails to obtain the affirmative vote at the Terra stockholders meeting of holders of a majority of the outstanding shares of Terra common stock to approve the merger, (B) Terra breaches or fails to perform any of its representations, warranties or covenants contained in the Yara/Terra merger agreement and such breach or failure to perform would result in a failure of the conditions required to be satisfied by Terra prior to the closing of the merger (other than the condition requiring Terra to convert its series A preferred stock into shares of Terra common stock) or (C) Terra or any of its subsidiaries or its or their respective representatives have materially breached any of their non-solicitation obligations (as described above) and, in each case, (X) at any time after February 12, 2010 and prior to the date of termination of the Yara/Terra merger agreement as a result of the aforementioned circumstances, a Takeover Proposal is publicly announced and not subsequently withdrawn (or any person publicly announces or publicly communicates an intention, whether or not conditional, to make a Takeover Proposal and such intention is not subsequently withdrawn), and (Y) within 18 months after the date of such termination, Terra enters into a definitive agreement to consummate or consummates the transactions contemplated by any Takeover Proposal (for purposes of this provision, the term Takeover Proposal has the same meaning as described above, except that all references to 15% are changed to 50%); or

  (v)
  the Yara/Terra merger agreement is not consummated prior to September 30, 2010 (or December 31, 2010, if applicable) (provided that at time of termination of the Yara/Terra merger agreement as a result of the aforementioned circumstance, the conditions relating to the absence of Restraints, the passing of applicable waiting periods or the obtaining of approvals under any antitrust or similar law in any jurisdiction outside of the United States, the Exon-Florio Amendment and the absence of any proceeding seeking to make illegal, restrain or prohibit the consummation of the merger are, in each case, satisfied) and (X) at any time after February 12, 2010 and prior to the date of termination of the Yara/Terra merger agreement as a result of the aforementioned circumstance, a Takeover Proposal is publicly announced and not subsequently withdrawn (or any person publicly announces or publicly communicates an intention, whether or not conditional, to make a Takeover Proposal and such intention is not subsequently withdrawn), and (Y) within 18 months after the date of such termination, Terra enters into a definitive agreement to consummate or consummates the transactions contemplated by any Takeover Proposal (for purposes of this provision, the term Takeover Proposal has the same meaning as described above, except that all references to 15% are changed to 50%).

        Furthermore, notwithstanding any valid termination, Yara has agreed to pay Terra a termination fee of $123 million if Yara fails to obtain the affirmative vote at the Yara stockholders meeting of holders of at least two-thirds of the outstanding shares of Yara common stock to approve a rights offering by Yara.

The CF Holdings/Terra Merger Agreement

        It is a condition to the offer that Terra enter into a definitive merger agreement with CF Holdings and Composite substantially in the form of the CF Holdings/Terra merger agreement. On March 2, 2010, CF Holdings delivered to the Terra board of directors a letter outlining the terms of CF Holdings offer to acquire Terra. The terms and conditions of the offer are set forth in the proposed form of the CF Holdings/Terra merger agreement, which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by CF Holdings on March 5, 2010 and is incorporated herein by reference. The following summary is qualified in its entirety by reference to the complete text of the CF Holdings/Terra merger agreement. You are urged to read the full text of the CF Holdings/Terra merger agreement because, if CF Holdings and Terra enter into such agreement, it would be the legal document that governs the offer and the second-step merger.

        The CF Holdings/Terra merger agreement is substantially similar to the Yara/Terra merger agreement, except as to the superior consideration offered by CF Holdings and except that it provides for CF Holdings' acquisition of Terra to be effected by consummation of the offer followed by the second-step merger.

        The Offer.    The proposed CF Holdings/Terra merger agreement provides that the offer would be conducted on the terms and subject to the conditions set forth in the section of this prospectus/offer to exchange entitled "The Exchange Offer."

        The proposed CF Holdings/Terra merger agreement further provides that CF Holdings and Composite would amend the offer to reflect the execution of the CF Holdings/Terra merger agreement and that Terra would file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 that recommends acceptance of the offer and, if required by applicable law, approval of the second-step merger by its stockholders.

        The proposed CF Holdings/Terra merger agreement further provides that Terra would grant CF Holdings and/or Composite the option to purchase that number of shares of Terra common stock equal to the lowest number of shares that, when added to the number of shares of Terra common stock owned by Composite at the time of such exercise, constitutes one share of Terra common stock more than 90% of the number of shares of Terra common stock entitled to vote on the merger, calculated on a fully-diluted basis, or, at CF Holdings' election, on a primary basis. Such option would only be exercisable once in whole and not in part at any time within 10 business days following the purchase of and payment for shares of Terra common stock pursuant to the offer, but is not exercisable for more than the number of authorized but unissued shares of Terra common stock.

        Recommendation.    Under the terms of the proposed CF Holdings/Terra merger agreement, Terra would represent to CF Holdings and Composite that the Terra board of directors has adopted resolutions (i) determining that the terms of the offer, the second-step merger and the other transactions contemplated by the CF Holdings/Terra merger agreement are advisable to and in the best interests of, Terra and its stockholders, (ii) approving the CF Holdings/Terra merger agreement, the offer, the second-step merger and the other transactions contemplated by the CF Holdings/Terra merger agreement and (iii) recommending acceptance of the offer and, if required by applicable law, approval of the second-step merger by Terra's stockholders.

        Terra Board of Directors.    The proposed CF Holdings/Terra merger agreement provides that, at the time of the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer and from time to time thereafter, CF Holdings would be entitled to designate such number of new directors, rounded up to the next whole number, on the Terra board of directors as is equal to the product of the total number of directors on the Terra board of directors (determined after giving effect to the new directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Terra common stock beneficially owned by CF Holdings, Composite and any of their affiliates bears to the total number of shares of Terra common stock then outstanding, and Terra would be required to promptly take all actions necessary to cause CF Holdings' designees to be so elected. Terra would be required to obtain the irrevocable resignation, conditioned upon the closing of the offer, of a sufficient number of directors to implement the above provisions. In any case, CF Holdings would be entitled to designate at least a majority of the directors on the Terra board of directors, but, prior to the effective time of the merger, the Terra board of directors must always have at least three members who were members of the Terra board of directors as of immediately prior to the time of the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer and who are independent directors for purposes of the continued listing requirements of the NYSE. At each such time CF Holdings is entitled to designate directors on the Terra board of directors, Terra must also cause (i) each committee of the Terra board of directors, (ii) the board of directors of each of its subsidiaries and (iii) each committee of such board of directors of each of its subsidiaries to include persons designated by CF Holdings constituting at least the same percentage of each such committee or board of directors as CF Holdings' designees constitute on the Terra board of directors.

        Conversion of shares of Terra common stock.    Pursuant to the terms of the proposed CF Holdings/Terra merger agreement, each share of Terra common stock outstanding immediately prior to the effective time of the second-step merger would, by virtue of the second-step merger and without any action on the part of the holder thereof, be converted into the right to receive the consideration to be paid in the second-step merger, which consideration would equal the offer consideration.

        Vote Required to Approve Second-Step Merger.    Under the Maryland General Corporation Law, the second-step merger must be advised by Terra's board of directors and, unless the second-step merger is consummated as a short-form merger as described below, approved by the holders of Terra common stock entitled to cast a majority of the votes entitled to be cast on the matter. The Terra board of directors has not yet approved the CF Holdings/Terra merger agreement, the offer or the second-step merger, nor have Terra's stockholders approved the second-step merger. If CF Holdings acquired, through Composite pursuant to the offer or otherwise, at least a majority of the outstanding shares of Terra common stock and the second-step merger is advised or approved by Terra's board of directors, CF Holdings would have sufficient voting power to approve the second-step merger without the affirmative vote of any other stockholder of Terra.

        Under Section 3-106 of the Maryland General Corporation Law, if CF Holdings acquires, through Composite pursuant to the offer or otherwise, at least 90% of the then outstanding shares of Terra common stock, CF Holdings will be able to effect the second-step merger, subject to approval of Terra's board of directors, without a vote of Terra stockholders (a "short-form merger"). In such event, CF Holdings, through Composite, intends to take all necessary and appropriate action to cause the second-step merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of Terra stockholders. However, under Section 3-106 of the Maryland General Corporation Law, if Composite owns less than all of the outstanding stock of Terra as of immediately prior to the short-form merger, Composite must have given at least 30 days prior notice of the short-form merger to each of Terra's stockholders who otherwise would have been entitled to vote on the merger. A Notice of Merger pursuant to Section 3-106 of the Maryland General Corporation Law is attached to this prospectus/offer to exchange as Annex B and constitutes the notice of short-form merger referred to in this paragraph. Pursuant to such Notice of Merger, Composite thereby gives the 30 day notice to stockholders required by Section 3-106 of the Maryland General Corporation Law.

        CF Holdings and Terra would agree in the proposed CF Holdings/Terra merger agreement that, unless CF Holdings and Composite effect a short-form merger pursuant to Maryland law, Terra would hold a special meeting of its stockholders as soon as practicable following the consummation of the offer for the purpose of approving the second-step merger. CF Holdings and Composite would also agree in the proposed CF Holdings/Terra merger agreement that, at the special meeting, all of the shares of Terra common stock acquired pursuant to the offer or otherwise owned by CF Holdings or any of its subsidiaries will be voted in favor of the second-step merger.

        Effect on Restricted Stock, Phantom Units, Performance Shares and Phantom Performance Shares.    Under the proposed CF Holdings/Terra merger agreement, the Terra board of directors (or the relevant committee) would be required to take such actions to ensure that, as of the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer, each Terra stock-based award would be treated as follows:

  (i)
  each share of restricted stock would become fully vested upon the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer pursuant to its terms and, without any action on the part of any holder of such restricted stock;

  (ii)
  each phantom unit would be fully vested upon the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer and the holder of such shall phantom unit be entitled to receive, in consideration for such phantom unit, a cash payment from Terra equal to the product of (a) the number of shares of Terra common stock subject to such phantom unit immediately prior to the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer and (B) the Cash Equivalent Amount (as defined below), which cash payment shall be delivered to such holder as promptly as practicable following the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer);

  (iii)
  each performance share award would be canceled upon the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer and the holder of such performance share aware would be entitled to receive, in consideration for such cancellation, the greater of (a) the number of shares of Terra common stock subject to such performance share award based on Terra's actual performance calculated using actual quarters completed through the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer and (b) the target number of shares of Terra common stock subject to such performance share award, which shares of Terra common stock would be delivered to such holder as promptly as practicable following the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer; and

  (iv)
  each phantom performance award would be canceled upon the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer and the holder of such phantom performance award would be entitled to receive, in consideration for such cancellation, the product of (A) greater of (1) the number of shares of Terra common stock subject to such phantom performance award based on Terra's actual performance calculated using actual quarters completed through the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer and (2) the target number of shares of Terra common stock subject to such phantom performance award and (B) the Cash Equivalent Amount, which cash payment shall be delivered by Terra to such holder as promptly as practicable following the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer.

        For purposes of these provisions, "Cash Equivalent Amount" would mean an amount equal to the sum of (A) $37.15 and (B) the product of (1) the average closing sales price, rounded to four decimal points, of shares of CF Holdings' common stock on the NYSE for the period of the 5 consecutive trading days ending on the second full trading day prior to the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer and (2) 0.0953.

        Representations and Warranties.    The proposed CF Holdings/Terra merger agreement provides that each of CF Holdings and Terra would make customary and generally reciprocal representations and warranties to the other party with respect to: corporate organization and power; subsidiaries; capitalization; authorization of the CF Holdings/Terra merger agreement and related matters; consents and approvals; no violations of law; SEC reports and financial statements; absence of undisclosed liabilities; absence of certain changes; litigation; and compliance with laws and permits.

        Terra would also make customary representations and warranties to CF Holdings with respect to tax matters; real property; employee benefits and labor matters; intellectual property matters; material contracts; environmental matters; insurance coverage; improper payments; and opinion of financial advisor.

        Terra would also represent that it has, concurrently with the execution of the proposed CF Holdings/Terra merger agreement, validly terminated the Yara/Terra merger agreement with Yara in accordance with its terms and paid in full the $123 million termination fee to Yara.

        CF Holdings would also represent that the net proceeds from the financing contemplated by the commitment letter between CF Holdings and an affiliate of Morgan Stanley and The Bank of Tokyo-Mitsubishi UFJ, Ltd., together with other financial resources of CF Holdings and Terra, will be sufficient for CF Holdings to pay the cash portion of the consideration and all other fees and expenses contemplated to be paid by CF Holdings pursuant to the proposed CF Holdings/Terra merger agreement.

        Consents and Approvals.    CF Holdings and Terra would also agreed to cooperate to obtain all consents to the offer and the second-step merger. Each of CF Holdings and Terra also agree to use its reasonable best efforts to take all actions and to do all things necessary or advisable under applicable law to consummate the offer and the second-step merger.

        In particular, CF Holdings would agree that, in the event that any action or proceeding is instituted (or threatened to be instituted) challenging the offer or the second-step merger as violative of any competition, antitrust or foreign investment law, or if any law is enacted or enforced by a governmental entity that would make the offer or the second-step merger illegal or would otherwise prohibit or materially impair or delay the consummation of the offer or the second-step merger, it will use its best efforts to resolve or resist any such action or proceeding that prohibits, prevents, delays or restricts consummation of the offer or the second-step merger.

        Furthermore, CF Holdings would agree to (i) sell, hold separate or otherwise dispose of any assets of CF Holdings or its subsidiaries, or after the closing of the merger, Terra or its subsidiaries (and certain of its joint venture entities) and (ii) conduct its business in a specified manner, or propose and agree or permit CF Holdings or its subsidiaries, or after the closing of merger, Terra or its subsidiaries (and certain of its joint venture entities), to conduct its business in a specified manner. However, in no event is CF Holdings required to agree to take any action that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Terra or CF Holdings.

        Conduct of the Business of Terra Pending the Offer or Merger.    The proposed CF Holdings/Terra merger agreement provides that from the date of the proposed CF Holdings/Terra merger agreement until the earlier to occur of such time as directors elected or designated by CF Holdings constitute at least a majority of the Terra board of directors or the effective time of the merger, Terra would, and would cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and would use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with all governmental entities, customers, suppliers and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with past practice.

        In addition, during the same time period, Terra would not, and would not permit any of its subsidiaries to (subject to certain exceptions), directly or indirectly:

  (i)
  amend or modify any of Terra's or its subsidiaries' governing documents or the governing documents of certain joint venture entities;

  (ii)
  (a) declare or pay any dividend or other distribution in respect of any of its securities, other than dividends or distributions by wholly owned subsidiaries of Terra to Terra, the payment of regular quarterly cash dividends of $0.10 per share for the fiscal quarters ended December 31, 2009 and March 31, 2010; (b) split, combine or reclassify any of its securities or issue, deliver, sell, grant, dispose of or subject to a lien any securities or rights to equity; or (c) repurchase, redeem or otherwise acquire any securities or rights to equity of Terra or any subsidiary of Terra, except, in each case, as otherwise agreed to in the CF Holdings/Terra merger agreement;

  (iii)
  acquire any person or division, business or equity interest of any person;

  (iv)
  sell, lease, license, subject to a lien (other than a permitted lien), or encumber or dispose of any material assets, property or rights, other than as agreed to in the CF Holdings/Terra merger agreement;

  (v)
  (a) make any loans to or investments in any other person or (b) create, incur, guarantee or assume any indebtedness, in each case other than as agreed to in the CF Holdings/Terra merger agreement;

  (vi)
  other than as set forth in Terra's capital budget or in connection with the repair or replacement of the plant and equipment at the operating facilities of Terra or any subsidiary of Terra, make any capital expenditure in excess of $5 million individually or $10 million in the aggregate;

  (vii)
  except (a) as required pursuant to the terms of any benefit plan of Terra, (b) as required to comply with applicable law or GAAP, (c) as expressly permitted by the CF Holdings/Terra merger agreement or (iv) solely with respect to (I) below, in the ordinary course of business, (I) amend or otherwise modify in any material respect any benefit plan, (II) accelerate the payment or vesting of benefits or amounts payable or to become payable under any benefit plan, (III) terminate, establish or enter into any benefit plan, (IV) grant any increase in the compensation or benefits of directors, officers, employees or consultants of Terra or any subsidiary of Terra (except for increases in base salary or hourly wage rates to certain employees and subject to certain parameters and except for certain arrangements for newly hired or promoted employees) or (V) hire any employee with an annual base salary in excess of $130,000 except to replace an existing employee of comparable compensation;

  (viii)
  (a) settle any material claims or litigation, other than in the ordinary course of business consistent with past practice or in accordance with the terms of any liability accrued or disclosed in the most recent financial statements of Terra, (b) cancel any material indebtedness or (c) waive or assign any claims or rights of material value;

  (ix)
  except as required by applicable law or in the ordinary course of business (a) make, revoke or amend any material election relating to taxes, (b) settle or compromise any material proceeding relating to taxes or (c) enter into a written and legally binding material agreement with a taxing authority relating to taxes;

  (x)
  other than in the ordinary course of business consistent with past practice (a) amend in any material respect, waive any material right under or terminate certain material contracts of Terra or (ii) enter into any new material contracts;

  (xi)
  adopt or implement a plan of liquidation or a dissolution, restructuring, recapitalization or other reorganization of Terra or any subsidiary of Terra;

  (xii)
  change any method of financial accounting, except for any such change required by a change in GAAP;

  (xiii)
  terminate or amend in any material respect, any material insurance policies covering Terra or any subsidiary of Terra;

  (xiv)
  other than in the ordinary course of business consistent with past practice, transfer, abandon or otherwise dispose of any rights to any material intellectual property; or

  (xv)
  authorize, resolve, agree or commit to do any of the foregoing.

        Conduct of the Business of CF Holdings Pending the Offer or Merger.    In addition, the proposed CF Holdings/Terra merger agreement provides that from the date of the proposed CF Holdings/Terra merger agreement until the effective time of the merger, CF Holdings would, and would cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and would use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with all governmental entities, customers, suppliers and others having business dealings with it and to maintain its current rights and franchises, in each case, consistent with past practice.

        In addition, CF Holdings would not directly or indirectly:

  (i)
  amend or modify any of CF Holdings' governing documents;

  (ii)
  (a) declare or pay any dividend or other distribution in respect of any of securities of CF Holdings, other than quarterly dividends consistent with past practice or (b) repurchase, redeem or otherwise acquire any securities of CF Holdings, other than acquisitions of securities pursuant to any benefit plan of CF Holdings;

  (iii)
  acquire any person or division, business or equity interest of any person, other than acquisitions that would not reasonably be expected to prevent or delay or impede the consummation of the transactions contemplated by the CF Holdings/Terra merger agreement;

  (iv)
  adopt or implement a plan of liquidation or a dissolution, restructuring, recapitalization or other reorganization of CF Holdings; or

  (v)
  authorize, resolve, agree or commit to do any of the foregoing.

        Financing; Cooperation of Terra.    Under the proposed CF Holdings/Terra merger agreement, CF Holdings would be required to use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate and obtain the financing on the terms and conditions described in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Source and Amount of Funds."

        In order to assist CF Holdings with the arrangement of such financing, Terra would provide such assistance and cooperation as CF Holdings may reasonably request, including:

  (i)
  furnishing pertinent information with respect to Terra and its subsidiaries and certain of its joint venture entities;

  (ii)
  requesting its independent accountants to provide reasonable assistance to CF Holdings;

  (iii)
  providing reasonable cooperation with prospective investors, arrangers and lenders and their respective advisors in performing their due diligence; and

  (iv)
  providing all required information reasonably available to it relating to certain indebtedness of Terra or its subsidiaries.

        In no event would Terra or its subsidiaries be required to pay any commitment or similar fee or incur any other liability in connection with such financing prior to the effective time of the merger.

        Indemnification and D&O Insurance.    From and after the effective time of the second-step merger, CF Holdings would be required to cause the resulting company to indemnify and provide advancement of expenses to, all past and present directors and officers of Terra to the fullest extent permitted by law for acts or omissions occurring at or prior to the effective time of the second-step merger and to honor all existing rights to indemnification in favor or such directors and officers.

        From and after the effective time of the second-step merger, CF Holdings would also be required to cause the resulting company to maintain for a period of 6 years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Terra; provided that the resulting company may substitute policies of at least the same coverage and amounts containing terms and conditions which are at least as protective and no less advantageous to the insured. However, the resulting company would not be required to expend in any 1 year more than 300% of the current annual premium expended by Terra.

        Takeover Proposals.    The proposed CF Holdings/Terra merger agreement provides that Terra would, and would cause its subsidiaries and its and their respective representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal (as defined below).

        The proposed CF Holdings/Terra merger agreement further provides that Terra would not, nor would it authorize or permit any of its subsidiaries to, and it would cause its and its subsidiaries' respective representatives not to, directly or indirectly:

  (i)
  initiate or solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal; or

  (ii)
  continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information or data or access to its properties with respect to, or otherwise cooperate with or knowingly take any other action to facilitate any proposal that constitutes any Takeover Proposal.

        Notwithstanding the foregoing, the proposed CF Holdings/Terra merger agreement provides that, prior to the consummation of the offer, Terra and its Representatives, in response to a bona fide written Takeover Proposal that was made after the date of the CF Holdings/Terra merger agreement and did not result from a material breach of the proposed CF Holdings/Terra merger agreement and that (1) constitutes a Superior Proposal (as defined below) or (2) the Terra board of directors of Terra determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) could reasonably be expected to result in a Superior Proposal, shall be permitted to:

  (i)
  provide access to non-public information to the person making such Takeover Proposal pursuant to and in accordance with an executed confidentiality agreement; and

  (ii)
  participate in discussions or negotiations with respect to such Takeover Proposal with the person making such Takeover Proposal.

        The proposed CF Holdings/Terra merger agreement further provides that, at any time prior to the consummation of the offer, the Terra board of directors may:

  (i)
  effect a Change in Company Recommendation (as defined below) provided that the Terra board of directors determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its duties to the stockholders of Terra under applicable law; and

  (ii)
  in response to a Superior Proposal that was made after the date of the CF Holdings/Terra merger agreement and did not result from a material breach of the CF Holdings/Terra merger agreement, cause Terra to terminate the CF Holdings/Terra merger agreement and concurrently with such termination, upon payment of the termination fee (as discussed below), enter into a definitive agreement with respect to such Superior Proposal.

        Notwithstanding the foregoing, the proposed CF Holdings/Terra merger agreement provides that Terra would not be entitled to exercise its right to effect a Change in Company Recommendation or its right to terminate the CF Holdings/Terra merger agreement pursuant hereto unless:

  (i)
  the Terra board of directors has first provided prior written notice to CF Holdings advising CF Holdings that the Terra board of directors intends to (x) effect a Change in Company Recommendation, which notice would contain a description of the events, facts and circumstances giving rise to such proposed action or (y) terminate the CF Holdings/Terra merger agreement in response to a Superior Proposal, which notice shall contain a description of the terms and conditions of the Superior Proposal (including a copy of any such written Superior Proposal); and

  (ii)
  CF Holdings does not make, within 5 business days after receipt of such notice described above, a proposal that would, in the good faith determination of the Terra board of directors (after consultation with outside counsel and a financial advisor of nationally recognized reputation), cause such events, facts and circumstances to no longer form the basis for the Terra board of directors to effect a Change in Company Recommendation, in the case of a

    Change in Company Recommendation, or be at least as favorable to the stockholders of Terra as such Superior Proposal, in the case of a Superior Proposal.

        In addition to the obligations of Terra described in the preceding paragraphs, the proposed CF Holdings/Terra merger agreement provides that, from and after the date of the CF Holdings/Terra merger agreement, as promptly as practicable after the receipt, directly or indirectly, by Terra of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within 2 business days after the receipt thereof, Terra would provide oral and written notice to CF Holdings of (i) such Takeover Proposal or inquiry, (ii) the identity of the person making any such Takeover Proposal or inquiry and (iii) the material terms and conditions of any such Takeover Proposal or inquiry. Terra would agree to keep CF Holdings fully informed on a current basis of the status of any such Takeover Proposal, including any changes to the terms and conditions thereof.

        The proposed CF Holdings/Terra merger agreement defines the term "Takeover Proposal" as any third party proposal or offer for a direct or indirect (a) merger, tender offer, exchange offer, binding share exchange, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving Terra or one or more of its subsidiaries, (b) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of fifteen percent (15%) or more of the fair value of the assets of Terra and its subsidiaries, taken as a whole, in one or a series of related transactions, or (c) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing fifteen percent (15%) or more of the voting power of Terra's securities; provided, that the term "Takeover Proposal" does not include the offer or the second-step merger.

        The proposed CF Holdings/Terra merger agreement defines the term "Superior Proposal" as any bona fide written Takeover Proposal regarding Terra made by any person (other than CF Holdings or Composite) that, if consummated, would result in such person acquiring, directly or indirectly, all or substantially all of the voting power of Terra's securities or all or substantially all of the assets of Terra and its subsidiaries and that the Terra board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is reasonably expected to be consummated and is more favorable to its stockholders than the offer, the second-step merger and the other transactions contemplated by the CF Holdings/Terra merger agreement from a financial point of view, taking into account all financial, regulatory, legal and other aspects of such proposal.

        The proposed CF Holdings/Terra merger agreement defines the term "Change in Company Recommendation" as any direct or indirect withdrawal, modification, amendment or qualification of Terra's recommendation to its stockholders to accept the offer and, if required by applicable law, approve the second-step merger, in a manner adverse to CF Holdings or Composite (or any public proposal to take any of the foregoing actions) or the execution or entry into, any letter of intent, memorandum of understanding, merger agreement or other written agreement providing for a Takeover Proposal.

        Termination.    The proposed CF Holdings/Terra merger agreement could be terminated at any time prior to the effective time of the second-step merger, whether before or after receipt of the affirmative vote at the Terra stockholders meeting of holders of a majority of the outstanding shares of Terra common stock to approve the merger, to the extent required by applicable law:

          (i)  by mutual written consent of CF Holdings and Terra;

         (ii)  by either CF Holdings and Terra, if:

    (a)
    the offer shall not have been consummated by May 31, 2010; provided that the party seeking to terminate is not the primary cause of the failure of the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer by such date;

    (b)
    any law or order issued by a governmental entity having the effect of making the second-step merger illegal or otherwise prohibiting consummation of the second-step merger is in effect and has become final and non-appealable; provided that the party seeking to terminate must have used its best efforts to remove such law or order as required by the proposed CF Holdings/Terra merger agreement; or

    (c)
    the offer shall have expired or been terminated without any shares of Terra common stock being purchased; provided that the party seeking to terminate is not the primary cause of the failure of the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer by such date, as applicable;

        (iii)  by CF Holdings prior to the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer:

    (a)
    if Terra shall have breached or failed to perform any of its representations, warranties or covenants contained in the proposed CF Holdings/Terra merger agreement, which breach or failure to perform (A) is incapable of being cured by Terra prior to May 31, 2010 or is not cured by the earlier of (x) forty (40) business days following written notice to Terra by CF Holdings of such breach or (y) May 31, 2010 and (B) would result in a failure of any condition required to be satisfied prior to closing of the merger or prior to the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer;

    (b)
    if the Terra board of directors (A) fails to recommend that Terra's stockholders accept the offer and tender their shares of Terra common stock to Composite in the offer and, to the extent required by applicable law, approve the proposed CF Holdings/Terra merger agreement or include such recommendation in the Solicitation/Recommendation Statement on Schedule 14D-9, (B) fail to publicly reaffirm such recommendation within ten (10) business days of receipt of a written request by CF Holdings to provide such reaffirmation or (C) effects a Change in Company Recommendation; or (c) if Terra or any of its subsidiaries or its or their respective representatives, directly or indirectly, materially breached any of their non-solicitation obligations (as described above);

        (iv)  by Terra prior to the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer:

    (a)
    if CF Holdings or Composite has breached or failed to perform any of its representations, warranties or covenants contained in the proposed CF Holdings/Terra merger agreement, which breach or failure to perform (A) is incapable of being cured by CF Holdings or Composite prior to May 31, 2010 or is not cured by the earlier of (x) forty (40) business days following written notice to CF Holdings by Terra of such breach or (y) May 31, 2010 and (B) would result in a material adverse effect on CF Holdings; or

    (b)
    to enter into a definitive agreement with respect to a Superior Proposal.

        Termination Fees.    Notwithstanding any valid termination, Terra would agree to pay CF Holdings a termination fee of $123 million if the proposed CF Holdings/Terra merger agreement is terminated due to any of the following circumstances:

          (i)  the Terra board of directors (A) fails to recommend that Terra's stockholders accept the offer and tender their shares of Terra common stock to Composite in the offer and, to the extent required by applicable law, approve the proposed CF Holdings/Terra merger agreement or include such recommendation in the Solicitation/Recommendation Statement on Schedule 14D-9, (B) fail to publicly reaffirm such recommendation within ten (10) business days of receipt of a written request by CF Holdings to provide such reaffirmation or (C) effects a Change in Company Recommendation;

         (ii)  Terra enters into a definitive agreement with respect to a Superior Proposal;

        (iii)  (A) the offer shall have expired or been terminated without any shares of Terra common stock being purchased, (B) Terra fails to perform any of its covenants contained in the proposed CF Holdings/Terra merger agreement and such failure to perform would result in a failure of any condition required to be satisfied prior to closing of the second-step merger or prior to the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer or (C) Terra or any of its subsidiaries or its or their respective representatives have materially breached any of their non-solicitation obligations (as described above) and, in each case, within 6 months after the date of termination of the proposed CF Holdings/Terra merger agreement as a result of the aforementioned circumstances, Terra enters into a definitive agreement to consummate or consummates the transactions contemplated by a Takeover Proposal (for purposes of this provision, the term Takeover Proposal has the same meaning as described above, except that all references to 15% are changed to 50%); or

        (iv)  (A) the offer shall have expired or been terminated without any shares of Terra common stock being purchased, (B) Terra breaches or fails to perform any of its representations, warranties or covenants contained in the proposed CF Holdings/Terra merger agreement and such breach or failure to perform would result in a failure of any condition required to be satisfied prior to closing of the merger or prior to the acceptance for payment of any shares of Terra common stock by Composite pursuant to the offer or (C) Terra or any of its subsidiaries or its or their respective representatives have materially breached any of their non-solicitation obligations (as described above) and, in each case, (X) at any time after the date of the proposed CF Holdings/Terra merger agreement and prior to the date of termination of the proposed CF Holdings/Terra merger agreement as a result of the aforementioned circumstances, a Takeover Proposal is publicly announced and not subsequently withdrawn (or any person publicly announces or publicly communicates an intention, whether or not conditional, to make a Takeover Proposal and such intention is not subsequently withdrawn), and (Y) within 18 months after the date of such termination, Terra enters into a definitive agreement to consummate or consummates the transactions contemplated by any Takeover Proposal (for purposes of this provision, the term Takeover Proposal has the same meaning as described above, except that all references to 15% are changed to 50%); or

         (v)  the proposed CF Holdings/Terra merger agreement is not consummated prior to May 31, 2010 (provided that at time of termination of the proposed CF Holdings/Terra merger agreement as a result of the aforementioned circumstance, the conditions relating to the expiration or termination of any no-close period under the Competition Act (Canada) or the Canadian Transportation Act, the absence of any proceeding seeking to make illegal, restrain or prohibit the consummation of the offer or the merger and the absence of any law or order having the effect of making the offer or the merger illegal or otherwise prohibiting consummation of the offer or the merger are, in each case, satisfied) and (X) at any time after the date of the proposed CF Holdings/Terra merger agreement and prior to the date of termination of the proposed CF Holdings/Terra merger agreement as a result of the aforementioned circumstance, a Takeover Proposal is publicly announced and not subsequently withdrawn (or any person publicly announces or publicly communicates an intention, whether or not conditional, to make a Takeover Proposal and such intention is not subsequently withdrawn), and (Y) within 18 months after the date of such termination, Terra enters into a definitive agreement to consummate or consummates the transactions contemplated by any Takeover Proposal (for purposes of this provision, the term Takeover Proposal has the same meaning as described above, except that all references to 15% are changed to 50%).

THE EXCHANGE OFFER

        Composite is offering to exchange for each outstanding share of Terra common stock that is validly tendered and not properly withdrawn prior to the expiration date (i) $37.15 in cash, less any applicable withholding taxes and without interest, and (ii) 0.0953 shares of CF Holdings common stock (together with the associated preferred stock purchase rights), upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying letter of transmittal. In addition, you will receive cash instead of any fractional shares of CF Holdings common stock to which you may otherwise be entitled.

        The term "expiration date" means 5:00 p.m., New York City time, on April 2, 2010, unless Composite extends the period of time for which the offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires.

        The offer is subject to a number of conditions which are described in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer." Composite expressly reserves the right, subject to the applicable rules and regulations of the SEC, to waive any condition of the offer described herein in its discretion, except for the conditions described under the subheadings "Registration Statement Condition," "Canadian Regulatory Condition" and "NYSE Listing Condition" under the caption "The Exchange Offer—Conditions of the Offer" below, each of which cannot be waived. Composite expressly reserves the right to make any changes to the terms and conditions of the offer (subject to any obligation to extend the offer pursuant to the applicable rules and regulations of the SEC), including, without limitation, with respect to increasing or decreasing the cash, stock or aggregate consideration payable per share of Terra common stock in the offer.

        If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

        The purpose of the offer is for CF Holdings to acquire control of, and ultimately the entire interest in, Terra. CF Holdings has publicly expressed a desire to enter into a business combination with Terra. As of the date of the printing of this prospectus/offer to exchange, Terra has not been willing to negotiate with CF Holdings. We believe that Terra's board of directors has a fiduciary duty to accept our offer and enter into the proposed CF Holdings/Terra merger agreement. We commenced the offer and provided the proposed CF Holdings/Terra merger agreement to facilitate the acquisition of Terra as promptly as practicable.

        CF Holdings intends, promptly following Composite's acceptance for exchange and exchange of shares of Terra common stock in the offer, to consummate a second-step merger of Composite with and into Terra. The offer is conditioned upon entering into a definitive merger agreement with Terra substantially in the form of the CF Holdings/Terra merger agreement, which, among other things, provides for the second-step merger. In the second-step merger, each remaining share of Terra common stock (other than shares of Terra common stock owned by CF Holdings (or wholly-owned subsidiaries of CF Holdings or Terra) will be converted into the right to receive the amount of cash and the same number of shares of CF Holdings common stock as are received by Terra stockholders pursuant to the offer. Composite reserves the right to amend the offer (including amending the number of shares of common stock to be exchanged, the offer price and the cash, stock or aggregate consideration to be offered in the second-step merger), or to negotiate a merger agreement with Terra not involving an exchange offer, in which event we would terminate the offer and the shares of Terra common stock would, upon consummation of such merger, be converted into the right to receive the consideration negotiated by CF Holdings and Terra. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Plans for Terra."

        Based on certain assumptions regarding the number of Terra shares to be exchanged, CF Holdings estimates that if all shares of Terra common stock are exchanged pursuant to the offer and the second-step merger, former Terra stockholders would own, in the aggregate, approximately 16% of the outstanding shares of CF Holdings common stock. If the proposed post-closing public offering of shares of CF Holdings common stock is completed, it is estimated that CF Holdings will issue approximately 9.3 million shares of CF Holdings common stock and former Terra stockholders would own, in the aggregate, approximately 14% of the outstanding shares of CF Holdings common stock. For a detailed discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Ownership of CF Holdings After the Offer."

Expiration Date of the Offer

        The offer is scheduled to expire at 5:00 p.m., New York City time, on April 2, 2010, which is the initial expiration date, unless further extended by Composite. For more information, you should read the discussion below under the caption "The Exchange Offer—Extension, Termination and Amendment."

        The proposed CF Holdings/Terra merger agreement provides that we will ensure that the offer is open for at least 15 business days following the execution of the CF Holdings/Terra merger agreement. Please see the section of this prospectus/offer to exchange entitled "Background and Reasons for the Offer—The CF Holdings/Terra Merger Agreement."

Extension, Termination and Amendment

        Subject to the applicable rules of the SEC and the terms and conditions of the offer, Composite expressly reserves the right (but will not be obligated) (1) to extend, for any reason, the period of time during which the offer is open, (2) to delay acceptance for exchange of, or exchange of, shares of Terra common stock in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return shares of Terra common stock deposited by or on behalf of stockholders promptly after the termination or withdrawal of the offer), (3) to amend or terminate the offer without accepting for exchange of, or exchanging, shares of Terra common stock if any of the individually subheaded conditions referred to in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer" have not been satisfied or if any event specified in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer" under the subheading "Other Conditions" has occurred and (4) to amend the offer or to waive any conditions to the offer at any time, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

        However, Composite's right to amend the offer would be limited pursuant to the terms of the proposed CF Holdings/Terra merger agreement. The proposed CF Holdings/Terra merger agreement also provides that we will ensure that the offer is open for at least 15 business days following the execution of the CF Holdings/Terra merger agreement. Please see the section of this prospectus/offer to exchange entitled "Background and Reasons for the Offer—The CF Holdings/Terra Merger Agreement."

        Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which CF Holdings or Composite may choose to make any public announcement, neither CF Holdings nor Composite will have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

        CF Holdings and Composite acknowledge that Rule 14e-1(c) under the Exchange Act requires Composite to pay the consideration offered or return the shares of Terra common stock tendered promptly after the termination or withdrawal of the offer.

        If Composite increases or decreases the percentage of shares of Terra common stock being sought or increases or decreases the cash, stock or aggregate consideration to be paid for shares of Terra common stock pursuant to the offer and the offer is scheduled to expire at any time before the expiration of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the offer will be extended until the expiration of 10 business days from, and including, the date of such notice. If Composite makes a material change in the terms of the offer (other than a change in the price to be paid in the offer or the percentage of securities sought) or in the information concerning the offer, or waives a material condition of the offer, Composite will extend the offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the offer. Composite will comply with Rule 14d-4(d)(2) under the Exchange Act in connection with material changes to the terms of the offer.

        As used in this prospectus/offer to exchange, a "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. If, prior to the expiration date, CF Holdings increases the cash, stock or aggregate consideration being exchanged for shares of Terra common stock pursuant to the offer, such increased consideration will be received by all stockholders whose shares of Terra common stock are exchanged pursuant to the offer, whether or not such shares of Terra common stock were tendered prior to the announcement of the increase of such consideration.

        Pursuant to Rule 14d-11 under the Exchange Act, Composite may, subject to certain conditions, elect to provide a subsequent offering period of at least three business days in length following the expiration of the offer on the expiration date and acceptance for exchange of the shares of Terra common stock tendered in the offer (we refer to this period in this prospectus/offer to exchange as a "subsequent offering period"). A subsequent offering period would be an additional period of time, following the first exchange of shares of Terra common stock in the offer, during which stockholders could tender shares of Terra common stock not tendered in the offer.

        During a subsequent offering period, tendering stockholders would not have withdrawal rights and Composite would promptly exchange and pay for any shares of Terra common stock tendered at the same price paid in the offer. Rule 14d-11 under the Exchange Act provides that Composite may elect to provide a subsequent offering period so long as, among other things, (1) the initial period of at least 20 business days of the offer has expired, (2) Composite offers the same form and amount of consideration for shares of Terra common stock in the subsequent offering period as in the initial offer, (3) Composite immediately accepts and promptly pays for all shares of Terra common stock tendered during the offer prior to its expiration, (4) CF Holdings announces the results of the offer, including the approximate number and percentage of shares of Terra common stock deposited in the offer, no later than 9:00 a.m., Eastern time, on the next business day after the expiration date and immediately begins the subsequent offering period and (5) Composite immediately accepts and promptly pays for shares of Terra common stock as they are tendered during the subsequent offering period. If Composite elects to include a subsequent offering period, it will notify stockholders of Terra by making a public announcement on the next business day after the expiration date consistent with the requirements of Rule 14d-11 under the Exchange Act.

        Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to shares tendered in the offer and accepted for exchange. The same consideration will be received by stockholders tendering shares of Terra common stock in the offer or in a subsequent offering period, if one is included. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Withdrawal Rights."

        A request is being made to Terra pursuant to Rule 14d-5 under the Exchange Act for the use of Terra's stockholder lists and security position listings for the purpose of disseminating the offer to stockholders. Upon compliance by Terra with this request, this offer, the letter of transmittal and all other relevant materials will be mailed to record holders of shares of Terra common stock and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Terra's stockholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of Terra common stock by CF Holdings or, if it so elects, the materials will be mailed by Terra.

Acceptance for Exchange, and Exchange, of Terra Shares; Delivery of CF Holdings Common Stock

        Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Composite will accept for exchange promptly after the expiration date all shares of Terra common stock validly tendered (and not withdrawn in accordance with the procedure set out in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Withdrawal Rights") prior to the expiration date. Composite will exchange all shares of Terra common stock validly tendered and not withdrawn promptly following the acceptance of shares of Terra common stock for exchange pursuant to the offer. Composite expressly reserves the right, in its discretion, but subject to the applicable rules of the SEC, to delay acceptance for and thereby delay exchange of shares of Terra common stock in order to comply in whole or in part with applicable laws or if any of the conditions referred to in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer" have not been satisfied or if any event specified in that section has occurred. If Composite elects to include a subsequent offering period, Composite will accept for exchange, and promptly exchange, all validly tendered shares of Terra common stock as they are received during the subsequent offering period. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Withdrawal Rights."

        In all cases (including during any subsequent offering period), Composite will exchange all shares of Terra common stock tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of (1) the certificates representing such shares of Terra common stock or timely confirmation (a "book-entry confirmation") of a book-entry transfer of such shares of Terra common stock into the exchange agent's account at The Depository Trust Company pursuant to the procedures set forth in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Procedure for Tendering," (2) the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, in the case of a book-entry transfer, or an Agent's Message (as defined below) and (3) any other documents required under the letter of transmittal. This prospectus/offer to exchange refers to The Depository Trust Company as the "Book-Entry Transfer Facility." As used in this prospectus/offer to exchange, the term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the exchange agent and forming a part of the book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of Terra common stock that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the letter of transmittal and that Composite may enforce such agreement against such participant.

        For purposes of the offer (including during any subsequent offering period), Composite will be deemed to have accepted for exchange, and thereby exchanged, shares of Terra common stock validly tendered and not properly withdrawn as, if and when CF Holdings or Composite gives oral or written notice to the exchange agent of Composite's acceptance for exchange of such shares of Terra common stock pursuant to the offer. Upon the terms and subject to the conditions of the offer, exchange shares of Terra common stock accepted for exchange pursuant to the offer will be made by deposit of the cash and stock consideration being exchanged therefor with the exchange agent, which will act as agent for tendering stockholders for the purpose of receiving the offer consideration from CF Holdings and transmitting such consideration to tendering stockholders whose shares of Terra common stock have been accepted for exchange. Under no circumstances will CF Holdings pay interest on the offer consideration for shares of Terra common stock, regardless of any extension of the offer or other delay in making such exchange.

        If any tendered shares of Terra common stock are not accepted for exchange for any reason pursuant to the terms and conditions of the offer, or if certificates representing such shares are submitted representing more shares of Terra common stock than are tendered, certificates representing unexchanged or untendered shares of Terra common stock will be returned, without expense to the tendering stockholder (or, in the case of shares of Terra common stock tendered by book-entry transfer into the exchange agent's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Procedure for Tendering," such shares of Terra common stock will be credited to an account maintained at such Book-Entry Transfer Facility), promptly following the expiration or termination of the offer.

        Each of CF Holdings and Composite reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to exchange all or any portion of the shares of Terra common stock tendered pursuant to the offer, but any such transfer or assignment will not relieve CF Holdings or Composite of its obligations under the offer or prejudice the rights of tendering stockholders to exchange shares of Terra common stock validly tendered and accepted for exchange pursuant to the offer.

Cash Instead of Fractional Shares of CF Holdings Common Stock

        CF Holdings will not issue certificates representing fractional shares of CF Holdings common stock pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of CF Holdings common stock will receive cash in an amount equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the average closing sales price, rounded to four decimal points, of shares of CF Holding common stock on the NYSE for the period of the 5 consecutive trading days ending on the second full trading day prior to the expiration date.

Procedure for Tendering

        In order for a holder of shares of Terra common stock validly to tender shares of Terra common stock pursuant to the offer, the exchange agent must receive prior to the expiration date the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the letter of transmittal, at one of its addresses set forth on the back cover of this offer and either (1) the certificates representing tendered shares of Terra common stock must be received by the exchange agent at such address or such shares of Terra common stock must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by the exchange agent (including an Agent's Message), in each case prior to the expiration date or the expiration of the subsequent offering period, if any, or (2) the tendering stockholder must comply with the guaranteed delivery procedures described below.

        The method of delivery of share certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer.    The exchange agent will establish accounts with respect to the shares of Terra common stock at the Book-Entry Transfer Facility for purposes of the offer within 2 business days after the date of this offer. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of shares of Terra common stock by causing the Book-Entry Transfer Facility to transfer such shares of Terra common stock into the exchange agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of shares of Terra common stock may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message and any other required documents must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this offer prior to the expiration date or the expiration of the subsequent offering period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the exchange agent.

        Signature Guarantees.    No signature guarantee is required on a letter of transmittal (1) if the letter of transmittal is signed by a registered holder of shares of Terra common stock who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or (2) if shares of Terra common stock are tendered for the account of a financial institution that is a member of the Security Transfer Agent Medallion Signature Program, or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. If a certificate representing shares of Terra common stock is registered in the name of a person other than the signer of the letter of transmittal, then such certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the letter of transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender shares of Terra common stock pursuant to the offer and such stockholder's certificate representing such shares of Terra common stock are not immediately available, such stockholder cannot deliver such certificates and all other required documents to the exchange agent prior to the expiration date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such shares of Terra common stock may nevertheless be tendered, provided that all the following conditions are satisfied:

          (1)   such tender is made by or through an Eligible Institution;

          (2)   a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by CF Holdings, through Composite, is received prior to the expiration date by the exchange agent as provided below; and

          (3)   the share certificates (or a book-entry confirmation) representing all tendered shares of Terra common stock, in proper form for transfer, in each case together with the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

        The notice of guaranteed delivery may be delivered by hand or mail or by facsimile transmission to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in the notice of guaranteed delivery. The procedures for guaranteed delivery above may not be used during any subsequent offering period.

        In all cases (including during any subsequent offering period), exchange of shares of Terra common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of the certificates representing such shares of Terra common stock, or a book-entry confirmation of the delivery of such shares of Terra common stock (except during any subsequent offering period), and the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the letter of transmittal.

        Determination of Validity.    CF Holdings' and Composite's interpretation of the terms and conditions of the offer (including the letter of transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Terra common stock will be determined by CF Holdings and Composite, in their discretion, which determination shall be final and binding to the fullest extent permitted by law. Composite reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of or for exchange for which may, in the opinion of its counsel, be unlawful. Composite also reserves the absolute right to waive any condition of the offer to the extent permitted by applicable law or any defect or irregularity in the tender of any shares of Terra common stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of Terra common stock will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of CF Holdings or Composite or any of their respective affiliates or assigns, the dealer managers, the exchange agent, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        A tender of shares of Terra common stock pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the offer, as well as the tendering stockholder's representation and warranty to CF Holdings and Composite that (1) such stockholder owns the tendered shares of Terra common stock (and any and all other shares of Terra common stock or other securities issued or issuable in respect of such shares of Terra common stock), (2) the tender complies with Rule 14e-4 under the Exchange Act, (3) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered shares of Terra common stock (and any and all other shares of Terra common stock or other securities issued or issuable in respect of such shares of Terra common stock) and (4) when the same are accepted for exchange by Composite, Composite will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

        The acceptance for exchange by Composite of shares of Terra common stock pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder, CF Holdings and Composite upon the terms and subject to the conditions of the offer.

        Appointment as Proxy.    By executing the letter of transmittal, or through delivery of an Agent's Message, as set forth above, a tendering stockholder irrevocably appoints designees of Composite as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the letter of transmittal, to the full extent of such stockholder's rights with respect to the shares of Terra common stock tendered by such stockholder and accepted for exchange by Composite (and with respect to any and all other shares of Terra common stock or other securities issued or issuable in respect of such shares of Terra common stock on or after the date of this prospectus/offer to exchange). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered shares of Terra common stock (and such other shares of Terra common stock and securities). Such appointment will be effective when, and only to the extent that, Composite accepts such shares of Terra common stock for exchange. Upon appointment, all prior powers of attorney and proxies given by such stockholder with respect to such shares of Terra common stock (and such other shares of Terra common stock and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Composite will, with respect to the shares of Terra common stock (and such other shares of Terra common stock and securities) for which the appointment is effective, be empowered to exercise all voting, consent and other rights of such stockholder as they in their discretion may deem proper at any annual or special meeting of Terra stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Composite reserves the right to require that, in order for shares of Terra common stock to be deemed validly tendered, immediately upon Composite's acceptance of shares of Terra common stock for exchange, CF Holdings must be able to exercise full voting, consent and other rights with respect to such shares of Terra common stock (and such other shares of Terra common stock and securities).

        The foregoing proxies are effective only upon acceptance for exchange of shares of Terra common stock tendered pursuant to the offer. The offer does not constitute a solicitation of proxies for any meeting of Terra stockholders.

Withdrawal Rights

        Tenders of shares of Terra common stock made pursuant to the offer may be withdrawn at any time until the offer has expired and, unless Composite has accepted the shares for exchange pursuant to the offer, may also be withdrawn at any time after May 4, 2010. If Composite elects to include a subsequent offering period, shares of Terra common stock tendered during the subsequent offering period may not be withdrawn. Please see the section of this prospectus/offer to exchange entitled "The Exchange Offer—Extension, Termination and Amendment."

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at one of its addresses set forth on the back cover page of this offer. Any such notice of withdrawal must specify the name of the person who tendered the shares of Terra common stock to be withdrawn, the number of shares of Terra common stock to be withdrawn and the name of the registered holder of such shares of Terra common stock, if different from that of the person who tendered such shares of Terra common stock. If certificates representing shares of Terra common stock to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such shares of Terra common stock have been tendered by or for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares of Terra common stock have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Terra common stock.

        Withdrawals of shares of Terra common stock may not be rescinded. Any shares of Terra common stock properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer. However, withdrawn shares of Terra common stock may be re-tendered at any time prior to the expiration date (or during the subsequent offering period, if any) by following one of the procedures described in the section of this prospectus/offer to exchange entitled "The Exchange

Offer—Procedure for Tendering" (except shares of Terra common stock may not be re-tendered using the procedures for guaranteed delivery during any subsequent offering period).

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by CF Holdings and Composite, in their discretion, whose determination will be final and binding to the fullest extent permitted by law. None of CF Holdings or Composite or any of their respective affiliates or assigns, the dealer managers, the exchange agent, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Announcement of Results of the Offer

        CF Holdings will announce the final results of the offer, including whether all of the conditions to the offer have been fulfilled or waived and whether Composite will accept the tendered shares of common stock of Terra for exchange after expiration of the offer. The announcement will be made by a press release.

Ownership of CF Holdings After the Offer

        Upon consummation of the offer and the second-step merger, former Terra stockholders would own in the aggregate approximately 16% of the outstanding shares of CF Holdings common stock, assuming that:

  •
  CF Holdings exchanges, pursuant to the offer or the second-step merger, all of the outstanding shares of Terra common stock, which is assumed to be 100,105,516 (the total number of shares reported by Terra to be outstanding on February 25, 2010 as disclosed in Terra's Annual Report on Form 10-K for the year ended December 31, 2009);

  •
  CF Holdings exchanges, pursuant to the offer or the second-step merger, the shares of Terra common stock issuable upon exercise or conversion of all of Terra's stock-based awards and the conversion of Terra's preferred stock, which is assumed to be 1,462,094 in the aggregate. This amount is based on Terra's reported stock-based awards and outstanding preferred stock as of December 31, 2009 as reported in Terra's Annual Report on Form 10-K and preliminary Proxy Statement on Schedule 14A filed on February 24, 2010; and

  •
  48,579,951 shares of CF Holdings common stock (including restricted shares) were outstanding on February 26, 2010 and 798,000 shares of common stock that would be issued upon the exercise of outstanding stock options after giving effect to the withholding of shares of common stock to satisfy the aggregate exercise price of such options using the CF Holdings stock price as of the close of trading on March 1, 2010 of $107.54.

        If the proposed post-closing public offering of shares of CF Holdings common stock is completed, it is estimated that CF Holdings will issue approximately 9.3 million shares of CF Holdings common stock and former Terra stockholders would own, in the aggregate, approximately 14% of the outstanding shares of CF Holdings common stock.

Material Federal Income Tax Consequences to U.S. Holders

        The following is a general summary of certain material U.S. federal income tax consequences to a U.S. Holder, as defined below, of the exchange of its shares of Terra common stock for CF Holdings common stock and cash pursuant to the offer or the second-step merger. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in U.S. federal income tax consequences that are significantly different from those discussed in this prospectus/offer to exchange. This discussion is not binding on the U.S. Internal Revenue Service (the "IRS"). No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal tax consequences discussed herein. The IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such a challenge.

        As used in this prospectus/offer to exchange, a "U.S. Holder" is any beneficial owner of shares of Terra common stock that is (i) a citizen or an individual resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions, including the states and the District of Columbia, (iii) an estate the income of which is subject to federal income taxation regardless of its source, or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. If a pass-through entity, including a partnership or other entity classified as a partnership for U.S. federal income tax purposes, is a beneficial owner of shares of Terra common stock, the U.S. federal income tax treatment of an owner or partner generally will depend on the status of such owner and upon the activities of the pass-through entity. Any owner or partner of a pass-through entity holding shares of Terra common stock is urged to consult its own tax advisor.

        This discussion does not address any U.S. federal alternative minimum tax, U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the offer or second-step merger. In addition, this discussion does not address the U.S. federal income tax consequences to certain categories of holders subject to special rules, including holders that are (i) banks, financial institutions, or insurance companies, (ii) regulated investment companies or real estate investment trusts, (iii) brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method, (iv) tax-exempt organizations, (v) holders that own shares of Terra common stock as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (vi) holders that acquired shares of Terra common stock in connection with the exercise of employee stock options or otherwise as compensation for services, (vii) holders that have "functional currency" other than the U.S. dollar, (viii) cooperatives, (ix) U.S. expatriates or (x) holders that are not U.S. Holders. This discussion assumes that shares of Terra common stock are held as capital assets, within the meaning of Section 1221 of the Code, in the hands of a U.S. Holder at all relevant times.

        ALL HOLDERS OF SHARES OF TERRA COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER AND THE SECOND-STEP MERGER, IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAW OF ANY STATE OR OF ANY LOCAL OR NON-U.S. NON-TAXING JURISDICTION.

        An exchange pursuant to the offer or second-step merger will be a fully taxable transaction to U.S. Holders for U.S. federal income tax purposes. Accordingly, the anticipated material U.S. federal income tax consequences to U.S. Holders of Terra common stock will be as follows:

  •
  A U.S. Holder of Terra common stock will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the CF Holdings common stock and cash received and (ii) such U.S. Holder's adjusted tax basis in the Terra common stock exchanged therefor. Such recognized gain or loss will constitute capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder's holding period for the Terra common stock exchanged is greater than one year as of the date of the offer or the second-step merger (as the case may be).

  •
  The aggregate tax basis of the shares of CF Holdings common stock received by a U.S. Holder of Terra common stock pursuant to the offer or second-step merger will be equal to the fair market value of such shares on the date of the completion of the offer or the second-step merger (as the case may be).

  •
  The holding period of the shares of CF Holdings common stock received by a Holder of Terra common stock pursuant to the offer and second-step merger will begin on the day following the completion of the exchange.

        Backup Withholding and Information Reporting.    Backup withholding tax may apply to payments to which a non-corporate stockholder is entitled, unless the stockholder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Each holder of Terra common stock should complete and sign the Form W-9 that will be included as part of the letter of transmittal and return it to the payment agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the payment agent. Cash and CF Holdings common stock received also generally will be subject to information reporting.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowable as a refund or a credit against the U.S. federal income tax liability of a holder of Terra common stock, provided the required information is timely furnished to the IRS.

        Holders of Terra common stock are urged to consult their tax advisors concerning the United States federal, state, local and foreign tax consequences of the offer and the second-step merger to them.

Purpose and Structure of the Offer

        The purpose of our offer is for CF Holdings to acquire control of, and ultimately the entire equity interest in, Terra. If the offer is consummated, we intend, promptly after completion of the offer, to consummate a merger of a direct or indirect wholly-owned subsidiary of CF Holdings with and into Terra (this merger is sometimes referred to as the second-step merger). The offer is conditioned upon entering into a definitive merger agreement with Terra, which, among other things, would provide for the second-step merger. The purpose of this second-step merger is for CF Holdings to acquire all outstanding shares of Terra common stock that were not acquired in the offer. In this second-step merger, each remaining share of Terra common stock (other than shares already owned by CF Holdings or its wholly-owned subsidiaries) will be converted into the right to receive the same amount of cash and the same number of shares of CF Holdings common stock as are received by Terra stockholders pursuant to the offer. After this second-step merger, the former Terra stockholders will no longer have any ownership interest in Terra, but in CF Holdings.

        CF Holdings and Composite each reserves the right to amend the offer (including amending the number of shares of common stock to be exchanged, the offer price and the consideration to be offered in the second-step merger), or to negotiate a merger agreement with Terra not involving an exchange offer, in which event we would terminate the offer and the shares of Terra common stock would, upon consummation of such merger, be converted into the right to receive the consideration negotiated by CF Holdings and Terra.

Statutory Requirements; Approval of the Second-Step Merger

        Under the Maryland General Corporation Law, the second-step merger must be advised by Terra's board of directors and approved by the holders of Terra common stock entitled to cast a majority of the votes entitled to be cast on the matter. The offer is conditioned upon entering into a definitive merger agreement with Terra, which, among other things, would provide for the second-step merger, including a declaration as to the advisability of such merger by Terra's board of directors. Please see the section entitled "The Exchange Offer—Conditions of the Offer—CF Holdings/Terra Merger Agreement Condition." If CF Holdings acquired, through Composite pursuant to the offer or otherwise, at least a majority of the outstanding shares of Terra common stock, CF Holdings would have sufficient voting power to approve the second-step merger without the affirmative vote of any other stockholder of Terra.

        The exact timing and details of the second-step merger or any other merger or other business combination involving Terra will necessarily depend upon a variety of factors, including the number of shares of Terra common stock CF Holdings acquires pursuant to the offer. Although CF Holdings currently intends to propose the second-step merger generally on the terms described herein, it is possible that, as a result of substantial delays in its ability to effect such a transaction, actions Terra may take in response to the offer, information CF Holdings obtains hereafter, changes in general economic or market conditions or in the business of Terra or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. CF Holdings reserves the right not to propose the second-step merger or any other merger or other business combination with Terra or to propose such a transaction on terms other than those described above.

Short-Form Merger

        Under Section 3-106 of the Maryland General Corporation Law, if we acquire, through Composite pursuant to the offer or otherwise, at least 90% of the then outstanding shares of Terra common stock, we will be able to effect the second-step merger, subject to approval of Terra's board of directors, without a vote of Terra stockholders. In such event, CF Holdings, through Composite, intends to take all necessary and appropriate action to cause the second-step merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of Terra stockholders. However, under Section 3-106(d) of the Maryland General Corporation Law, if Composite owns less than all of the outstanding stock of Terra as of immediately prior to the short-form merger, Composite must have given at least 30 days prior notice of the short-form merger to each of Terra's stockholders who otherwise would have been entitled to vote on the merger. A Notice of Merger pursuant to Section 3-106 of the Maryland General Corporation Law is attached to this prospectus/offer to exchange as Annex B and constitutes the notice of short-form merger referred to in this paragraph. Pursuant to such Notice of Merger, Composite thereby gives the 30 day notice to stockholders required by Section 3-106 of the Maryland General Corporation Law.

        If, however, CF Holdings does not acquire at least 90% of the outstanding shares of Terra common stock through Composite pursuant to the offer or otherwise and a vote of Terra stockholders is required under Maryland law, a significantly longer period of time would be required to effect the second-step merger (please see the section entitled "The Exchange Offer—Statutory Requirements; Approval of the Second-Step Merger" above).

 Appraisal/Dissenters' Rights

        No dissenters' or appraisal rights are available in connection with the offer.

        No dissenters' or appraisal rights are available in connection with the second-step merger, unless a vote of Terra's stockholders on the second-step merger is required under Maryland law and shares of Terra common stock are not listed on the NYSE or another national securities exchange on the record date for the determination of stockholders entitled to vote on the second-step merger.

Plans for Terra

        The purpose of the offer is for CF Holdings to acquire control of, and ultimately the entire interest in, Terra. CF Holdings intends, promptly following Composite's acceptance for exchange, and exchange, of shares of Terra common stock in the offer, to consummate a second-step merger of Composite with and into Terra. The offer is conditioned upon entering into a definitive merger agreement with Terra, which, among other things, would provide for the second-step merger. In the second-step merger, each remaining share of Terra common stock (other than shares of Terra common stock owned by CF Holdings, Composite, Terra or any wholly-owned subsidiary of CF Holdings or Terra) will be converted into the right to receive the amount of cash and the same number of shares of CF Holdings common stock as are received by Terra stockholders pursuant to the offer. If the offer is successful, CF Holdings intends to consummate the second-step merger as promptly as practicable.

        If, and to the extent that CF Holdings (and/or any of CF Holdings' subsidiaries) acquires control of Terra or otherwise obtains access to the books and records of Terra, CF Holdings intends to conduct a detailed review of Terra's business, operations, capitalization and management and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. It is expected that, initially following the second-step merger, the business and operations of Terra will, except as set forth in this offer, be continued substantially as they are currently being conducted, but CF Holdings expressly reserves the right to make any changes that it deems necessary, appropriate or convenient to optimize exploitation of Terra's potential in conjunction with CF Holdings' businesses in light of CF Holdings' and CF Holdings' review or in light of future developments. Such changes could include, among other things, changes in Terra's business, corporate structure, assets, properties, marketing strategies, capitalization, management, personnel or dividend policy and changes to Terra's charter and bylaws.

        Except as indicated in this offer, neither CF Holdings nor any of CF Holdings' subsidiaries has any current plans or proposals which relate to or would result in (1) any extraordinary transaction, such as a merger, reorganization or liquidation of Terra or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of Terra or any of its subsidiaries, (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of Terra or any of its subsidiaries, (4) any change in the current board of directors or management of Terra or any change to any material term of the employment contract of any executive officer of Terra, (5) any other material change in Terra's corporate structure or business, (6) any class of equity security of Terra being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (7) any class of equity securities of Terra becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

Effect of the Offer on the Market for Shares of Terra Common Stock; NYSE Listing; Registration under the Exchange Act; Margin Regulations

  Effect of the Offer on the Market for the Shares of Terra Common Stock

        The exchange of shares of Terra common stock by Composite pursuant to the offer will reduce the number of shares of Terra common stock that might otherwise trade publicly and will reduce the number of holders of shares of Terra common stock, which could adversely affect the liquidity and market value of the remaining shares of Terra common stock held by the public. The extent of the public market for Terra common stock and the availability of quotations reported in the over-the-counter market depends upon the number of stockholders holding Terra common stock, the aggregate market value of the shares remaining at such time, the interest of maintaining a market in the shares on the part of any securities firms and other factors. According to Terra's Annual Report on Form 10-K for the year ended December 31, 2009, as of February 25, 2010, there were 100,105,516 shares of Terra common stock outstanding and approximately 5,471 holders of record of Terra common stock.

  NYSE Listing

        The shares of Terra common stock are quoted on the NYSE. Depending upon the number of shares of Terra common stock exchanged pursuant to the offer and the number of Terra stockholders remaining thereafter, the shares of Terra common stock may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the shares of Terra common stock if, among other things, (1) the number of total stockholders of Terra should fall below 400, (2) the number of total stockholders should fall below 1,200 and the average monthly trading volume for the shares of Terra common stock is less than 100,000 for the most recent 12 months or (3) the number of publicly held shares of Terra common stock (exclusive of holdings of officers and directors of Terra and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000.

        If, as a result of the exchange of shares of Terra common stock pursuant to the offer or otherwise, the shares of Terra common stock no longer meet the requirements of the NYSE for continued listing and the listing of the shares of Terra common stock is discontinued, the market for the shares of Terra common stock could be adversely affected. If the NYSE were to delist the shares of Terra common stock, it is possible that the shares of Terra common stock would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of Terra common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. CF Holdings cannot predict whether the reduction in the number of shares of Terra common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the shares of Terra common stock or whether it would cause future market prices to be greater or less than the consideration being offered in the offer.

        If Terra common stock is not delisted prior to the second-step merger, then Terra common stock will cease to be listed on the NYSE upon consummation of the second-step merger.

  Registration Under Exchange Act

        Terra common stock is currently registered under the Exchange Act. This registration may be terminated upon application by Terra to the SEC if Terra common stock is not listed on a "national securities exchange" and there are fewer than 300 record holders. Termination of registration would substantially reduce the information required to be furnished by Terra to holders of Terra common stock and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Exchange Act Rule 13e-3 with respect to "going private" transactions, no longer applicable to Terra common stock. In addition, "affiliates" of Terra and persons holding "restricted securities" of Terra may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act. If registration of Terra common stock is not terminated prior to the second-step merger, then the registration of Terra common stock under the Exchange Act will be terminated upon consummation of the second-step merger.

  Margin Regulations

        Shares of Terra common stock are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the offer it is possible that the shares of Terra common stock might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such shares of Terra common stock could no longer be used as collateral for loans made by brokers. In addition, if registration of the shares of Terra common stock under the Exchange Act were terminated, the shares of Terra common stock would no longer constitute "margin securities."

Conditions of the Offer

        Notwithstanding any other provision of the offer and in addition to (and not in limitation of) Composite's right to extend and amend the offer at any time, in its discretion, Composite shall not be required to accept for exchange any shares of Terra common stock tendered pursuant to the offer, shall not (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) be required to make any exchange for shares of Terra common stock accepted for exchange and may extend, terminate or amend the offer, if immediately prior to the expiration of the offer, in the reasonable judgment of Composite, any one or more of the following conditions shall not have been satisfied:

  CF Holdings/Terra Merger Agreement Condition

        Terra shall have entered into a definitive merger agreement with CF Holdings substantially in the form of the CF Holdings/Terra merger agreement.

  Yara/Terra Merger Agreement Condition

        The Yara/Terra merger agreement shall have been validly terminated in accordance with its terms.

  Minimum Tender Condition

        Terra stockholders shall have validly tendered and not withdrawn prior to the expiration of the offer at least that number of shares of Terra common stock that constitutes a majority of the then outstanding shares of Terra common stock on a fully-diluted basis.

  Canadian Regulatory Condition

        Any no-close period (including any extensions thereof) applicable to the offer and the second-step merger under the Canadian Competition Act or the Canada Transportation Act shall have expired or been terminated.

  Registration Statement Condition

        The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and CF Holdings shall have received all necessary state securities law or "blue sky" authorizations.

  NYSE Listing Condition

        The shares of CF Holdings common stock to be issued pursuant to the offer and the second-step merger shall have been approved for listing on the NYSE.

  Other Conditions

        Additionally, Composite shall not be required to accept for exchange any shares of Terra common stock tendered pursuant to the offer, shall not (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) be required to make any exchange for shares of Terra common stock accepted for exchange, and may extend, terminate or amend the offer, if at any time on or after the date of this prospectus/offer to exchange and prior to the expiration of the offer any of the following conditions exists:

  (a)
  the Yara/Terra merger agreement shall have been amended or Terra shall not have been in full compliance with its covenants in the Yara/Terra merger agreement, without giving effect to any consent or waiver by Yara;

  (b)
  there shall be pending any suit, action or proceeding by any governmental entity of competent jurisdiction against CF Holdings, Composite, Terra or any Terra subsidiary, or otherwise in connection with the offer or the second-step merger, seeking to make illegal, restrain or prohibit the consummation of the offer or the second-step merger; and

  (c)
  any law shall have been adopted or promulgated, or any temporary, preliminary or permanent order shall have been issued and remain in effect by a governmental entity of competent jurisdiction having the effect of making the offer or the second-step merger illegal or otherwise prohibiting consummation of the offer or the second-step merger.

        The foregoing conditions are for the sole benefit of Composite and may be asserted by Composite regardless of the circumstances giving rise to any such condition or, other than the "Registration Statement Condition," "Canadian Regulatory Condition" and "NYSE Listing Condition," may be waived by Composite in whole or in part at any time and from time to time prior to the expiration of the offer in its discretion. To the extent Composite waives a condition set forth in this section with respect to one tender, Composite will waive that condition with respect to all other tenders. The failure by Composite at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time until the expiration of the offer. Any determination by Composite concerning any condition or event described in this prospectus/offer to exchange shall be final and binding on all parties to the fullest extent permitted by law.

        In addition, the proposed CF Holdings/Terra merger agreement would have the following conditions that would be applicable to Composite's obligation to accept for exchange any shares of

Terra common stock tendered pursuant to the offer after execution of the CF Holdings/Terra merger agreement:

  (a)
  (i) the representation and warranty of Terra in the CF Holdings/Terra merger agreement that since January 1, 2009, there has not been any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on Terra shall be true and correct in all respects as of the date of the CF Holdings/Terra merger agreement and as of the consummation of the offer as though made at the consummation of the offer, (ii) the representations and warranties of Terra in the CF Holdings/Terra merger agreement related to Terra's capitalization, authority and approval of the Terra board of directors related to the offer and the second-step merger, Terra stockholder approval required to complete the offer and the second-step merger, and the exemption of the offer and the second-step merger from the Maryland Business Combination Act shall be true and correct in all material respects as of the date of the CF Holdings/Terra merger agreement and as of the consummation of the offer as though made at the consummation of the offer or (iii) all other representations and warranties of Terra set forth in the CF Holdings/Terra merger agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or "material adverse effect," shall be true and correct, in each case, as of the date of the CF Holdings/Terra merger agreement and as of the consummation of the offer as though made on and at the consummation of the offer (other than representations and warranties that by their terms speak as of another date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, does not have and is not reasonably expected to result in a material adverse effect on Terra;

  (b)
  Terra shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under the CF Holdings/Terra merger agreement at or prior to the consummation of the offer;

  (c)
  the Terra board of directors or any committee thereof shall not have effected a Change in Company Recommendation (as defined in the CF Holdings/Terra merger agreement); and

  (d)
  the Preferred Stock Conversion (as defined in the CF Holdings/Terra merger agreement) shall have been consummated and no Terra Series A Preferred Stock shall be outstanding.

        CF Holdings and Composite are seeking to enter into a definitive merger agreement with Terra. It shall be a condition to the offer and Composite expressly reserves the right to terminate or amend the offer in connection with discussions relating to a merger, acquisition or other business combination with Terra or any of its subsidiaries or the purchase or exchange of securities or assets of Terra or any of its subsidiaries, including entering into a merger agreement with Terra not involving an exchange offer.

Dividends and Distributions

        If, on or after the date of this prospectus/offer to exchange, Terra:

  •
  splits, combines or otherwise changes the shares of Terra common stock or its capitalization;

  •
  acquires or otherwise causes a reduction in the number of outstanding shares of Terra common stock; or

  •
  issues or sells any additional shares of Terra common stock (other than shares of Terra common stock issued pursuant to, and in accordance with, the terms in effect on the date of this prospectus/offer to exchange of employee stock options or stock units outstanding prior to such date), shares of any other class or series of capital stock of Terra or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the foregoing, or any other ownership interest (including, without limitation, any phantom interest), of Terra then, without prejudice to Composite's rights under the section of this prospectus/offer to exchange entitled "The Exchange Offer—Conditions of the Offer," Composite may make such adjustments to the offer consideration and other terms of the offer and the second-step merger (including the number and type of securities to be exchanged) as it deems appropriate to reflect such split, combination or other change.

        If, on or after the date of this prospectus/offer to exchange, Terra declares, sets aside, makes or pays any dividend, except for Terra's regular quarterly cash dividend, on the shares of Terra common stock or makes any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the shares of Terra common stock that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Composite or its nominee or transferee on Terra's stock transfer records of the shares of Terra common stock exchanged pursuant to the offer, then, without prejudice to Composite's rights under "The Exchange Offer—Extension, Termination and Amendment" and "The Exchange Offer—Conditions of the Offer":

  •
  the consideration per share of Terra common stock payable by CF Holdings pursuant to the offer will be reduced to the extent any such dividend or distribution is payable in cash; and

  •
  the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (1) be received and held by the tendering stockholders for the account of Composite and will be required to be promptly remitted and transferred by each tendering stockholder to the exchange agent for the account of Composite, accompanied by appropriate documentation of transfer or (2) at the direction of Composite, be exercised for the benefit of Composite, in which case the proceeds of such exercise will promptly be remitted to Composite.

        Pending such remittance and subject to applicable law, Composite will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire offer consideration or deduct from the offer consideration the amount or value thereof, as determined by Composite in its discretion.

Financing of the Offer; Source and Amount of Funds

        The offer is not subject to a financing condition.

  Amount of Funds Required

        We estimate that the total amount of cash required to complete the transactions contemplated by the offer and the second-step merger, including payment of any fees, expenses and other related amounts incurred in connection with the offer and the second-step merger and the refinancing of Terra's outstanding indebtedness, will be approximately $4.8 billion.

        The estimated amount of cash required is based on CF Holdings' due diligence review of Terra's publicly available information to date and is subject to change. For a further discussion of the risks relating to CF Holdings' limited due diligence review, see "Risk Factors—Risk Factors Relating to the Offer and the Second-Step Merger."

  Commitments

        We have obtained commitments from Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as lead arrangers under the tranche B term loan facility and the revolving credit facility (each as described below) and Morgan Stanly Senior Funding, Inc., as lead arranger under the bridge facility (as described below) (Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo—Mitsubishi UFJ, Ltd. shall hereinafter be referred to as the "Arrangers"), to provide, subject to certain conditions, senior bank financings of up to $4.05 billion under proposed new credit facilities which shall be used to pay a portion of the cash consideration in connection with the offer and the second-step merger, repurchase Terra's 7.75% Senior Notes due 2019 ("Terra's Existing Notes") and replace our current credit facility dated August 16, 2005, as amended on September 7, 2005 and July 31, 2007 ("CF Holdings' Existing Credit Facility") with, among others, JPMorgan Chase Bank, N.A., as administrative agent and certain lenders party thereto. The full amount of the commitment, other than certain restricted amounts in the revolving credit facility (as described below), are available to be used to finance the cash portion of the consideration to be paid to Terra's stockholders in connection with the offer, the second-step merger and the repayment or repurchase of CF Holdings' Existing Credit Facility and Terra's Existing Notes. The following is a summary of the material terms of these commitments. The documentation governing the credit facilities contemplated by these commitments has not been finalized, and accordingly, the actual terms may differ from the summary below. CF Holdings does not currently have any alternative arrangements or alternative plans with respect to financing the cash consideration in the offer and the second-step merger.

  Facilities

        Upon the satisfaction of the conditions described below, CF Holdings will have access to three senior secured borrowing facilities:

  •
  a five-year "tranche B term loan facility" in an aggregate principal amount of up to $2.0 billion, which will be used to fund the cash portion of the consideration to be paid to Terra's stockholders pursuant to the offer and the second-step merger, to pay transaction costs, to repay any outstanding amounts under CF Holdings' Existing Credit Facility and to repurchase Terra's Existing Notes;

  •
  a one-year "bridge facility" in an aggregate principal amount of up to $1.75 billion, which will be used to fund the cash portion of the consideration to be paid to Terra's stockholders pursuant to the offer and the second-step merger, to pay transaction costs, to repay any outstanding amounts under CF Holdings' Existing Credit Facility and to repurchase Terra's Existing Notes; and

  •
  a five-year "revolving credit facility" in an aggregate principal amount of up to $300.0 million, which, will be used primarily for working capital requirements and for general corporate purposes; provided that not more than $100 million may be used to consummate the offer, the second-step merger or the repayment or repurchase of CF Holdings' Existing Facility and Terra's Existing Notes.

  Interest; Unused Commitment Fee; Ticking Fee

        Each tranche B term loan and each revolving loan will bear interest at "LIBOR" or "Base Rate" (as contemplated by the commitment letter) plus the margin described in the chart below. Interest periods on LIBOR-based loans may be one, two, three or six months or, if then available to all applicable lenders, nine or twelve months, at CF Holdings' option. Interest will accrue on the LIBOR-based loans on the basis of a 360-day year and will be payable on the last business day of the applicable interest period or, if such interest period is longer than three months, payable quarterly. Interest will accrue on Base Rate-based loans on the basis of a 365-day year and shall be payable quarterly in arrears. At all times "LIBOR" shall be at least 2.00% and the "Base Rate" shall be at least

3.00%. Unused loan commitments will be subject to an unused commitment fee or ticking fee as described in the chart below.

	LIBOR Margin	Base Rate Margin	Unused Commitment Fee	Ticking Fee on Unused Commitments
Loan
Tranche B Term Loan Facility	3.50%	2.50%	N/A	0.75%
Revolving Credit Facility	3.50%	2.50%	0.75%	N/A

        Each bridge loan will bear interest at a three-month "LIBOR" plus the Spread (as defined below). Interest will accrue on the basis of a 360-day year and will be payable at the end of each three-month period. At all times "LIBOR" shall be at least 2.00%. The "Spread" will initially be 8.00% and will increase by 1.00% at the end of each 30 day period until the bridge loans are repaid or rolled over into extended term loans or senior exchange notes on the maturity of the bridge facility.

  Conditions to Borrowing

        The initial borrowing under the facilities will be subject to, among other things, the following conditions:

  •
  the condition that since there has not been any event, occurrence, development or facts that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Terra;

  •
  the negotiation, execution and delivery of definitive documentation with respect to the facilities consistent with the commitment letter and otherwise reasonably satisfactory to the Arrangers and CF Holdings;

  •
  the offer shall be consummated in accordance with applicable law and in accordance with the terms of the offer described in the commitment letter;

  •
  Composite and Terra shall have entered into a merger agreement;

  •
  CF Holdings and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) as described in the audited consolidated financial statements of CF Holdings, Terra and their respective subsidiaries filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2009 and (b) other limited indebtedness as agreed to by the parties;

  •
  all fees and expenses due to the Arrangers, the administrative agent (as defined in the commitment letter) and the lenders shall have been paid in full;

  •
  receipt by the Arrangers of pro forma consolidated financial statements of CF Holdings and its subsidiaries (including Terra and its subsidiaries) and a pro forma consolidated statement of income of CF Holdings for the twelve-month period ending on the last day of the next recently completed four fiscal quarter period ended at least 45 days before the date the merger agreement is entered into prepared after giving effect to the consummation of the offer, the second-step merger and the repurchase or repayment of Terra's Existing Notes and CF Holdings' Existing Credit Facility;

  •
  lenders shall have received all documentation and information required by the regulatory authorities under the applicable "know-your-customer" rules and regulations, including the PATRIOT Act;

  •
  Morgan Stanley & Co. Incorporated, as collateral agent, shall have received perfected security interests in the collateral (free and clear of all liens, subject to permitted exceptions) and all filings, recordations and lien searches;

  •
  all filing and recording fees and taxes shall have been paid;

  •
  CF Holdings shall certify that the borrowed funds under the tranche B term loan and the bridge loan will be used to make cash payments for the shares purchased pursuant to the exchange offer, for fees and expenses contemplated by the transactions and to repay any loans or outstanding amounts under CF Holdings' Existing Credit Facility;

  •
  CF Holdings shall have engaged an investment bank to place debt securities to finance the offer, the second-step merger and the refinancing of Terra's Existing Notes and CF Holdings' Existing Credit Facility and CF Holdings shall have prepared customary preliminary offering circulars, prospectuses or private placement memorandum (as applicable);

  •
  the accuracy of certain representations and warranties of CF Holdings in the definitive agreements governing the loan facilities;

  •
  Morgan Stanley Senior Funding, Inc., as administrative agent on behalf of the lenders, shall have received opinions addressed to the administrative agent and the lenders from counsel to CF Holdings and its subsidiaries reasonably satisfactory to the administrative agent, and corporate resolutions and customary certificates (including a solvency certificate);

  •
  compliance with margin regulations; and

  •
  the unfunded commitments under the tranche B term loan and the bridge loan must be sufficient to fund the purchase of all remaining Terra shares outstanding and the principal amount of all of Terra's Existing Notes then outstanding.

        Subsequent borrowings under the facilities after the initial consummation of the exchange offer and on or prior to the consummation of the merger will also be subject to the following conditions:

  •
  the exchange offer shall have been consummated and the initials extensions of credit under the facilities shall have been made in accordance with the conditions contained in the commitment letter;

  •
  the merger agreement shall be in full force and effect and there shall have been no modifications, waivers or amendments thereto or any consents thereof other than as permitted by the commitment letter;

  •
  the borrowed funds under the tranche B term loan and the bridge loan will be used to make top-off purchases and to make loans to Terra to enable it or its subsidiaries to purchase Terra's Existing Notes;

  •
  compliance with margin regulations; and

  •
  the unfunded commitments under the tranche B term loan and the bridge loan must be sufficient to fund the purchase of all remaining Terra shares outstanding and the principal amount of all of Terra's Existing Notes then outstanding.

        Borrowings under the revolving credit facility after the consummation of the second-step merger are also subject to the following additional conditions precedent:

  •
  each of the conditions for the offer shall have previously been satisfied, and the second-step merger shall have been consummated in accordance with applicable law and in accordance in all material respects with the merger agreement as described in the commitment letter;

  •
  compliance with margin regulations;

  •
  the accuracy in all material respects of representations and warranties contained in the definitive documentation and the absence of any default or event of default under the facilities; and

  •
  with respect to each lender, no legal bar to such lender making such loan.

  Maturity; Conversion of Bridge Loans

        If the second-step merger does not occur on or prior to August 29, 2010, each of the facilities shall mature on that date.

        If the second-step merger occurs on or prior to August 29, 2010, the revolving credit facility and the tranche B term loan facility will mature five years after the consummation of the initial exchange offer.

        If the second-step merger occurs on or prior to August 29, 2010, the bridge facility will mature one year after the consummation of the initial exchange offer. If any portion of the bridge facility is not repaid in full on the one year anniversary of the consummation of the initial exchange offer (the "Rollover Date"), unless CF Holdings or any of its significant subsidiaries is the subject of a bankruptcy or insolvency proceeding or there exists a default under the bridge facility, the bridge loans will automatically be converted into extended term loans maturing on the seventh anniversary of the consummation of the initial exchange offer. Each bridge lender will have the option, at any time on or after the Rollover Date to receive senior exchange notes in exchange for the bridge loans or the extended term loans, which such senior exchange notes shall mature on the seventh anniversary of the consummation of the initial exchange offer. Extended term loans and senior exchange notes shall accrue interest at the Total Cap (as defined in the commitment letter). Interest on the senior exchange notes shall be payable semi-annually.

  Prepayments and Repayments; Reductions in Commitments

        Each of the facilities may be voluntarily repaid without premium or penalty, subject to CF Holdings' payment of breakage costs in connection with any LIBOR-based loan. Subject to certain exceptions and thresholds to be agreed, the tranche B term loan (and after repayment in full of the tranche B term loan, any outstanding revolving loans (without any commitment reduction) will be mandatorily prepaid with (a) 50% of "excess cash flow" as such term will be agreed to by the parties, (b) 100% of the net cash proceeds of any non-ordinary course sales or other dispositions of assets and (c) 100% of the net cash proceeds of issuances of debt or disqualified preferred stock by CF Holdings and its subsidiaries. Subject to certain exceptions and thresholds to be agreed, the bridge loans and the extended term loans will be mandatorily prepaid with (a) 100% of the net cash proceeds of any non-ordinary course sales or dispositions of assets, (b) 100% of the net cash proceeds of issuances of debt or disqualified preferred stock by CF Holdings and its subsidiaries and (c) 100% of the net cash proceeds received from the issuance of equity by or equity contributions to CF Holdings.

        In addition, the tranche B term loans will amortize in quarterly installments beginning on CF Holdings' fiscal quarter ending September 30, 2010, in an aggregate amount equal to 1.00% of the aggregate amount borrowed under the tranche B term loan facility.

        If there is a reduction in the aggregate net consideration to be used to effect the offer, the consummation of the merger, the repayment of CF Holdings' Existing Credit Facility and the repurchase of Terra's Existing Notes, the commitment with respect to the tranche B term loan facility and the bridge facility shall be reduced on a dollar-for-dollar basis.

        If CF Holdings raises cash proceeds from equity issuances prior to the consummation of the second-step merger, the net cash proceeds thereof will reduce the commitments or any outstanding amounts loaned under the tranche B term loan facility or the bridge facility on a dollar-for-dollar basis.

        To the extent the aggregate premiums paid in connection with the purchase or retirement of Terra's Existing Notes are less than $145 million, CF Holdings shall be required to permanently reduce undrawn commitments to make bridge loans and/or loans under the tranche B term loan facility to the extent such premium is less than $145 million.

  Guarantees and Collateral

        The facilities will be jointly and severally guaranteed on a first priority basis by, if applicable, and all direct and indirect (existing and future) wholly-owned domestic subsidiaries of CF Holdings (other than Terra Nitrogen, Canadian Fertilizers Limited and certain direct or indirect project finance subsidiaries of CF Holdings) shall be guarantors and shall pledge any Collateral, other than, prior to the consummation of the second-step merger, Terra and its subsidiaries:

        The facilities will be secured by a first-priority perfected lien on all (i) equity interests of (or other ownership interests in) entities owned by CF Holdings and the guarantors (including without limitation (x) at all times prior to the consummation of the merger, all shares acquired pursuant to the offer and any top-off purchases theretofore made and (y) at all times after the consummation of the merger, 100% of the capital stock of Terra), and all intercompany debt held by CF Holdings and the guarantors except, in the case of the pledge of any equity interests of any entity that is a controlled foreign corporation of CF Holdings and the guarantors, such pledge shall be limited to 66% of the voting equity interests and 100% of the non-voting equity interests of such entity, and subject to certain other exceptions to be agreed; (ii) present and future tangible and intangible assets of CF Holdings and the guarantors including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real property, fixtures, deposit accounts, general intangibles, debt, license rights, intellectual property, chattel paper, insurance policies, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds, investment property and cash, wherever located, subject to exceptions and thresholds to be agreed; and (iii) proceeds and products of the property and assets described in clauses (i) and (ii) above.

        In each case, Morgan Stanley Senior Funding, Inc. may determine that the security interests of the bridge lenders shall be junior in priority to the tranche B term loan lenders and revolving loan lenders.

  Representations and Warranties; Covenants; Events of Default.

        The terms of the facilities will include customary representations and warranties, customary affirmative and negative covenants, customary financial covenants, and customary events of default.

  CF Holdings Equity Offering and Replacement Financing

        In connection with or after completion of the offer, CF Holdings plans to effect a public offering of shares of CF Holdings common stock in an amount equal to approximately $1.0 billion, net proceeds from which we expect would be used to reduce borrowings under the bridge facility and/or repay borrowings under the tranche B term loan, and to replace all or part of the bridge facility with other term debt financing. Any resulting reduction in borrowings under the bridge facility and/or the tranche B term loan facility would be expected to reduce CF Holdings' interest expense relative to that reflected in the pro forma financial information presented under "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements." The planned issuance of shares of CF Holdings common stock would be expected to reduce CF Holdings' net earnings per share attributable to common stockholders relative to the amounts reflected in such pro forma financial information and could have the effect of depressing the market price of CF Holdings common stock. There can be no assurance that CF Holdings will be able to consummate the planned offering of common stock or refinance or replace the bridge facility on terms acceptable to CF Holdings or at all.

 Certain Legal Matters; Regulatory Approvals

  General

        CF Holdings is not aware of any governmental license or regulatory permit that appears to be material to Terra's business that might be adversely affected by CF Holdings' or Composite's acquisition of shares of Terra common stock pursuant to the offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for CF Holdings' or Composite's acquisition or ownership of shares of Terra common stock pursuant to the offer. Should any of these approvals or other actions be required, CF Holdings currently contemplates that these approvals or other actions will be sought. There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to Terra's or our business.

  Antitrust and Other Regulatory

        Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The HSR Act notifications made in connection with CF Holdings' prior exchange offer for Terra remain applicable to the offer. On August 5, 2009, the extended waiting period under the HSR Act expired without any enforcement action and on August 12, 2009, the FTC provided us with written notice that it had closed its investigation. CF Holdings has fulfilled its obligations under the HSR Act and may consummate the offer without any additional filing under the HSR Act provided that the offer closes on or before August 5, 2010.

        The offer is also subject to review pursuant to the Canadian Competition Act. Under the Canadian Competition Act, the offer may not be completed until certain information has been provided to the Competition Commissioner, and a required waiting period has expired or been terminated, provided there is no order in effect prohibiting completion at the relevant time. In connection with CF Holdings prior exchange offer for Terra, CF Holdings provided such information to the Competition Commissioner and the required waiting period under the Canadian Competition Act expired on March 24, 2009. On June 19, 2009, the Competition Commissioner issued a no-action letter stating she did not intend to challenge the proposed transaction. Under the Canadian Competition Act, the transaction may be completed within one year of the date that CF Holdings provided the required information to the Competition Commissioner in connection with its prior exchange offer to Terra's stockholders (March 10, 2009). This one-year period expires on March 9, 2010. As the one-year period following CF Holdings' submission of the required information to the Competition Commissioner in connection with its prior exchange offer to Terra's stockholders will expire on March 9, 2010, and in order to ensure compliance with the Competition Act, CF Holdings submitted its notification and a request for early termination of the mandatory waiting period concerning the offer on March 2, 2010. The waiting period will expire on April 1, 2010, unless earlier terminated by the Competition Commissioner or extended pursuant to a Supplementary Information Request.

        In connection with an unsolicited transaction, the waiting period is 30 calendar days after the day on which CF Holdings submits the prescribed information, provided that, before the expiry of this period, the Competition Commissioner has not issued a Supplementary Information Request. In the event that the Competition Commissioner issues a Supplementary Information Request, the transaction cannot be completed until 30 calendar days after CF Holdings complies with such Supplementary Information Request, provided that there is no order in effect prohibiting completion at the relevant time. A transaction may be completed before the end of the applicable waiting period if the

Competition Commissioner notifies the parties that she does not, at such time, intend to challenge the transaction.

        At any time before a "merger" (as such term is defined under the Competition Act) is completed, even where the applicable waiting period has expired or been terminated, the Competition Commissioner may apply to the Competition Tribunal for an interim order forbidding any person named in the application from doing any act or thing where it appears to the Competition Tribunal that such act or thing may constitute or be directed toward the completion or implementation of a proposed merger. The Competition Tribunal may issue an interim order where the Competition Commissioner requires more time to complete her inquiry and the Tribunal finds that, in the absence of an interim order, a party to the proposed merger or another person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the proposed merger on competition because that action would be difficult to reverse.

        The offer may be subject to notification under the Canada Transportation Act. Under the Canada Transportation Act, if the offer is subject to notification, it cannot be completed until certain information has been provided to the Transport Minister and either the Transport Minister notifies the parties that he is of the opinion that the offer does not raise issues with respect to the public interest or the transaction is approved by the Governor in Council. Under the Canada Transportation Act, if the Transport Minister is of the opinion that a proposed transaction does not raise issues with respect to the public interest as it relates to national transportation, he shall give notice to the parties within 42 days of receiving the required information. If the Transport Minister is of the opinion that a proposed transaction raises issues with respect to the public interest as it relates to national transportation, he can initiate a review of the transaction.

        CF Holdings has been unable to confirm whether Terra operates a transportation business in Canada. In order to ensure compliance with the Canada Transportation Act, in connection with CF Holdings' prior exchange offer for Terra, CF Holdings provided the required information to the Transport Minister. The Transport Minister notified CF Holdings on April 7, 2009 that the proposed transaction did not raise public interest issues as it relates to national transportation. In order to ensure continued compliance with the Canada Transportation Act, CF Holdings submitted an updated notification to the Transport Minister on March 2, 2010. The initial 42-day period under the Canada Transportation Act thus expires on April 13, 2010, unless the Transport Minister issues an opinion before that date that the offer does not raise public interest issues as it relates to national transportation.

        The offer and/or the second-step merger may also be subject to review by antitrust authorities in jurisdictions outside the U.S. Under some of these jurisdictions, the offer and/or the second-step merger may not be consummated before a notification has been submitted to the relevant antitrust authority and/or certain consents, approvals, permits or authorizations have been obtained and/or the applicable waiting period has expired or has been terminated; moreover, there may be jurisdictions where the submission of a notification is only voluntary but advisable. We are not currently aware of any non-U.S. approvals, other than approvals from Canadian regulatory authorities. CF Holdings intends to confirm with Terra that no other filings or notifications are required prior to the execution of the CF Holdings/Terra merger agreement.

  State Takeover Statutes

  The Maryland Business Combination Act

        The offer is subject to the condition that Terra shall have entered into a definitive merger agreement with CF Holdings with respect to the second-step that provides, among other things, that the board of directors of Terra has approved the offer and the second-step merger and irrevocably exempted the offer and advised or approved the second-step merger from the restrictions imposed by the Maryland Business Combination Act.

        The Maryland Business Combination Act would otherwise apply to the second-step merger or any other "business combination" (as defined in the Maryland Business Combination Act) involving CF Holdings or Composite (and/or any of CF Holdings' subsidiaries) and Terra. The Maryland Business Combination Act could significantly delay CF Holdings' or Composite's (and/or any of CF Holdings' subsidiaries') ability to acquire the entire equity interest in Terra. The Maryland Business Combination Act, in general, prevents an "interested stockholder" (generally, a stockholder and an affiliate or associate thereof owning 10% or more of a corporation's outstanding voting stock) from engaging in a business combination (such as a merger or consolidation and certain other transactions) with a Maryland corporation for a period of five years following the time such stockholder became an interested stockholder. A person is not an interested stockholder if the corporation's board of directors approved in advance the transaction by which such person would otherwise have become an interested stockholder. In approving such a transaction, the board of directors of a corporation may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors of the corporation. After the five year period following the time such stockholder became an interested stockholder, any business combination between the Maryland corporation and the interested stockholder must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single class and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than voting stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. The approval of the board of directors may be altered or repealed at any time unless the resolution adopted by the board of directors is made irrevocable by its terms.

        The description of the Maryland Business Combination Act above is qualified in its entirety be reference to such section, a copy of which is attached to this prospectus/offer to exchange as Annex A.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the second-step merger or another business combination following the exchange of shares of Terra common stock pursuant to the offer in which CF Holdings seeks to acquire the remaining shares of Terra common stock not held by it. CF Holdings believes that Rule 13e-3 should not be applicable to the second-step merger; however, the SEC may take a different view in the event that nominees of CF Holdings constitute a majority of Terra's board of directors at the time of the second-step merger. Rule 13e-3 requires, among other things, that certain financial information concerning Terra and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

  Other State Takeover Statutes

        A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes (other than the Maryland Business Combination Act) purport to apply to the offer or the second-step merger, CF Holdings believes that there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business

Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        Terra, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. CF Holdings does not know whether any of these laws will, by their terms, apply to the offer or the second-step merger and has not complied with any such laws. Should any person seek to apply any state takeover law, CF Holdings will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the offer or the second-step merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the offer, CF Holdings might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, CF Holdings might be unable to accept for exchange any shares of Terra common stock tendered pursuant to the offer, or be delayed in continuing or consummating the offer and the second-step merger. In such case, CF Holdings may not be obligated to accept for exchange any shares of Terra common stock tendered.

        The foregoing discussion of certain provisions of the Maryland General Corporation Law and the Exchange Act is not a complete description of the Maryland General Corporation Law or the Exchange Act or such provisions thereof and is qualified in its entirety by reference to the Maryland General Corporation Law and the Exchange Act.

Certain Relationships with Terra and Interests of CF Holdings and Composite in the Offer

        Except as set forth in this prospectus/offer to exchange, none of CF Holdings, Composite or, after due inquiry and to the best of our knowledge and belief, any of their respective directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Terra, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this prospectus/offer to exchange, there have been no contacts, negotiations or transactions since January 1, 2008, between CF Holdings, Composite, any of CF Holdings' subsidiaries or, after due inquiry and to the best of our knowledge and belief, any of the persons listed on Schedule I or Schedule II to this prospectus/offer to exchange, and Terra or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

        During the period of January 8, 2010 through January 14, 2010, CF Industries, Inc., or "CF Industries," a wholly-owned subsidiary of CF Holdings, sold approximately 5 million shares of Terra common stock through ordinary brokerage transactions on the open market as set forth on Schedule III to this prospectus/offer to exchange. As of the date of the offer, CF Composite, Inc., or "CF Composite," a wholly-owned subsidiary of CF Holdings, beneficially owns of record 1,000 shares of Terra common stock, representing less than 1% of the outstanding shares of Terra common stock. CF Holdings shares beneficial ownership of these shares of Terra common stock with CF Composite. These shares were purchased through an ordinary brokerage transaction on the open market on January 20, 2009 for an average price of $19.724 per share of Terra common stock. With the exception of the foregoing, none of CF Holdings, CF Industries, Composite or CF Composite has effected any transaction in securities of Terra in the past 60 days. CF Composite was formed for the purposes of acquiring shares of Terra common stock and has not engaged in any other business. CF Composite's address is 4 Parkway North, Suite 400, Deerfield, Illinois 60015.

        The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of CF Holdings and Composite and certain other information are set forth in Schedule I and Schedule II to this prospectus/offer to exchange. Except as described in this prospectus/offer to exchange and in Schedule I and Schedule II hereto, none of CF Holdings, Composite or, after due inquiry and to the best knowledge and belief of CF Holdings and Composite, any of the persons listed on Schedule I or Schedule II to this prospectus/offer to exchange, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Except as set forth in this prospectus/offer to exchange, to CF Holdings' knowledge, after reasonable inquiry, none of the persons listed on Schedule I or Schedule II hereto, nor any of their respective associates or majority owned subsidiaries, beneficially owns or has the right to acquire any securities of Terra or has effected any transaction in securities of Terra during the past 60 days.

        Terra leased storage space at CF Holdings' distribution facility in Fremont, Nebraska through June 2009. Under the lease, Terra paid CF Holdings a fixed monthly rent, plus additional amounts based on the amount of product moved through the facility. Terra paid CF Holdings approximately $160,000 and $129,200 in 2008 and 2009, respectively, pursuant to this arrangement.

        Pursuant to Rule 14d-5 under the Exchange Act, CF Holdings paid Terra $182,260 in 2009 for the approximate cost of mailing materials related to our prior exchange offer to Terra stockholders.

        During 2008, CF Holdings paid Terra approximately $120,000 in connection with demurrage charges arising from a 2007 product shipment.

        CF Holdings and Terra were parties to a product exchange agreement that terminated at the end of 2008. The agreement provided for the physical exchange of similar product between the parties on mutually satisfactory terms, and no cash payments were made between the parties pursuant to the agreement. During 2008, the parties engaged in a number of product exchanges pursuant to the exchange agreement. As a result of these exchanges, Terra supplied CF Holdings, on a net basis, with approximately 9,600 tons of ammonia during 2008. CF Holdings' average selling price of ammonia was approximately $560 per ton during 2008.

        We do not believe that the offer and the second-step merger will result in a change of control under any of CF Holdings' stock option plans or any change in control agreement between CF Holdings and any of its employees. As a result, no options or other equity grants held by such persons will vest as a result of the offer and the second-step merger.

 Fees and Expenses

        CF Holdings has retained Morgan Stanley and Rothschild to act as financial advisors and dealer managers in connection with the offer and in connection with Agrium's proposal to acquire CF Holdings. The dealer managers may contact beneficial owners of shares of Terra common stock regarding the offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this prospectus/offer to exchange and related materials to beneficial owners of Terra common stock. CF Holdings has agreed to pay the dealer managers a reasonable and customary fee for their services as financial advisors and dealer managers in connection with the offer, a substantial portion of which is contingent upon consummation of the offer, and for their services as financial advisors in connection with Agrium's proposal to acquire CF Holdings. In addition, CF Holdings will reimburse the dealer managers for their reasonable out-of-pocket expenses, including the reasonable fees and expenses of their legal counsel. CF Holdings has also agreed to indemnify the dealer managers and their respective affiliates against certain liabilities in connection with their engagement, including liabilities under the federal securities laws.

        Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of CF Holdings, Terra or any other company, or any currency or commodity, that may be involved in the proposed acquisition of Terra, or any related derivative instrument. In connection with the cash portion of the consideration payable pursuant to the offer and the second-step merger, Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley, has provided the commitments to provide bank financing of up to $2.8 billion as described in the section of this prospectus/offer to exchange entitled "The Exchange Offer—Source and Amount of Funds." CF Holdings has agreed to pay Morgan Stanley Senior Funding, Inc. certain fees for such services.

        Rothschild is a member of the Rothschild Group, a global investment banking firm involved in a wide range of financial advisory, investment banking and debt advisory businesses including advice with respect to mergers and acquisitions, restructurings, bankruptcies, private placements of debt and equity and other activities relating to private banking and private trust. In the ordinary course of Rothschild's financial advisory activities, Rothschild or its affiliates may hold positions for its own account or the accounts of its clients in equity, debt or other securities of CF Holdings or any other company that may be involved in the transaction.

        CF Holdings has retained Innisfree M&A Incorporated as information agent in connection with the offer. The information agent may contact holders of Terra common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward material relating to the offer to beneficial owners of Terra common stock. CF Holdings will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. CF Holdings agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. Federal securities laws.

        In addition, CF Holdings has retained BNY Mellon Shareowner Services as the exchange agent in connection with the offer. CF Holdings will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. Federal securities laws.

        Except as set forth above, neither CF Holdings nor Composite will pay any commissions or fees to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer. CF Holdings or Composite will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

        ASC 805 requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify the accounting acquiree and accounting acquiror. In a business combination effected through an exchange of equity interest, the entity that issues the interest (CF Holdings in this case) is generally the acquiring entity. However, there are other factors in ASC 805 which must also be considered. CF Holdings management considered these other factors and determined that CF Holdings will be considered the acquirer for accounting purposes. The total purchase price will be allocated to the identifiable assets acquired and liabilities assumed from Terra based on their fair values as of the date of the completion of the transaction, with any excess being allocated to goodwill. Reported financial condition and results of operations of CF Holdings issued after completion of the merger will reflect Terra's balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Terra. Following the completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments; for example, additional depreciation of property, plant and equipment, amortization of identified intangible assets or other impacts from the purchase price allocation.

DESCRIPTION OF CF HOLDINGS CAPITAL STOCK

        CF Holdings' authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share, of which 500,000 have been designated Series A Junior Participating Preferred Stock. As of February 26, 2010, there were 48,579,951 shares of CF Holdings common stock outstanding and held of record by approximately 8,500 stockholders, and no shares of preferred stock were outstanding. On such date, there were 1,732,312 stock options outstanding to acquire shares of CF Holdings common stock.

        The following description of the terms of the common stock and preferred stock of CF Holdings is not complete and is qualified in its entirety by reference to CF Holdings' certificate of incorporation and bylaws, each of which are filed as an exhibit to the registration statement of which this prospectus is a part. To find out where copies of these documents can be obtained, see "Where to Obtain More Information."

Common Stock

        The outstanding shares of CF Holdings common stock are fully paid and nonassessable. Each holder of CF Holdings common stock is entitled to one vote per share. The holders of CF Holdings common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the CF Holdings common stock.

        Subject to the preferences applicable to any shares of CF Holdings preferred stock outstanding at the time, holders of CF Holdings common stock are entitled to receive dividends when and as declared by the CF Holdings board of directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining paid after payment of liquidation.

        CF Holdings common stock is listed on NYSE under the symbol "CF." The transfer agent and registrar for the common stock is BNY Mellon Shareowner Services.

Preferred Stock

        CF Holdings' board of directors has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of CF Holdings preferred stock in one or more series and to fix the following terms of the preferred stock:

  •
  the designation of each series;

  •
  the number of shares of each series, as well as the powers, preferences and rights, as well as the qualifications, limitations or restrictions thereof;

  •
  dividends rights and the dividend rate, if any;

  •
  the rights and terms of conversion or exchange, if any;

  •
  the voting rights, if any;

  •
  the rights and terms of redemption (including sinking fund provisions), if any, and the redemption price; and

  •
  the rights of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of CF Holdings.

Any or all of these rights may be greater than the rights of the CF Holdings common stock. CF Holdings' board of directors has designated 500,000 shares of preferred stock "Series A Junior Participating Preferred Stock," which shares are issuable upon certain events specified in CF Holdings' rights plan, as described below.

 Rights Plan

        On July 21, 2005, CF Holdings' board of directors declared a dividend of one preferred stock purchase right for each share of common stock, par value $0.01 per share. As long as the rights are attached to CF Holdings common stock, CF Holdings will issue one right (subject to adjustment) with each new share of CF Holdings common stock so that all shares of CF Holdings will have attached rights.

        When exercisable, each right will entitle the registered holder to purchase from CF Holdings one one-thousandth of a share of Series A Junior Participating Preferred Stock at a price of $90.00, subject to adjustment. Until a right is exercised, the holder of the right has no right to vote or receive dividends or any other rights as a stockholder as a result of holding the right. The rights trade automatically with shares of CF Holdings common stock and may be exercised only in connection with certain attempts to takeover CF Holdings. The rights are designed to protect the interests of CF Holdings and its stockholders against coercive takeover tactics and to encourage potential acquirors to negotiate with its board of directors before attempting a takeover. The preferred stock purchase rights theoretically could, but are not intended to, deter takeover proposals that might be in the best interests of CF Holdings stockholders.

        The description of the preferred stock purchase rights set forth above is not complete and is qualified in its entirety by reference to the rights agreement, dated as of July 21, 2005 (as the same may be amended from time to time), between CF Holdings and The Bank of New York Mellon Corporation (formerly known as The Bank of New York), as Rights Agent. The rights expire at 5:00 p.m. (New York City time) on July 21, 2015, unless this expiration date is extended or the rights are otherwise redeemed or exchanged at an earlier date.

Certificate of Incorporation and Bylaw Provisions

        Various provisions contained in CF Holdings' certificate of incorporation and bylaws could delay or discourage some transactions involving an actual or potential change in control of CF Holdings or its management and may limit the ability of CF Holdings stockholders to remove current management or approve transactions that CF Holdings stockholders may deem to be in their best interests. These provisions:

  •
  authorize CF Holdings' board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

  •
  require that any action required or permitted to be taken by CF Holdings stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

  •
  provide an advance written notice procedure with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of CF Holdings' board of directors or a committee of its board of directors;

  •
  state that special meetings of CF Holdings stockholders may be called only by the chairman of its board of directors, its chief executive officer or a majority of the directors in office;

  •
  provide that certain provisions of CF Holdings' certificate of incorporation can be amended only by supermajority vote (66 2/3%) of the outstanding shares; and

  •
  allow CF Holdings' directors, and not its stockholders, to fill vacancies on its board of directors, including vacancies resulting from removal or enlargement of the board.

        Please see the section of this prospectus/offer to exchange entitled "Comparison of Stockholders' Rights" for additional information on CF Holdings capital stock.

COMPARISON OF STOCKHOLDERS' RIGHTS

        Holders of shares of Terra common stock who validly tender their shares in the offer and do not withdraw such shares will receive shares of CF Holdings common stock following consummation of the offer. Upon completion of the second-step merger, all remaining outstanding shares of Terra common stock (other than shares for which appraisal rights, if available, are properly exercised and shares held by CF Holdings or any subsidiary of CF Holdings or Terra) will be converted into shares of CF Holdings common stock. Terra is organized under the laws of the State of Maryland and CF Holdings is organized under the laws of the State of Delaware. Accordingly, differences in the rights of holders of Terra capital stock and CF Holdings capital stock arise both from differences between their charters, bylaws and any certificates of designation and also from differences between Maryland and Delaware law. As holders of CF Holdings common stock, your rights with respect thereto will be governed by Delaware law, including the Delaware General Corporation Law, as well as CF Holdings' constituent documents. This section summarizes the material differences between the rights of Terra stockholders and the rights of CF Holdings stockholders.

        The following summary is not a complete statement of the rights of stockholders of either of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the Delaware General Corporation Law, the Maryland General Corporation Law, and Terra's and CF Holdings' constituent documents, which you are urged to read carefully. Although the Maryland General Corporation Law and the Delaware General Corporation Law are similar in many respects, there are a number of differences between the two statutes, many (but not all) of which are summarized below. In addition, there is a substantial body of case law in Delaware interpreting the corporation laws of that state. A comparable body of judicial interpretations does not exist in Maryland such that there may be less certainty as to the outcome of matters governed by Maryland corporation law than would be the case under Delaware corporation law. Copies of the companies' constituent documents have been filed with the SEC. To find out where you can get copies of these documents, see the section captioned "Where You Can Find More Information."

	CF Industries Holdings, Inc.	Terra Industries Inc.
Authorized Capital	The authorized capital stock of CF Holdings is 550,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of common stock, par value $0.01 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share, of which 500,000 shares are designated as Series A Junior Participating Preferred Stock.	The authorized stock of Terra is 133,500,000 shares of stock, without par value, of which 133,380,000 shares are classified as Terra common stock and 120,000 shares are classified as Terra preferred stock.
Common Stock	Each stockholder represented at a meeting of the stockholders is entitled to cast one vote for each share of the common stock entitled to vote thereat held by such stockholder.	Each share of common stock has one vote and the holders of the outstanding common shares will vote together as a single class.
Preferred Stock

CF Holdings' charter authorizes the CF Holdings board of directors, without any further stockholder action or approval, to issue shares of preferred stock in one or more classes or series, and to fix the rights, preferences and privileges of the shares of each wholly unissued class or series and any of its qualifications,

Terra reported in its Annual Report on Form 10-K for the year ended December 31, 2009 that 500 shares of Terra preferred stock were outstanding. Holders of Terra preferred stock are entitled to cumulative annual dividends of $42.50 per share. Dividends on the Terra preferred stock are paid quarterly in arrears when and if declared

CF Industries Holdings, Inc.	Terra Industries Inc.

limitations or restrictions. No shares of preferred stock have been issued. In connection with its stockholder rights plan, 500,000 shares of preferred stock have been designated as Series A Junior Participating Preferred Stock. For a description of the rights plan, please see the section entitled "Description of CF Holdings Common Stock—Rights Plan."

by the Terra board of directors. The shares of Terra preferred stock have a liquidation preference of $1,000 per share. The shares of Terra preferred stock are not redeemable at Terra's option, however, holders of Terra preferred stock are entitled to require Terra to repurchase their shares of Terra preferred stock for the liquidation preference plus any accrued and unpaid dividends to, but excluding, the repurchase date in connection with certain fundamental changes to Terra's corporate structure, which would include the closing of the Offer. Under certain circumstances, Terra may require holders of Terra preferred stock to exchange their shares of Terra preferred stock for shares of common stock or convertible subordinated debentures that have similar terms as the Terra preferred stock. Holders of shares of Terra preferred stock are entitled to vote as a separate class on the issuance or classification of any shares of stock ranking senior to the Terra preferred stock as to dividends or upon liquidation and on any amendment, alteration or repeal of Terra's charter, whether by merger, consolidation or otherwise, that would adversely amend, alter or affect any power, preference or special right of the outstanding shares of Terra preferred stock or the holders thereof. If dividends are not paid on shares of Terra preferred stock for six quarters, whether or not consecutive, or Terra fails to pay the repurchase price of shares of Terra preferred stock in connection with a fundamental change to Terra's corporate structure, holders of shares of Terra preferred stock will be entitled to elect two directors to Terra's board of directors until such amounts are paid in full or set aside for payment.

Except as provided above with respect to the Terra preferred stock, Terra's board of directors may, without stockholder approval, classify and reclassify any unissued shares of Terra's stock of any class into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over Terra's common stock, and authorize Terra to issue the newly-classified shares.

	CF Industries Holdings, Inc.	Terra Industries Inc.
Number of Directors

The CF Holdings board of directors currently has 8 members. CF Holdings' charter provides that the CF Holdings board of directors consist of not less than 3 or more than 15 members, the exact number of which will be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire CF Holdings board of directors.

The Terra board of directors currently has 11 members. Terra has elected to be subject to certain elective provisions of the Maryland General Corporation Law, which provide that the number of directors of an electing Maryland corporation may be fixed only by vote of the board of directors.

Structure of Board of Directors; Term of Directors

CF Holdings' charter provides that directors are divided into three classes, designated class I, class II, and class III. Each class must consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire CF Holdings board of directors. At each succeeding annual meeting of stockholders beginning in 2006, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. A director holds office until the annual meeting for the year in which his term expires and until his successor is elected and qualified.

As a result of Terra's election to be subject to certain provisions of the Maryland General Corporation Law, the members of Terra's board of directors are divided into three classes, class I, class II, and class III directors. To the extent possible, each class will have the same number of directors. One class of directors is elected each year for a term continuing until the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualify.

Removal of Directors

CF Holdings' charter provides that any director of CF Holdings or the entire CF Holdings board of directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of CF Holdings' then issued and outstanding capital stock entitled to vote generally at an election of directors (subject to applicable law and the rights, if any, of the holders of any series of preferred stock).

Stockholders of Terra may remove any director by the affirmative vote of at least two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors. Under Maryland law, if directors have been divided into classes, as Terra's directors are, a director may not be removed without cause unless the charter provides otherwise, which Terra's charter does not.

Vacancies on the Board of Directors

CF Holdings' charter provides that any vacancy on the CF Holdings board of directors that results from an increase in the number of directors may only be filled by a majority of the CF Holdings board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the CF Holdings board of directors may only be filled by a majority of the CF Holdings board of directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold

As a result of Terra's election to be subject to certain elective provisions of the Maryland General Corporation Law, any vacancy on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies.

	CF Industries Holdings, Inc.	Terra Industries Inc.

office for a term that coincides with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

Stockholder Action by Written Consent

CF Holdings' charter provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders, and stockholders do not have the right to act by written consent.

Under the Maryland General Corporation Law, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a unanimous consent, in writing or by electronic transmission, that sets forth the action, is given by each stockholder entitled to vote on the matter and is filed with the minutes of meetings of stockholders.

Special Meetings of Stockholders

CF Holdings' charter provides that special meetings of stockholders, for any purpose, may be called by either (i) the Chairman of the CF Holdings board of directors, (ii) the President or (iii) the CF Holdings board of directors. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting.

Special meetings of Terra's stockholders may be called at any time by the Terra board of directors, the chief executive officer or the President, and will be called by the Secretary upon the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting. The request must state the purpose of the meeting and the matters proposed to be acted on. No business can be transacted at a special meeting except as specifically designated in the notice. The Terra board of directors has the sole power to fix (i) the record date for determining stockholders entitled to request a special meeting of stockholders and the record date for determining stockholders entitled to notice of, and to vote at, such special meeting; and (ii) the date, time, and place of the special meeting.

Stockholder Proposals

CF Holdings' bylaws provide that no business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting given by or at the direction of the CF Holdings board of directors, (b) otherwise properly brought before the annual meeting by or at the direction of the CF Holdings board of directors, or (c) otherwise properly brought before the annual meeting by any stockholder (i) who is a

Terra's bylaws provide that a proposal of matters to be considered and voted on by the stockholders at an annual meeting may be made only (a) pursuant to the notice of meeting, (b) by or at the direction of the Terra board of directors, or (c) by any stockholder of Terra who was a stockholder of record both at the time of giving the notice required by the bylaws and at the time of the annual meeting of stockholders and who is entitled to vote at the meeting and

	CF Industries Holdings, Inc.	Terra Industries Inc.

stockholder of record on the date of the giving of the notice provided for in the bylaws and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting and (ii) who complies with the notice procedures (timing and informational) set forth in bylaws.

who complies with the notice procedures (timing and informational) set forth in the bylaws.
Stockholder Nominations

CF Holdings' bylaws provide that nominations of persons for election to the CF Holdings board of directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the CF Holdings board of directors or (b) by any stockholder (i) who is a stockholder of record on the date of the giving of the notice provided for in the bylaws and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures (timing and informational) set forth in the bylaws.

Terra's bylaws provide that nominations of persons for election as directors at an annual meeting of stockholders, or at any special meeting of stockholders at which directors are to be elected, may be made only (a) pursuant to the notice of meeting, (b) by or at the direction of the Terra board of directors, or (c) by any stockholder of Terra who was a stockholder of record both at the time of giving the notice required by the bylaws and at the time of the annual or special meeting of stockholders, as applicable, and who shall be entitled to vote at the meeting and who complies with the notice procedures (timing and informational) set forth in the bylaws.

Charter Amendments

Under Delaware law, CF Holdings' charter may be amended by the adoption of a resolution of the CF Holdings board of directors, followed by the vote of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon.

Notwithstanding any other provision in the charter (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least two-thirds of the voting power of CF Holdings' then issued and outstanding capital stock entitled to vote generally at an election of directors is required to amend any provision inconsistent with Articles V (management of the corporation by the board of directors), VIII (stockholder action), IX (stockholder meetings), X (amendment of bylaws), and XI (amendment of charter) of the charter.

Except for certain amendments to Terra's charter that may be approved by Terra's board of directors without stockholder approval under Maryland law, Terra's board of directors must adopt a resolution declaring any amendment to Terra's charter advisable and directing that the amendment be submitted to Terra's stockholders for approval, and the amendment must be approved by affirmative vote of Terra's stockholders entitled to cast a majority of all of the votes entitled to be cast on the amendment.

	CF Industries Holdings, Inc.	Terra Industries Inc.
Amendment of Bylaws

CF Holdings' charter provides that the affirmative vote of at least a majority of the entire CF Holdings board of directors is required to adopt, amend, alter, change or repeal the bylaws. The bylaws also may be adopted, amended, altered, changed or repealed by the affirmative vote of the holders of at least two-thirds of the voting power of the then issued and outstanding capital stock entitled to vote generally at an election of directors.

Terra's bylaws provide that any and all provisions of the bylaws may be altered or repealed and new bylaws may be adopted at any annual meeting of the stockholders, or at any special meeting called for that purpose, and the board of directors has the power, at any regular or special meeting thereof, to make and adopt new bylaws, or to amend, alter or repeal any of the bylaws.

Limitation on Director Liability

CF Holdings' charter provides that no director will be personally liable to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law. The Delaware General Corporation Law permits a Delaware corporation to, via a provision in its charter, limit the liability of its directors and officers to the corporation and its stockholders for money damages for breach of fiduciary duty as a director, except such provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under § 174 of the Delaware General Corporation Law (unlawful payment of dividends or stock repurchases); or (d) for any transaction from which the director derived an improper personal benefit.

Terra's charter provides that to the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of Terra will be personally liable to Terra or its stockholders for money damages. Maryland law permits a Maryland corporation to limit the liability of its directors and officers to the corporation and its stockholders for money damages by provision in its charter, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment and is material to the cause of action.

Indemnification

CF Holdings' charter provides that CF Holdings will indemnify each of its directors and officers to the fullest extent permitted by law against any threatened, pending or completed action, suit or proceeding that arose by reason of the fact that such person is or was a director or officer of CF Holdings. However, except for proceedings to enforce rights to indemnification, CF Holdings is not obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the CF Holdings board of directors. The right to indemnification includes the right to advancement of

Terra's charter provides that Terra will indemnify (a) its directors to the full extent provided by Maryland laws, including the advance of expenses under the procedures provided by such law; (b) its officers to the same extent it indemnifies its directors; and (c) its officers who are not directors to such further extent as is authorized by the board of directors. Terra may also indemnify other employees and agents consistent with law. Maryland law requires a Maryland corporation (unless its charter provides otherwise, which Terra's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in

CF Industries Holdings, Inc.	Terra Industries Inc.

expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. CF Holdings' charter also provides that CF Holdings may provide indemnification to employees and agents of CF Holdings to the fullest extent permissible under Delaware law.

CF Holdings' bylaws provide that CF Holdings will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director of officer of CF Holdings against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed the best interests of CF Holdings. CF Holdings' bylaws provide equivalent indemnification rights with respect to actions, suits or proceedings by or in the right of CF Holdings, except if such director or officer is adjudged to be liable to CF Holdings in such action, suit or proceeding, and the relevant court determines that despite the finding of liability, such person is nonetheless entitled to indemnity for such expenses which the court shall deem proper. However, except for proceedings to enforce rights to indemnification, CF Holdings is not obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the CF Holdings board of directors.

Any indemnification under CF Holdings' bylaws shall be made by (a) a majority vote of the directors who are not party to the action, suit or proceeding, (b) by a committee of such directors designated by a majority of such directors, (c) if there are no such directors, by independent legal counsel or (d) by the stockholders of CF Holdings.

the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty,

•  the director or officer actually received an improper personal benefit in money, property or services, or

•  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

	CF Industries Holdings, Inc.	Terra Industries Inc.
Dividends

In February 2008, the CF Holdings board of directors approved an increase in the quarterly dividend from $0.02 to $0.10 per common share. CF Holdings expects to pay quarterly cash dividends on its common stock at an annual rate of $0.40 per share for the foreseeable future. The declaration and payment of dividends to common stockholders is at the discretion of the CF Holdings board of directors and will depend on many factors. Its ability to pay dividends on its common stock is limited under the terms of its senior secured revolving credit facility.

In May 2008, the Terra board of directors instituted a common stock dividend, declaring a dividend of $0.10 per common share. Future dividends are necessarily dependent upon future earnings, capital requirements, general financial condition, general business conditions, approval from Terra's board of directors and other factors, including limitations imposed by the indenture governing Terra's 7.75% Senior Notes due 2019.

Stockholder Rights Plan	CF Holdings adopted a stockholder rights plan. For a description of the rights plan, please see the section entitled "Description of CF Holdings Common Stock—Rights Plan."	According to Terra's public filings, Terra does not have a stockholders' rights plan in effect.
Restrictions on Business Combinations

CF Holdings has not opted out from the requirements of Section 203 of the Delaware General Corporation Law.

Under Section 203 of the Delaware General Corporation Law, CF Holdings is prohibited from engaging in a business combination with an interested stockholder (a person or group of affiliates owning at least 15% of the voting power of CF Holdings) for a period of three years after such interested stockholder became an interested stockholder unless (a) before the stockholder became an interested stockholder, CF Holdings' board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of CF Holdings outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to the time the stockholder

According to Terra's public filings with the SEC, Terra has not opted out from the requirements of the Maryland Business Combination Act.

Under the Maryland Business Combination Act, business combinations between Terra and an interested stockholder or an affiliate of an interested stockholder are prohibited for 5 years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as any person who beneficially owns 10% or more of the voting power of Terra's voting stock; or an affiliate or associate of Terra who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of Terra. A person is not an interested stockholder under the Maryland Business Combination Act if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. In approving such a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and

	CF Industries Holdings, Inc.	Terra Industries Inc.

became an interested stockholder the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting of the stockholders of CF Holdings.

conditions determined by the board. After the 5-year moratorium, any business combination between Terra and an interested stockholder must be recommended by the board of directors of Terra and approved by the affirmative vote of at least: (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Terra, voting together as a single voting class, and (b) two-thirds of the votes entitled to be cast by holders of voting stock of Terra, other than voting stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These supermajority vote requirements do not apply if Terra's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. The approval of the board of directors may be altered or repealed at any time unless the resolution adopted by the board of directors is made irrevocable by its terms.

Control Share Acquisition Act	The Delaware General Corporation Law does not contain a control share acquisition provision.

Subtitle 7 of Title 3 of the Maryland General Corporation Law, or the "Maryland Control Share Acquisition Act," provides that control shares of a Maryland corporation acquired in a control share acquisition generally have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by employees who are directors of the corporation. Control shares are, generally, voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

• one-tenth or more but less than one-third,

CF Industries Holdings, Inc.	Terra Industries Inc.
• one-third or more but less than a majority, or
• a majority or more of all voting power.

A person who has made or proposes to make a control share acquisition may, subject to the satisfaction of certain conditions including an undertaking to pay the expenses of the meeting, compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Terra's bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of Terra's stock, however, this provision may be repealed at any time, whether before or after an acquisition of control shares.

	CF Industries Holdings, Inc.	Terra Industries Inc.
Appraisal Rights

Under the Delaware General Corporation Law, a stockholder of a Delaware corporation generally has the right to dissent from a merger or consolidation in which the corporation is participating or a sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The Delaware General Corporation Law does not confer appraisal rights, however, if the corporation's stock is either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (b) held of record by more than 2,000 holders.

Even if a corporation's stock meets the foregoing requirements (as CF Holdings' currently does), the Delaware General Corporation Law provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (a) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests; (b) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, unless those shares or depository receipts are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; or (c) any combination of the foregoing.

Under the Maryland General Corporation Law, a stockholder has the right to demand and receive payment of the fair value of his stock from the successor if (a) the corporation consolidates or merges with another corporation, (b) the stockholder's stock is to be acquired in a share exchange, (c) the corporation transfers all or substantially all of its assets, (d) the corporation amends its charter in a way which alters the contract rights as set forth in the charter of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved in the charter, or (e) the transaction is one governed by the Maryland Business Combination Act or exempted pursuant to the minimum price provisions. However, this right to demand and receive payment of fair value is not available, except for transactions subject pursuant to the Maryland Business Combination Act, if (i) the stock is listed on a national securities exchange, with limited exceptions, (ii) the stock is that of a successor in a merger, unless the merger alters the contract rights of the stock and the charter does not reserve the right to do so or the stock is changed into something other than stock in the successor or cash, scrip or other rights or interest arising out of the treatment of fractional shares, (iii) the stock is not entitled to be voted on the transaction, (iv) the charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder, or (v) the stock is that of an open-end investment company.

Terra's charter does not provide that holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder, but Terra common stock is currently listed on a national securities exchange.

UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined consolidated financial statements, or the "pro forma financial statements," have been derived from the historical consolidated financial statements of CF Holdings and Terra, both of which are incorporated by reference into this prospectus/offer to exchange. For a summary of the proposed business combination, see the section of this prospectus/offer to exchange entitled "The Exchange Offer." The transaction is accounted for by applying the acquisition method under Accounting Standards Codification ("ASC") Topic 805—Business Combinations, as outlined in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements, or the "pro forma notes."

        The purchase transaction and related transactions reflected on the pro forma financial statements include (i) the exchange of all outstanding shares of Terra common stock at the fixed exchange ratio of 0.0953 shares of CF Holdings common stock for each share of Terra common stock ("the exchange ratio") and $37.15 in cash for each share of Terra common stock, (ii) the vesting of all of Terra's unvested stock-based awards and the exchange of such stock-based awards for CF Holdings common stock and cash, as described in (i) above, and (iii) the conversion of Terra preferred stock into Terra common stock and the exchange of such common stock for CF Holdings common stock and cash, as described in (i) above.

        The historical consolidated financial statements for both CF Holdings and Terra, that are the basis of these pro forma financial statements, were derived from the Annual Reports on Form 10-K for the year ended December 31, 2009 that have been filed by CF Holdings and Terra with the SEC and are incorporated by reference into this prospectus/offer to exchange.

        The accompanying unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2009, or the "pro forma balance sheet," is presented:

  •
  on a pro forma basis, to give effect to the purchase of Terra and related transactions as if they had occurred on December 31, 2009; and

  •
  as adjusted to give effect to the use of cash to repay Terra's outstanding 7.75% senior notes due 2019 and the remaining outstanding 7% senior notes due 2017, as if the purchase of Terra, the related transactions and the repayment of the Terra 7.75% senior notes and 7% senior notes had occurred on December 31, 2009.

        The accompanying unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2009, or the "pro forma statement of operations," is presented:

  •
  on a pro forma basis, to give effect to the purchase of Terra and related transactions as if they had occurred on January 1, 2009; and

  •
  as adjusted to give effect to the redemption of Terra's 7% senior notes due 2017 that were redeemed by Terra on October 27, 2009 and the use of cash to repay Terra's 7.75% senior notes due 2019; as if the purchase of Terra, the related transactions and the repayment of Terra's 7% senior notes and 7.75% senior notes had occurred on January 1, 2009.

        The unaudited pro forma adjustments are based on publicly available information and certain assumptions that we believe are reasonable, which are described in the pro forma notes. These assumptions and adjustments have been developed from publicly available information from Terra's Annual Report on Form 10-K for the year ended December 31, 2009. Non-public or confidential information concerning Terra was not available to CF Holdings for purposes of preparing these pro forma financial statements or performing any financial or other due diligence. Terra has not participated in the preparation of these pro forma financial statements or this prospectus/offer to exchange and has not reviewed or verified the information or assumptions relating to Terra in these pro forma financial statements. Pro forma adjustments have been included only to the extent appropriate information is known, factually supportable, and reasonably available to CF Holdings.

        CF Holdings has not performed detailed valuation analyses necessary to determine the fair market values of the Terra assets to be acquired and liabilities to be assumed and accordingly the pro forma financial statements do not include an allocation of the purchase price. Further, given the absence of due diligence procedures and the lack of access to Terra's proprietary or confidential information, CF Holdings has not yet identified all of the adjustments which would result from conforming Terra's critical accounting policies to those of CF Holdings or identified other items, actions or events, including events that could occur upon a change in control, that could significantly change the purchase price, the purchase price allocation, or any of the assumptions that have been made in the preparation of these pro forma financial statements. As a result, we have characterized the amount of the purchase price over the reported book value of the assets acquired and liabilities assumed as excess purchase price, and have not allocated any amounts to reflect the fair market values of the assets acquired and liabilities assumed or considered any related income tax effects that could result from such allocation. In addition, we have not been able to ascertain the existence of additional liabilities that may need to be recorded on Terra's opening balance sheet, or additional depreciation, or amortization, that may result from increased values in the tangible and intangible assets acquired from Terra, which will need to be identified and recorded at estimated fair market values, and the related income tax effects, as applicable, in completing the allocation of the purchase price. It is expected that an increase in the recorded book value of the property, plant and equipment, equity investments and/or the identification of certain finite-lived intangible assets will occur under the provisions of ASC Topic 805 upon the finalization of this transaction. Accordingly, actual results will differ from those reflected in the pro forma financial statements once we have determined the final purchase price for Terra and completed the valuation analyses necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes or other acquisition-related adjustments. There can be no assurance that such finalization will not result in material changes to the pro forma financial statements.

        The pro forma financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of CF Holdings would have been had the acquisition of Terra occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position. We expect the transaction to generate $105 - $135 million in annual cost synergies by combining overlapping corporate functions and optimizing transportation and distribution systems, and through greater economies of scale in procurement and purchasing. However, the pro forma financial statements do not reflect any cost savings from operating efficiencies or synergies, or any expenditures related to restructuring actions to achieve cost savings. The effects of both cost savings and expenditures for restructuring could materially impact these pro forma financial statements.

        For the year ended December 31, 2009, Terra incurred costs of $18.0 million related to responding to CF Holdings' business combination proposals, which are reflected in the Terra column in the pro forma statement of operations for the year ended December 31, 2009. CF Holdings incurred net costs of $41.5 million associated with the proposed business combination with Terra, evaluating and responding to Agrium Inc.'s (Agrium) proposed acquisition of CF Holdings, and gains recognized by CF Holdings on the sale of Terra common stock, which are reflected in the CF Holdings column in the pro forma statement of operations for the year ended December 31, 2009. These transaction costs and CF Holdings' gains on the sale of Terra common stock have not been eliminated from the pro forma statement of operations for the year ended December 31, 2009.

        The pro forma financial statements should be read in conjunction with the pro forma notes, and the separate historical consolidated financial statements and accompanying notes contained in CF Holdings' and Terra's Annual Reports on Form 10-K for the year ended December 31, 2009.

CF HOLDINGS AND TERRA

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

December 31, 2009
(amounts in millions)

	CF Holdings(a)	Terra(a)	Reclasses(b)	Acquisition-Related Adjustments(k)(l)		Pro forma	Other Adjustments		Pro forma As Adjusted
Assets
Current assets:
Cash and cash equivalents	$697.1	$501.3		$(3,773.2	)(c)	$1,036.9	$(753.8	)(n)	$268.2
				(123.0	)(c)
				3,522.6	(e)		(14.9	)(g)
				167.1	(f)
				185.0	(f)
				(140.0	)(i)
Short-term investments	185.0	—		(185.0	)(f)	—			—
Accounts receivable	167.4	100.2		—		267.6			267.6
Inventories	207.8	137.1		—		344.9			344.9
Prepaid income taxes	14.7	—		6.2	(m)	20.9	68.9	(m)	89.8
Other	11.1	87.7		—		98.8			98.8

Total current assets	1,283.1	826.3	—	(340.3)		1,769.1	(699.8)		1,069.3
Property, plant and equipment—net	793.8	456.7	$25.0	—		1,275.5			1,275.5
Deferred plant turnaround costs, net	—	25.0	(25.0)	—		—			—
Goodwill	0.9	—		—		0.9			0.9
Excess purchase price	—	—		4,801.7	(c)	4,801.7			4,801.7
Asset retirement obligation escrow account	36.5	—		—		36.5			36.5
Investments in and advances to unconsolidated affiliates	45.6	258.8		—		304.4			304.4
Investments in auction rate securities	133.9	—		—		133.9			133.9
Investment in marketable equity securities	160.2	—		(160.2	)(f)	—			—
Other assets	40.9	32.9		127.4	(e)	201.2	(14.1	)(n)	187.1

Total assets	$2,494.9	$1,599.7	$—	$4,428.6		$8,523.2	$(713.9)		$7,809.3

CF HOLDINGS AND TERRA

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET (Continued)

December 31, 2009
(amounts in millions)

	CF Holdings(a)	Terra(a)	Reclasses(b)	Acquisition-Related Adjustments(k)(l)		Pro forma	Other Adjustments		Pro forma As Adjusted
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$172.5	$87.9	$69.4	—		$329.8	$(7.8	)(n)	$321.6
							(0.4	)(g)
Income taxes payable	—	—	9.4	—		9.4			9.4
Customer advances	159.5	39.2		—		198.7			198.7
Deferred income taxes	52.6	—		—		52.6			52.6
Distributions payable to noncontrolling interest	92.1	—		—		92.1			92.1
Derivative hedge liabilities	—	0.3	0.9	—		1.2			1.2
Other	3.1	78.8	(79.7)	—		2.2			2.2

Total current liabilities	479.8	206.2	—	—		686.0	(8.2)		677.8

Long term debt	—	602.4		$3,693.8	(e)	4,296.2	(589.9	)(n)	3,693.8
				—			(12.5	)(g)
Notes payable	4.7	—		—		4.7			4.7
Deferred income taxes	68.3	76.8		(8.2	)(f)	136.9			136.9
Pension liabilities	—	27.5	(27.5)	—		—			—
Other noncurrent liabilities	197.2	101.2	27.5	—		325.9			325.9
Preferred stock(p)	—	0.5		(0.5	)(c)	—			—
Equity:
Stockholders' equity:
Common stock(p)	0.5	152.8		0.1	(c)	0.6			0.6
				(152.8	)(c)
Additional Paid-in capital	723.5	446.1		1,040.8	(c)	1,764.3			1,764.3
				(446.1	)(c)
Retained earnings	1,048.1	12.2		(12.2	)(c)	898.8	(170.2	)(n)	795.5
				(43.8	)(e)		(2.0	)(g)
				28.3	(f)		68.9	(m)
				6.2	(m)
				(140.0	)(i)
Accumulated other comprehensive loss	(43.2)	(120.4)		(13.2	)(f)	(56.4)			(56.4)
				120.4	(c)

Total stockholders' equity	1,728.9	490.7	—	387.7		2,607.3	(103.3)		2,504.0
Noncontrolling interest	16.0	94.4		355.8	(c)	466.2			466.2

Total equity	1,744.9	585.1	—	743.5		3,073.5	(103.3)		2,970.2

Total liabilities and equity	$2,494.9	$1,599.7	$—	$4,428.6		$8,523.2	$(713.9)		$7,809.3

See accompanying notes to
unaudited pro forma condensed combined consolidated financial statements, which are an integral part of these statements.

CF HOLDINGS AND TERRA

UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2009

(amounts in millions, except per share data)

	CF Holdings(a)	Terra(a)	Acquisition Adjustments(k)(l)		Pro forma	Other Adjustments		Pro forma As Adjusted
Net sales	$2,608.4	$1,581.4	$—		$4,189.8			$4,189.8
Cost of sales	1,769.0	1,195.2	—		2,964.2			2,964.2

Gross margin	839.4	386.2	—		1,225.6			1,225.6
Selling, general and administrative	62.9	67.1	—		130.0			130.0
Equity in earnings of unconsolidated affiliates		(17.7)	—		(17.7)			(17.7)
Other operating—net	96.7	18.0	—		114.7			114.7

Operating earnings	679.8	318.8	—		998.6			998.6
Interest expense	1.5	31.8	315.3	(e)	324.6	(8.2	)(n)	316.4
			(24.0	)(g)
Interest income	(4.5)	(4.1)	6.2	(h)	(2.4)			(2.4)
Loss on early retirement of debt	—	53.5	(53.5	)(g)	—			—
Other non-operating—net	(12.8)	—	—		(12.8)			(12.8)

Earnings before income taxes and equity in earnings of unconsolidated affiliates	695.6	237.6	(244.0)		689.2	8.2		697.4
Income tax provision	246.0	74.3	(97.6	)(m)	222.7	3.3	(m)	226.0
Equity in earnings of unconsolidated affiliates—net of taxes	(1.1)	14.2	—		13.1			13.1

Net earnings from continuing operations	448.5	177.5	(146.4)		479.6	4.9		484.5
Less: Net earnings attributable to the noncontrolling interest	82.9	26.0	—		108.9			108.9

Net earnings attributable to common stockholders	$365.6	$151.5	$(146.4)		$370.7	$4.9		$375.6

Net earnings per share attributable to common stockholders(o)
Basic	$7.54	$1.53						$6.46
Diluted	$7.42	$1.52						$6.38
Weighted average common shares outstanding(o)
Basic	48.5	99.4						58.2
Diluted	49.2	100.0						58.9

See accompanying notes to
unaudited pro forma condensed combined consolidated financial statements, which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS

a)
Basis of Presentation—The pro forma financial statements have been derived from historical consolidated financial statements of CF Holdings and Terra. The unaudited pro forma adjustments are based on publicly available information and certain assumptions that we believe are reasonable, which are described herein. These assumptions and adjustments have been developed from publicly available information from Terra's Annual Report on Form 10-K for the year ended December 31, 2009. Non-public or confidential information concerning Terra was not available to CF Holdings for purposes of preparing these pro forma financial statements or performing financial or other due diligence. Terra has not participated in the preparation of these pro forma financial statements or this prospectus/offer to exchange and has not reviewed or verified the information or assumptions relating to Terra in these pro forma financial statements. Pro forma adjustments have been included only to the extent appropriate information is known, factually supportable, and reasonably available to CF Holdings.

  Differences in the accounting practices or policies applied by CF Holdings and Terra may exist that would materially impact these pro forma financial statements. Based on a review of Terra's disclosures, CF Holdings identified there may be differences in accounting practices or policies related to the use of hedge accounting or useful lives of depreciable assets. Because CF Holdings has no information which would enable the estimation of any differences which may result from CF Holdings' and Terra's application of differing accounting practices or policies, the extent of the adjustments that may be necessary is not known at this time and no pro forma adjustments have been recorded to conform accounting practices or policies.

  The pro forma financial statements do not reflect any cost savings from operating efficiencies or synergies, or any expenditures related to restructuring actions to achieve cost savings. The effects of both cost savings and expenditures for restructuring could materially impact these pro forma financial statements. Costs incurred by Terra of $18.0 million and net costs incurred by CF Holdings of $41.5 million associated with this proposed business combination, CF Holdings' costs of evaluating and responding to Agrium's proposed acquisition of CF Holdings and gains recognized by CF Holdings on the sale of Terra common stock have not been eliminated from the pro forma financial statements.

b)
Reclassification on the Pro Forma Balance Sheet—Certain financial statement line items included in CF Holdings' and Terra's historical presentation have been recast to conform the presentations of the companies, including a reclassification of CF Holdings' derivative liabilities consistent with Terra's presentation and reclassification of Terra's deferred turnaround cost, accrued liabilities, income taxes payable and pension liabilities consistent with CF Holdings' presentation. These reclassifications had no impact on the financial position, historical operating income or net earnings from continuing operations reported by CF Holdings or Terra. CF Holdings has not been able to perform any due diligence through which other differences in presentation could be definitively identified. There may be additional differences in presentation applied by CF Holdings and Terra that could materially impact these pro forma financial statements.

c)
Preliminary purchase price—CF Holdings is proposing to acquire all of the outstanding shares of Terra common stock at the fixed exchange ratio of 0.0953 shares of CF Holdings common stock and $37.15 in cash for each share of Terra common stock. For purposes of the pro forma financial statements, the purchase price was computed using Terra's publicly available information, and reflects the market value of CF Holdings common stock of $107.54 per share on March 1, 2010.

  Based on these assumptions, the purchase consideration is estimated to be $4,814.1 million, which includes the immediate vesting and exchange of Terra's unvested stock-based awards in connection

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  with this prospectus/offer to exchange, which is described below. Terra and Yara International, ASA ("Yara") have agreed upon a $123.0 million termination fee that would be payable by Terra to Yara upon the termination of their agreement and plan of merger. The payment of the $123.0 million is reflected in the pro forma balance sheet as a cash payment that would be made by Terra at closing and an increase in the excess purchase price. The excess of the purchase price over the book value of the net assets acquired as of December 31, 2009 is estimated to be $4,801.7 million, calculated as follows:

December 31, 2009
(amounts in millions, except per share data)
Terra shares of common stock to be acquired	100.1
Terra shares of unvested stock-based awards, which vest upon a change in control	1.4
Terra shares of common stock to be issued upon conversion of Terra preferred stock	0.1

Total Terra shares of common stock to be acquired	101.6
Exchange ratio	0.0953

Number of shares of CF Holdings common stock to be issued in exchange	9.7
Assumed closing price of CF Holdings common stock	$107.54

Fair value of consideration of CF Holdings common stock to be issued in exchange	$1,040.9

Total Terra shares to be acquired	101.6
Cash consideration per share of Terra common stock	$37.15

Cash consideration to be paid	$3,773.2

Total purchase price	$4,814.1

  Terra's noncontrolling interest represents third-party interest in the publicly held common units of Terra Nitrogen Company, L.P. ("TNCLP"). As part of acquisition accounting, noncontrolling interest is required to be recorded at fair value on the books of the acquirer. For the purposes of these pro forma financial statements, we have assumed that the fair value of the noncontrolling interest is equal to the market value of TNCLP's common units closing price of $97.61 on March 1, 2010. The fair value of the noncontrolling interest as of December 31, 2009 of $450.2 million was calculated as follows:

December 31, 2009
(amounts in millions, except per share data)
Assumed closing price of TNCLP common units	$97.61
TNCLP common units held by third-parties	4.6

Fair value of noncontrolling interest	$450.2
Terra recorded noncontrolling interest at December 31, 2009	94.4

Excess fair value of noncontrolling interest	$355.8

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  The following table illustrates the calculation of excess purchase price for inclusion in the pro forma balance sheet:

December 31, 2009
(amounts in millions)
Total purchase price	$4,814.1
Excess fair value of noncontrolling interest	355.8

Total to be allocated	5,169.9

Book value of net assets acquired at December 31, 2009	490.7
Reduction of Terra net assets for payment of Terra/Yara merger agreement termination fee	(123.0)
Additional paid-in capital associated with the conversion of preferred stock to common stock (see note j)	0.5

Adjusted book value of net assets acquired	368.2
Excess purchase price	$4,801.7

  As CF Holdings has not been able to perform any detailed valuation analyses necessary to arrive at the estimated fair market value of the Terra assets to be acquired and liabilities to be assumed and the related allocations of purchase price, we have characterized the amount of the purchase price over the book value of the assets acquired and liabilities assumed, as excess purchase price, and have not allocated any amounts to reflect the fair market value of the assets acquired and liabilities assumed or considered any related income tax effects that could result from such allocation. Upon completion of the exchange offer, CF Holdings will perform the valuation analyses necessary to estimate the fair values of the net assets of Terra and TNCLP as of the closing date. CF Holdings will reduce the excess purchase price reflected in the pro forma balance sheet for the amounts allocated to the fair value of Terra's net assets, including property, plant and equipment, equity investments and any identified intangible assets and record the related income tax effects, as applicable. In connection therewith, CF Holdings may identify additional charges to the pro forma statements of operation, for example, due to additional depreciation of property, plant and equipment or amortization of identified finite-lived intangibles assets, or we may identify additional tangible or intangible assets or liabilities that have not been included on the pro forma balance sheet.

  For purposes of estimating the purchase price, CF Holdings has assumed that at the effective date of the acquisition, 100% of the unvested stock-based awards granted will vest upon the change in control and will be exchanged for cash and shares of CF Holdings common stock at the fixed exchange ratio. This includes the assumption that all unvested restricted shares are excluded from Terra's outstanding common stock balance. The vesting of the stock-based awards upon the change in control will result in an accelerated compensation charge for Terra of approximately $7.1 million prior to closing. This estimated expense is not reflected in the pro forma balance sheet at December 31, 2009 as Terra's retained earnings and additional paid-in capital are eliminated upon the completion of the acquisition. Sufficient information is not available at this time to determine any related potential income tax effects and none are reflected in the pro forma financial statements.

d)
Sensitivities—This footnote provides sensitivities to (i) changes in the purchase price due to changes in the prices of CF Holdings' common shares that will impact these pro forma financial

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  statements, and (ii) changes in the number of Terra common shares that are ultimately acquired by CF Holdings in this prospectus/offer to exchange.

  (i)
  As the purchase price will be computed using the value of CF Holdings' common stock on the closing date, the actual purchase price will fluctuate with the market price of CF Holdings' common stock until the acquisition is closed. As a result, the final purchase price could differ significantly from the current estimate, which would materially impact these pro forma financial statements.

  The table below illustrates the sensitivity of the purchase price to fluctuations in the per share price of CF Holdings common stock.

Sensitivity of the Purchase Price to Changes in CF Holdings Share Price

CF Holdings Common Stock	Per Share Price of CF Holdings Common Stock at Closing	Exchange Ratio	Per Share Cash Payment	Calculated Per Share Value of Terra Common Stock	Total Terra Shares to be Acquired (amounts in millions)	Purchase Price (amounts in millions)
As of March 1, 2010	$107.54	0.0953	$37.15	$47.40	101.6	$4,814.1
Down 10%	96.79	0.0953	37.15	46.37	101.6	4,710.1
Up 10%	118.29	0.0953	37.15	48.42	101.6	4,918.2
  (ii)
  The following table provides sensitivities to total CF Holdings stockholders' equity, noncontrolling interest, net earnings attributable to CF Holdings, and net earnings per share attributable to CF Holdings if CF Holdings acquires 50.1% or 75% of Terra's outstanding common shares, rather than 100% of Terra's outstanding common shares.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

				Impact on the Purchase Price and Pro Forma Financial Statements Due to Changes in the Number of Terra Shares to be Acquired
											Weighted Average Shares Outstanding (amounts in millions)
				Fair Value of Consideration of CF Holdings Common Stock (amounts in millions)	Total CF Holdings Stockholders' Equity (After Acquisition, amounts in millions)		Net Earnings Attributable to CF Holdings (After Acquisition, amounts in millions)	Net Earnings Attributable to the Noncontrolling Interest (amounts in millions)	Net Earnings Per Share Attributable to CF Holdings
			Per Share Price of CF Common Stock at Closing
Percentage of Terra Shares Acquired	Total Terra Shares to be Acquired (in millions)					Noncontrolling Interest (amounts in millions)
		Exchange Ratio
									Basic	Diluted	Basic	Diluted
100%	101.6	0.0953	$107.54	$1,040.9	$2,504.0	$466.2	$375.6	$108.9	$6.46	$6.38	58.2	58.9
75%	76.2	0.0953	$107.54	780.7	2,243.8	726.4	324.9	159.6	5.83	5.76	55.8	56.5
50.1%	50.9	0.0953	$107.54	521.5	1,984.6	985.6	274.4	210.1	5.14	5.08	53.3	54.0

        The sensitivities in the table above assume that at the closing date the shares of Terra common stock that are not purchased by CF Holdings (noncontrolling interest) trade at the same value that was established for the Terra common shares acquired by CF Holdings when applying the exchange ratio to the price of CF Holdings common stock.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

e)
Financing—CF Holdings expects to fund the transaction as follows:

  •
  $ 2,000.0 million Senior Secured Term Loan Facility ("Term Loan")

  •
  $ 1,750.0 million Senior Secured Bridge Loan Facility ("Bridge Loan")

  CF Holdings has obtained commitments from Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. ("Lenders") to provide, subject to certain conditions, senior bank financings of up to $4.05 billion under proposed new credit facilities, consisting of a $2,000.0 million Term Loan, a $300.0 million revolving loan facility ("Revolver") and a $1,750.0 million Bridge Loan, in connection with the financing of a portion of the consideration in the offer and the second-step merger.

  The Term Loan will have a 5-year maturity, original issue discount of 1.5% and an effective interest rate of 5.8%. Principal amortization on the Term Loan will be 1% annually. CF Holdings, Terra and TNCLP all maintain revolving credit facilities, and no borrowings occurred during 2009. Upon closing of the transaction, we have assumed that a single $300.0 million revolving credit facility would be established for the combined entity. We have assumed there will be no borrowings under the Revolver, so the unused commitment fee on the Revolver will be 0.75% of the total $300.0 million commitment. The interest rate on the Term Loan and Revolver will be selected by CF Holdings based on two options. The first option is the base rate option, which is equal to a base rate plus a margin of 2.50% with the minimum base rate not less than 3.00%. The second option is the LIBOR option, which is equal to LIBOR plus a margin of 3.50% with the minimum LIBOR rate not less than 2.00%. As of December 31, 2009 both interest rate options result in an interest rate of 5.50%.

  Borrowings under the Bridge Loan will carry an initial interest rate equal to LIBOR plus a margin of 8.00% with the minimum LIBOR rate not less than 2.00%. The 10.0% initial interest rate on borrowings under the Bridge Loan will increase by 1.0% each 30 days, with an interest rate cap of 14.5%. Borrowings under the Bridge Loan will automatically convert to 7-year term loans that accrue interest at the interest rate cap if not refinanced within 12 months of issuance. The pro forma financial statements include the payment of $43.8 million in fees related to the Bridge Loan. The Bridge Loan is assumed to be refinanced or replaced upon the completion of the offer with other term debt financing at a fixed rate of interest ("Bridge Loan Replacement Debt"). The pro forma financial statements include original issue discount and fees associated with the Bridge Loan Replacement Debt of $74.4 million.

  At December 31, 2009, the pro forma balance sheet reflects the borrowing of $3,693.8 million which represents the borrowing of $2,000.0 million under the Term Loan and $1,750.0 million of Bridge Loan Replacement Debt, in each case net of original issue discount. The borrowings under both the Term Loan and the Bridge Loan Replacement Debt include original issue discount of $56.2 million. As a result, the net amounts reflected on the pro forma balance sheet include the long-term borrowings of $3,693.8 million that are shown in long-term debt, an increase in other assets of $127.4 million reflecting the capitalization of debt issuance costs, and the expense related to the refinancing of the Bridge Loan of $43.8 million, resulting in an increase in cash of $3,522.6 million.

  If the closing of the offer and the second-step merger can be completed without funding under the Bridge Loan facility, or with reduced funding under the Bridge Loan, the $43.8 million in fees associated with the Bridge Loan facility which are included in the pro forma financial statements could be reduced. The terms of any Bridge Loan Replacement Debt or any other refinancing or

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  replacement of the Bridge Loan would be based on market conditions and rates at the time of such refinancing or replacement. There can be no assurance that such refinancing or replacement can be completed on terms that will be acceptable to us or at all. If we are not able to obtain the Bridge Loan Replacement Debt at, or prior to, the completion of the offer, we expect that the Bridge Loan would be drawn upon at the time of the completion of the offer and borrowings thereunder would remain outstanding immediately following the completion of the offer. The Bridge Loan carries an interest rate that is higher than the rate assumed for the Bridge Loan Replacement Debt. Sensitivity to the impact on interest expense from changes in interest rates is provided below. If the Bridge Loan were to remain outstanding for the full year, additional interest expense of $115.5 million would be incurred.

  The estimated incremental impact of interest expense, amortization of the discount, amortization of the debt issuance costs and certain commitment fees related to the new credit facilities on the pro forma statement of operations is $315.3 million for the year ended December 31, 2009. The following table illustrates the pro forma adjustments impacting the pro forma statement of operations:

Year ended December 31, 2009
(amounts in millions)
Interest expense on Term Loan	$115.7
Interest expense on Bridge Loan Replacement Debt(1)	135.6
Amortization of debt issuance costs(2)	63.5
Incremental increase in CF Holdings commitment fee(3)	1.6
Elimination of Terra's annual commitment fee(4)	(1.1)

Net impact on interest expense	$315.3

    (1)
    The interest expense calculation for the Bridge Loan Replacement Debt assumes that the Bridge Loan Replacement Debt is incurred in place of, or to refinance, the Bridge Loan. If the Bridge Loan were not replaced or refinanced and were to remain outstanding for the full year, interest expense on the Bridge Loan would be an additional $115.5 million.

    (2)
    Amortization of debt issuance costs of the Term Loan and Revolver are on a straight-line basis over 5 years. Debt issuance costs for the Bridge Loan Replacement Debt would be amortized on a straight-line basis over 10 years. Debt issuance costs associated with the Bridge Loan of $43.8 million would be expensed upon refinancing of the Bridge Loan.

    (3)
    CF Holdings incremental commitment fee reflects the new $300 million credit facility with an annual commitment fee rate of 0.75%, versus the current $250 million credit facility with an annual commitment fee rate of 0.25%.

    (4)
    The elimination of Terra's commitment fee includes removal of $200 million of available credit with an annual effective commitment fee rate of 0.53%.

      As CF Holdings has not been able to perform due diligence procedures with respect to Terra, we have been unable to determine certain debt issuance costs related to Terra and TNCLP's revolving credit facilities, which could impact the pro forma financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  The table below illustrates the sensitivity of interest expense on the Term Loan and Bridge Loan Replacement Debt from a range of changes in the underlying interest rates as follows:

	Change in Annual Pro Forma Interest Expense Year ended December 31, 2009
	Dollar Change	% Change
	(amounts in millions)
100 basis points increase	$37.4	14.9%
50 basis points increase	18.7	7.4%
10 basis points increase	3.7	1.5%
10 basis points decrease	(1.8)	(0.7)%
50 basis points decrease	(8.8)	(3.5)%
100 basis points decrease	(17.5)	(7.0)%

  In connection with or after completion of the offer, CF Holdings plans to effect a public offering of shares of CF Holdings common stock in an amount equal to approximately $1.0 billion, net proceeds from which we expect would be used to reduce borrowings under the Bridge Loan and/or repay borrowings under the Term Loan or any debt that refinances or replaces the Bridge Loan. The number of shares to be issued in that offering would be determined based on CF Holdings' share price and market conditions at the time of the offering. There can be no assurance that CF Holdings will be able to consummate the planned offering of common stock on terms that will be acceptable to us or at all. The pro forma financial statements do not reflect the issuance of common stock or the use of the proceeds to repay a portion of either the Term Loan or the Bridge Loan Replacement Debt. If the entire assumed net proceeds from the planned $1.0 billion common stock issuance were used to refinance the Term Loan, annual interest expense would decrease by $57.9 million relative to the amount shown in these pro forma financial statements. Alternatively, application of all of such net proceeds to reduce Bridge Loan Replacement Debt would reduce annual interest expense by $77.5 million relative to the amount shown in these pro forma financial statements.

f)
Investment in Terra Common Stock and Short-Term Investments—CF Holdings acquired 7.0 million shares of Terra common stock in the third quarter of 2009. The investment in Terra common stock was recorded as an available-for-sale investment, with all unrealized gains and losses recorded in other comprehensive income. In December of 2009, CF Holdings sold approximately 2.0 million shares and recognized a pre-tax gain of $11.9 million. CF Holdings recognized in accumulated other comprehensive income an unrealized holding gain of $21.4 million on the remaining shares held as of December 31, 2009. In January 2010, CF Holdings sold the remaining 5.0 million Terra common shares for $167.1 million and recognized a gain of $28.3 million. The sale of CF Holdings' remaining equity interest in Terra results in the increase of cash of $167.1 million, removal of investment in marketable equity securities of $160.2 million, removal of the unrealized holding gains in accumulated other comprehensive income of $13.2 million (net of taxes), and recognition of a $28.3 million gain in retained earnings. The $11.9 million pre-tax gain recognized in CF Holdings' statement of operations for the year ended December 31, 2009 has not been eliminated from the pro forma statement of operations.

  The pro forma balance sheet also includes an adjustment to reflect the sale of short-term investments of $185.0 million as of December 31, 2009.

g)
Tender of Terra Senior Notes Due 2017—On October 27, 2009, Terra completed its previously announced cash tender offer and consent solicitation for its outstanding 7% senior notes due 2017.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  At the close of the tender offer, Terra received tenders from holders of approximately $317.5 million aggregate principle amount of the senior notes due 2017, representing 96.2% of the then outstanding senior notes. Approximately $12.5 million of senior notes due 2017 remain outstanding as of December 31, 2009. Terra funded the purchase of the tendered senior notes due 2017 with the proceeds from the offering of 7.75% senior notes due 2019. The loss on early retirement of debt is as follows:

Year ended December 31, 2009
(amounts in millions)
Tender premium	$48.8
Accelerated amortization of deferred financing fees	4.5
Estimated fees	0.2

Estimated loss on early retirement of debt	$53.5

  The pro forma statement of operations for the year ended December 31, 2009 reflects the elimination of the $53.5 million loss on the early retirement of debt, an adjustment for the elimination of interest expense on the Terra senior notes due 2017, and the amortization of debt issuance costs associated with these notes. The following table illustrates the pro forma adjustments impacting the pro forma statement of operations for the year ended December 31, 2009:

Year ended December 31, 2009
(amounts in millions)
Elimination of interest expense on senior notes due 2017(1)	$(19.5)
Elimination of amortization expense associated with debt issuance costs(2)	(4.5)

Total reduction of interest expense	$(24.0)

    (1)
    Interest expense assumes a 360-day interest basis on $330.0 million at an interest rate of 7%.

    (2)
    Amortization of debt issuance costs assumes $6.4 million of debt issuance costs amortized on a straight-line basis over ten years (the term of the unsecured senior notes).

  The pro forma balance sheet at December 31, 2009 reflects the use of cash and cash equivalents of $14.9 million for the repurchase of the remaining outstanding Terra senior notes due 2017. The

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  following table illustrates the pro forma adjustments for the 7% Terra senior notes due 2017 impacting the pro forma balance sheet at December 31, 2009:

7% Senior Notes Due 2017
(amounts in millions)
Face value of the Terra senior notes due 2017 outstanding at December 31, 2009	$12.5
Applicable premium(1)	2.0
Accrued interest payable at December 31, 2009	0.4

Total cash paid to debt holders	$14.9

    (1)
    The applicable premium has been calculated as $153.75 per $1,000.0 of principal outstanding.
h)
Interest Income—The pro forma statement of operations for the year ended December 31, 2009 reflects the reduction of interest income due to the use of cash and cash equivalents used to repay the Terra senior notes due 2019 and to fund the purchase transaction. The following table illustrates the pro forma adjustments impacting the pro forma statement of operations for the year ended December 31, 2009:

Year ended December 31, 2009
(amounts in millions)
Assumed average cash and investment balance	$400.0
Annual interest income rate(1)	0.6%

Pro forma interest income	$2.4
CF Holdings and Terra combined historical interest income	8.6

Interest income lost	$6.2

    (1)
    Annual interest rate has been calculated as CF Holdings' and Terra's combined interest income divided by CF Holdings' and Terra's combined average cash, cash equivalents and short-term investments balances for the period presented.
i)
Transaction costs—For the year ended December 31, 2009, Terra incurred costs of $18.0 million related to responding to CF Holdings' business combination proposals, which are reflected in the Terra column in the pro forma statement of operations for the year ended December 31, 2009. CF Holdings incurred net costs of $41.5 million associated with the proposed business combination with Terra, evaluating and responding to Agrium Inc.'s proposed acquisition of CF Holdings and gains recognized by CF Holdings on the sale of Terra common stock, which are reflected in the CF Holdings column in the pro forma statement of operations for the year ended December 31, 2009. These transaction costs and CF Holdings' gains on the sale of Terra common stock have not been eliminated from the pro forma statement of operations for the year ended December 31, 2009.

  CF Holdings estimates that additional transaction expenses of approximately $140.0 million related to the purchase transaction will be incurred, which will be reflected as an expense of the combined companies in the period the expense is incurred but are not reflected in the pro forma statement of operations as the expenses are non-recurring. Some of these costs may be deductible for income tax purposes. However, sufficient information is not available at this time to make this

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  determination and no income tax benefit was assumed. The $140.0 million has been reflected in the pro forma balance sheet at December 31, 2009 as a reduction of cash and retained earnings.

j)
Conversion of Terra preferred stock—Terra has 4.25% Series A cumulative convertible perpetual preferred shares ("Terra preferred stock") with a carrying value of $0.5 million outstanding at December 31, 2009. On February 24, 2010, Terra announced that on March 15, 2010, all Terra preferred stock will convert to Terra common stock at a rate of 120.4819 shares of common stock per preferred share. Accordingly, we have reflected an adjustment in the pro forma balance sheet at December 31, 2009 to recognize the conversion of the preferred stock, and record additional paid-in capital of $0.5 million to reflect the issuance of 60,241 shares of common stock. The conversion of the Terra preferred stock into Terra common stock and the exchange of such common stock for CF Holdings common stock is reflected in the pro forma financial statements.

k)
Compensation arrangements—Several of Terra's executive officers have entered into agreements with Terra that include severance and other arrangements that occur upon a change of control if Terra terminates the employment relationship, or if the respective employee terminates the employment relationship because the executive's position with Terra has materially and negatively changed following a change in control ("without cause or for good reason"). Restricted shares issued prior to 2008 and performance share awards issued prior to 2009 vest immediately upon a change in control. Vesting of restricted shares granted in 2008 and in later years and performance share awards granted in 2009 and in later years only accelerate upon a change in control if the employee is terminated without cause or for good reason. As more fully described in note (c), at the effective date of the acquisition it has been assumed and reflected in these pro forma financial statements that all unvested stock-based awards will vest upon a change in control and be exchanged into cash and shares of CF Holdings common stock. The number of phantom shares and phantom performance share awards earned (as determined under the respective phantom share award plans) would be paid out to the holders based on the share price on the date of a change in control.

  In addition, Terra's Preliminary Proxy Statement on Schedule 14A, filed on February 24, 2010, indicated that payments of $16.2 million (including tax gross-up payments of $3.7 million) would need to be made to Terra's ten highest paid executive officers, if the named executives are terminated following a change in control. If the named executives are not terminated, tax gross-up payments may not be required. Since CF Holdings has not had the opportunity to perform due diligence and review Terra's non-public information and no decisions have been made regarding the evaluation of staffing or employment levels, the extent of any adjustment relating to change of control payments to these or any other executive officers or employees that may be necessary is not known and no pro forma adjustments have been recorded.

  Under Terra's 2010 Officers and Key Employees Annual Incentive Plan, upon a change in control, a participant that remains employed through December 31, 2010 will receive his or her full bonus under the plan calculated as the greater of (i) target performance and (ii) actual performance during the quarters completed through the effective time of the change of control. If the employee is terminated without cause or for good reason, the participant will be entitled to a prorated bonus through the participant's termination date.

  On February 12, 2010, the board of directors of Terra approved the establishment of a "rabbi trust" (the "Trust"), which is intended to provide a source of funds to assist Terra in meeting its liabilities under its existing Excess Benefits Plan (the "SERP"). Pursuant to the terms of the Trust, within five days following a change in control, Terra would be obligated to make an irrevocable

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  contribution to the Trust in an amount such that the Trust will, immediately following such contribution, hold assets sufficient to pay each SERP participant or beneficiary his or her accrued benefits under the SERP as of the date of the change in control. As of December 31, 2009, as noted in Terra's Preliminary Proxy Statement filed with the SEC on February 24, 2010, Terra will be obligated to contribute approximately $1.2 million to the Trust related to three executives that participate in the SERP. We are currently unable to estimate the amount, if any, of any additional contributions Terra would be obligated to make to the Trust related to other SERP participants upon a change in control.

l)
Derivatives—Terra enters into derivative transactions related to foreign currency transactions, natural gas purchase transactions, and the selling price of nitrogen products. Terra accounts for certain of these derivatives as accounting hedges in accordance with ASC Topic 815—Derivatives and Hedging. In accordance with these rules, all other derivatives are recorded at fair value on Terra's consolidated balance sheet. At December 31, 2009, Terra reported no margin deposits with derivative counterparties, assets related to derivative transactions of $9.1 million and liabilities related to derivative transactions of $0.3 million in its consolidated balance sheet.

  CF Holdings has not been able to perform due diligence procedures and has been unable to determine whether it will be able to continue to designate certain of these derivatives as hedges under ASC Topic 815. At the acquisition date, CF Holdings will be required to re-assess the derivatives under ASC Topic 815 by re-designating the hedges and performing hedge effectiveness tests. Additionally, we are unable to determine if the derivative hedge liability, or any other liability related to purchasing or hedging activities, will be accelerated by a change in control. Accordingly, there may be adjustments related to the evaluation of the hedging relationships or the payment of any liabilities related to purchasing or hedging that are impacted by a change in control that could materially impact the pro forma financial statements.

m)
Income Taxes—The income tax effect on the pro forma adjustments is based on an estimated statutory tax rate of 40%. The pro forma balance sheet includes an adjustment of $6.2 million to reflect the tax impact of $43.8 million of expenses related to refinancing of the Bridge Loan, offset partially by the tax impact of the $28.3 million gain recognized on the sale of Terra common stock. The $68.9 million included in the pro forma balance sheet represents the estimated tax impact of the $170.2 million loss on the extinguishment of the Terra senior notes due 2019 and the $2.0 million loss on the extinguishment of the Terra senior notes due 2017. Additionally, CF Holdings has not had the opportunity to perform due diligence and review Terra's non-public information, including details of deferred tax assets and liabilities. Therefore, there may be further adjustments that could materially impact these pro forma financial statements. We have characterized the entire amount of the purchase price over the reported book value of the assets acquired and liabilities assumed as excess purchase price and no tax impact has been reflected on this adjustment.

n)
Tender of Terra Senior Notes Due 2019—On October 26, 2009, Terra issued $600.0 million of senior notes due 2019. The senior notes due 2019 have an interest rate of 7.75% per annum and were

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  issued at a price equal to 98.298% of their face value. Net proceeds related to the senior notes due 2019 offering were as follows:

Senior Notes
(amounts in millions)
Face value	$600.0
Discount	(10.2)

Debt net of discount	589.8
Estimated fees	(14.4)

Net proceeds	$575.4

  At any time prior to 2014, Terra may redeem all or a part of the senior notes due 2019 at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of the applicable date, and accrued and unpaid interest. The Applicable Premium amount is the greater of 1) 1% of the principal amount of the senior notes due 2019 and 2) the excess, if any, of a) the present value of the redemption price at 2014, plus b) all required interest payments due on the senior notes due 2019 through 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of the redemption date plus 50 basis points; over c) the then outstanding principal amount of the senior notes due 2019. The "pro forma" column assumes that CF Holdings does not exercise this right and CF Holdings does not repurchase the notes. The "pro forma, as adjusted" column assumes that CF Holdings does exercise this right and CF Holdings repurchases 100% of the Terra senior notes due 2019.

  Accordingly, the pro forma balance sheet at December 31, 2009 reflects the use of cash and cash equivalents for the repurchase of the outstanding senior notes due 2019. The following table illustrates the pro forma adjustments for the Terra senior notes due 2019 impacting the pro forma balance sheet at December 31, 2009:

Senior Notes
(amounts in millions)
Face value of Terra Senior Notes Due 2019	$600.0
Applicable premium (1)	146.0

Total paid to debt holders	746.0
Book value of Terra Senior Notes Due 2019	589.9

Loss on extinguishment of Terra Senior Notes Due 2019 before taxes	(156.1)
Write-off of debt issuance costs associated with Terra Senior Notes Due 2019	(14.1)

Total impact on retained earnings before taxes	$(170.2)

    (1)
    The premium was calculated based on the Treasury Rate as of February 24, 2010.

  The $753.8 million payment of the outstanding Terra senior notes due 2019 includes the $600.0 million face value, the $146.0 million premium and $7.8 million of accrued interest.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  An adjustment to the pro forma statement of operations for the year ended December 31, 2009 has been reflected for the elimination of interest expense on the 7.75% Terra senior notes due 2019 and the amortization of debt issuance costs associated with these notes. The following table illustrates the pro forma adjustments impacting the pro forma statement of operations:

Year ended December 31, 2009
(amounts in millions)
Elimination of interest expense on senior notes due 2019(1)	$(7.9)
Elimination of amortization of debt discount(2)	(0.1)
Elimination of amortization expense associated with debt issuance costs(3)	(0.2)

Total reduction of interest expense	$(8.2)

    (1)
    Interest expense assumes a 360-day interest basis on $600.0 million at an interest rate of 7.75%.

    (2)
    Amortization of the debt discount assumes a debt discount of $10.2 million amortized on a straight-line basis over ten years (the term of the senior notes).

    (3)
    Amortization of debt issuance costs assumes $14.4 million of debt issuance costs amortized on a straight-line basis over ten years (the term of the senior notes).
o)
Net earnings per share attributable to common stockholders—The unaudited pro forma consolidated net earnings per share attributable to common stockholders is calculated based on the assumed exchange of all outstanding Terra common stock for CF Holdings common stock. This exchange includes the conversion of Terra unvested stock-based awards. The outstanding share information for Terra utilizes the number of common shares outstanding and information related to unvested stock-based awards, as disclosed in Terra's Preliminary Proxy Statement filed with the SEC on February 24, 2010. The incremental number of common shares to be issued by CF Holdings in this

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  exchange offer is 9.7 million. The weighted average shares outstanding used in the pro forma net earnings per share attributable to CF Holdings calculations for the periods are summarized below:

Year ended December 31, 2009
(amounts in millions)
Pro forma, as adjusted, net earnings from continuing operations	$484.5
Net earnings attributable to noncontrolling interest in subsidiaries	(108.9)

Net earnings attributable to CF Holdings	$375.6

Basic:
CF Holdings weighted average common shares	48.5
Equivalent Terra common shares after exchange	9.7

Pro forma weighted average basic common shares	58.2

Diluted:
CF Holdings weighted average common shares	49.2
Equivalent Terra common shares after exchange	9.7

Pro forma weighted average diluted common shares	58.9

Basic net earnings per common share attributable to CF Holdings	$6.46
Diluted net earnings per common share attributable to CF Holdings	$6.38
p)
Common and preferred stock—For a summary of the authorized, issued, and outstanding common stock of Terra and CF Holdings, as well as information on preferred stock, see the section of this prospectus/offer to exchange entitled "Comparison of Stockholder Rights."

FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus/offer to exchange may constitute "forward-looking statements." All statements in this prospectus/offer to exchange, other than those relating to historical information or current condition, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Risks and uncertainties relating to the proposed transaction include: Terra's failure to accept CF Holdings' proposal and enter into definitive agreements to effect the transaction; our ability to obtain approvals on the proposed terms and schedule; uncertainty of the expected financial performance of CF Holdings following completion of the proposed transaction; our ability to incur a substantial amount of indebtedness in connection with the proposed transaction, to comply with the covenants in such indebtedness and to make payments under such indebtedness when due; our ability to consummate an equity offering following the closing of the proposed transaction; CF Holdings' ability to achieve the cost-savings and synergies contemplated by the proposed transaction within the expected time frame; CF Holdings' ability to promptly and effectively integrate the businesses of Terra and CF Holdings; and disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; risks involving derivatives; weather conditions; our inability to predict seasonal demand for our products accurately; the concentration of our sales with certain large customers; the impact of changing market conditions on our Forward Pricing Program; the reliance of our operations on a limited number of key facilities and the significant risks and hazards against which we may not be fully insured; reliance on third party transportation providers; risks associated with joint ventures; risks associated with expansion of our business, including unanticipated adverse consequences and the significant resources that could be required; future regulatory restrictions and requirements related to greenhouse gas emissions, climate change or other environmental requirements; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; acts of terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; losses on our investments in securities; loss of key members of management and professional staff; the international credit crisis and global recession; and the other risks and uncertainties included from time to time in our filings with the SEC. Except as required by law, we undertake no obligation to update or revise any forward-looking statements.

        These and other relevant factors, including those risk factors in this prospectus/offer to exchange and any other information included or incorporated by reference in this document, and information that may be contained in our other filings with the SEC, should be carefully considered when reviewing any forward-looking statement.

LEGAL MATTERS

        Before this registration statement becomes effective, Skadden, Arps, Slate, Meagher & Flom LLP will provide an opinion regarding the validity of the shares of CF Holdings common stock to be issued pursuant to the offer.

 EXPERTS

        The consolidated financial statements and schedule of CF Holdings and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report of KPMG LLP, incorporated by reference herein, covering the consolidated financial statements of CF Holdings contains an explanatory paragraph that states that, on January 1, 2009 CF Holdings adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 810—Consolidation, that pertain to the standard formerly known as Statement of Financial Accounting Standards (SFAS) No. 160—Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 and the provisions of ASC Topic 260—Earnings Per Share, that pertain to the standard formerly known as FSP No. EITF 03-6-1—Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, and retrospectively applied these standards to all periods presented in the consolidated financial statements.

        The consolidated financial statements of Terra appearing in its Annual Report (Form 10-K) for the year ended December 31, 2009 (including schedules appearing therein), and Terra's effectiveness of internal control over financial reporting as of December 31, 2009 included therein, have been audited by an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Pursuant to Rule 439 under the Securities Act, CF Holdings requires the consent of Terra's independent auditors to incorporate by reference their audit reports included in Terra's Annual Report on Form 10-K for the year ended December 31, 2009 in this prospectus/offer to exchange. CF Holdings is requesting and has, as of the date hereof, not received such consent from Terra's independent auditors. If CF Holdings receives this consent, CF Holdings will promptly file it as an exhibit to CF Holdings' registration statement of which this prospectus/offer to exchange forms a part.

 MISCELLANEOUS

        The offer is being made solely by this prospectus/offer to exchange and the accompanying letter of transmittal, and any amendments or supplements thereto, and is being made to all holders of shares of Terra common stock. CF Holdings is not aware of any State within the United States where the making of the offer or the tender of shares of Terra common stock in connection therewith would not be in compliance with the laws of such State. If CF Holdings becomes aware of any State in which the making of the offer or the tender of shares of Terra common stock in connection therewith would not be in compliance with applicable law, CF Holdings will make a good faith effort to comply with any such law. If, after such good faith effort, CF Holdings cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Terra common stock in such State. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of CF Holdings and Composite by the dealer managers or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

 WHERE YOU CAN FIND MORE INFORMATION

        CF Holdings and Terra file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC's public reference room:

Public Reference Room
100 F Street NE
Room 1024
Washington, D.C. 20549

        For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. These filings made with the SEC are also available to the public through the website maintained by the SEC at http://www.sec.gov or from commercial document retrieval services.

        CF Holdings has filed a registration statement on Form S-4 to register with the SEC the offering and sale of shares of CF Holdings common stock to be issued in the offer and the second-step merger. This prospectus/offer to exchange is a part of that registration statement. We may also file amendments to the registration statement. In addition, on the date of the initial filing of the registration statement that contains this prospectus/offer to exchange, we filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer, and we may also file amendments to the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed on the back cover of this prospectus/offer to exchange.

        The SEC allows CF Holdings to incorporate information into this prospectus/offer to exchange "by reference," which means that CF Holdings can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus/offer to exchange, except for any information superseded by information contained directly in this prospectus/offer to exchange. This prospectus/offer to exchange incorporates by reference the documents set forth below that CF Holdings and Terra have previously filed with the SEC. These documents contain important information about CF Holdings and Terra and their financial condition, business and results.

CF Holdings Filings (File No. 001-32597):	Period
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2009, as filed on February 25, 2010

The description of the common stock as contained in Item 1 of CF Holdings' Registration Statement on Form 8-A, filed on August 8, 2005, including all amendments and reports filed for the purpose of updating such description.

The description of CF Holdings rights plan as contained in Exhibit 4.2 to CF Holdings' Registration Statement on Form S-1/A, filed on July 26, 2005, including all amendments and reports filed for the purpose of updating such description.
Proxy Statement on Schedule 14A	Filed on March 16, 2009
Supplement to Proxy Statement on Schedule 14A	Filed on April 7, 2009
Current Report on Form 8-K	Filed on January 15, 2010
Tender Offer Statement on Schedule TO	Filed on March 5, 2010, as it may be amended from time to time

Terra Filings (File No. 001-08520):	Period
Annual Report on Form 10-K (except for the report of Terra's independent public accountants contained therein which is not incorporated herein by reference because the consent of Terra's independent public accountants has not yet been obtained nor has exemptive relief under Rule 437, promulgated under the Securities Act, been granted to CF Holdings by the SEC)	Fiscal year ended December 31, 2009, as filed on February 25, 2010
Proxy Statement on Schedule 14A	Filed on October 13, 2009

        CF Holdings also hereby incorporates by reference any additional documents that it or Terra may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus/offer to exchange to the termination of the offering. Nothing in this prospectus/offer to exchange shall be deemed to incorporate information furnished but not filed with the SEC.

        Stockholders may obtain any of these documents without charge upon written or oral request to the information agent at Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022, toll-free at 877-456-3507 (stockholders) or collect at 212-750-5833 (banks and brokers), or from the SEC at the SEC's website at http://www.sec.gov.

        IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM CF HOLDINGS, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN MARCH 26, 2010, OR FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE, WHICHEVER IS LATER, TO RECEIVE THEM BEFORE THE EXPIRATION DATE OF CF HOLDINGS' AND COMPOSITE'S OFFER. If you request any incorporated documents, the information agent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE IN MAKING YOUR DECISION WHETHER TO TENDER YOUR SHARES OF TERRA COMMON STOCK INTO CF HOLDINGS' AND COMPOSITE'S OFFER. NEITHER CF HOLDINGS NOR COMPOSITE HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE. THIS PROSPECTUS/OFFER TO EXCHANGE IS DATED MARCH 5, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS/OFFER TO EXCHANGE TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF CF HOLDINGS COMMON STOCK IN CF HOLDINGS' AND COMPOSITE'S OFFER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF CF HOLDINGS

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of CF Holdings are set forth below. References in this Schedule I to "CF Holdings" mean CF Industries Holdings, Inc. Unless otherwise indicated below, the current business address of each director and officer is c/o CF Industries Holdings, Inc., 4 Parkway North, Suite 400, Deerfield, Illinois 60015. Unless otherwise indicated below, the current business telephone of each director and officer is (847) 405-2400. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with CF Holdings. Each director and officer is a United States citizen except for Mr. Harvey, who is a citizen of the United Kingdom. Except as described in this Schedule I, none of the directors and officers of CF Holdings listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DIRECTORS

Name	Age	Present Principal Occupation and Five-Year Employment History
Stephen R. Wilson	61	Stephen R. Wilson has been a member of our board since April 2005 and chairman of the board since July 2005. Mr. Wilson has served as our president and chief executive officer since October 2003. Mr. Wilson joined us in 1991 as senior vice president and chief financial officer, following a lengthy career with Inland Steel Industries, Inc. Mr. Wilson is also a director of Ameren Corporation.
Robert C. Arzbaecher	50
		Robert C. Arzbaecher has been a member of our board since August 2005 and serves as the chairman of our compensation committee and as a member of our audit committee. Mr. Arzbaecher has served as chairman of the board of Actuant Corporation, a manufacturer and marketer of industrial products and systems, since 2001 and president and chief executive officer of Actuant since 2000. From 1992 until 2000, he held various financial positions with Applied Power, Inc., Actuant's predecessor, the most recent of which was chief financial officer. Prior to 1992, Mr. Arzbaecher held various financial positions with Grabill Aerospace, Farley Industries, and Grant Thornton, a public accounting firm. Mr. Arzbaecher is a certified public accountant, and he is also a director of FMI Common Stock Fund, Inc., FMI Funds, Inc., and FMI Mutual Funds, Inc.
Wallace W. Creek	71
		Wallace W. Creek has been a member of our board since August 2005 and serves as the chairman of our audit committee. Mr. Creek served as controller of General Motors Corporation from 1992 to 2002 and held several executive positions in finance at GM over a 43-year career. Mr. Creek was senior vice president of finance of Collins & Aikman Corporation, a leading manufacturer of automotive interior components, from December 2002 to June 2004. On May 17, 2005, Collins & Aikman filed a voluntary petition in the United States Bankruptcy Court for the Eastern District of Michigan seeking reorganization relief under the provisions of Chapter 11 of the United States Bankruptcy Code. Mr. Creek is also a director of Columbus McKinnon Corporation.

Name	Age	Present Principal Occupation and Five-Year Employment History
William Davisson	62	William Davisson has been a member of our board since August 2005. Mr. Davisson has served as the chief executive officer of GROWMARK, Inc. since 1998. GROWMARK was an owner of our predecessor company, CF Industries, Inc., before our initial public offering ("IPO") in August 2005. From 1998 to 2005, Mr. Davisson served as a member of the board of directors of CF Industries, Inc., and he was chairman of the board of directors of CF Industries, Inc. from 2002 to 2004. Mr. Davisson has worked in the GROWMARK system his entire career, since 1970, and he is a certified public accountant.
Stephen A. Furbacher	62
		Stephen A. Furbacher has been a member of our board since July 2007 and serves as the chairman of our corporate governance and nominating committee and as a member of our compensation committee. Mr. Furbacher is also our lead independent director. Mr. Furbacher served as president and chief operating officer of Dynegy Inc. from August 2005 until December 2007 and as executive vice president of Dynegy's previously owned natural gas liquids business segment from September 1996 to August 2005. He joined Dynegy in May 1996, just prior to Dynegy's acquisition of Chevron's midstream business. Before joining Dynegy, Mr. Furbacher served as President of Warren Petroleum Company, the natural gas liquids division of Chevron U.S.A. He began his career with Chevron in August 1973 and served in positions of increasing responsibility before being named President of Warren Petroleum Company in July 1994. Mr. Furbacher and his wife own a controlling interest in GTBC, LLC, which operates Grand Teton Brewing Co. Mr. Furbacher serves as the chief executive officer and president of GTBC, LLC. He also serves as a member of the board of directors for Valparaiso University.
David R. Harvey	70
		David R. Harvey has been a member of our board since August 2005 and serves as a member of our audit and corporate governance and nominating committees. From 2005 to 2009, Mr. Harvey also served as the chairman of our corporate governance and nominating committee and as our lead independent director. Mr. Harvey served as chairman of the board of Sigma Aldrich Corporation, a manufacturer and distributor of biochemical and organic chemicals, from 2001 to 2009. From 1999 through 2005, Mr. Harvey served as chief executive officer of Sigma Aldrich and, from 1986 until 1999, as its chief operating officer. Prior to 1986, Mr. Harvey served in various executive positions at Aldrich Chemical Company, including president and vice president—Europe, and in various sales and marketing positions at Shell International Chemical Company. Mr. Harvey has served as a director of Sigma Aldrich since 1981.
John D. Johnson	61
		John D. Johnson has been a member of our board since August 2005. Mr. Johnson has served as the president and chief executive officer of CHS Inc. (formerly Cenex Harvest States) since 2000. CHS was an owner of our predecessor company, CF Industries, Inc., before our IPO in August 2005. From 2000 to 2005, Mr. Johnson served as a member of the board of directors of CF Industries, Inc., and he was chairman of the board of directors of CF Industries, Inc. from 2004 to 2005. Mr. Johnson joined Harvest States, a predecessor to CHS, in 1976, and served as president and chief executive officer of Harvest States from 1995 to 1998. From 1998 to 2000, Mr. Johnson served as general manager and president of CHS. Mr. Johnson served as a director of Gold Kist Holdings Inc. from 2004 to 2007.

Name	Age	Present Principal Occupation and Five-Year Employment History
Edward A. Schmitt	63	Edward A. Schmitt has been a member of our board since August 2005 and is a member of our compensation and corporate governance and nominating committees. Mr. Schmitt served as chairman of the board, chief executive officer, and president of Georgia Gulf Corporation, a major manufacturer of chemical products, from 2001 until 2008. From 1985 until 2001, he held various manufacturing and executive positions with Georgia Gulf, including executive vice president, president, and chief executive officer. Prior to 1985, Mr. Schmitt held manufacturing and engineering positions with Georgia-Pacific Corporation (Georgia Gulf was created in 1985 from Georgia-Pacific's commodity chemicals division), Allied Chemical Corporation, and the Aluminum Company of America. Mr. Schmitt served as a director of Georgia Gulf from 1998 to 2008.

EXECUTIVE OFFICERS

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Stephen R. Wilson	Chairman of the Board, President and CEO, and Director	61	For biographical information see under "Directors" above.
Anthony J. Nocchiero	Senior Vice President and Chief Financial Officer	59

Anthony J. Nocchiero joined us in April 2007 as senior vice president and chief financial officer. Before joining us, Mr. Nocchiero was chief financial officer and vice president, finance, of Merisant Worldwide, Inc., a position he held from July 2005 to March 2007. From January 2002 to July 2005, Mr. Nocchiero was self-employed as an advisor and private consultant. From January 1999 to December 2001, Mr. Nocchiero served as vice president and chief financial officer of BP Chemicals, the global petrochemical business of BP p.l.c. Prior to that, he spent twenty-four years with Amoco Corporation, including service as Amoco's vice president and controller from April 1998 to January 1999. Mr. Nocchiero holds a B.S. degree in chemical engineering from Washington University and an M.B.A. degree from the Kellogg School of Management at Northwestern University.

Douglas C. Barnard	Vice President, General Counsel, and Secretary	51

Douglas C. Barnard has served as our vice president, general counsel, and secretary since January 2004. From January 2001 to July 2003, Mr. Barnard served as an executive vice president and general counsel of Bcom3 Group, Inc., an advertising and marketing communication services group (including service from January 2003 to July 2003 in a successor corporation formed to market and sell securities received in the sale of Bcom3 Group). From July 2003 until January 2004, Mr. Barnard was not employed. Previously, from August 2000 to January 2001, he was a partner in the law firm of Kirkland and Ellis. From August 1996 to July 2000, Mr. Barnard was vice president, general counsel, and secretary of LifeStyle Furnishings International Ltd., a manufacturer and distributor of residential furniture and decorative fabrics. He holds a B.S. degree from the Massachusetts Institute of Technology, a J.D. degree from the University of Minnesota, and an M.B.A. degree from the University of Chicago.

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Bert A. Frost	Vice President, Sales and Market Development	45

Bert A. Frost has served as our vice president, sales and market development since January 2009. Before joining us in November 2008, Mr. Frost spent over 13 years with Archer-Daniels-Midland Company, where he served most recently as Managing Director—International Fertilizer/Inputs from June 2008 to November 2008 and Director—Fertilizer, Logistics and Ports Divisions, ADM—Brazil from April 2000 to June 2008. Earlier in his career, Mr. Frost held positions of increasing responsibility at Archer-Daniels-Midland and Koch Industries, Inc. He holds a B.S. degree from Kansas State University.

Richard A. Hoker	Vice President and Corporate Controller	45

Richard A. Hoker has served as our vice president and corporate controller since November 2007. Before joining us, Mr. Hoker spent over 11 years with Sara Lee Corporation, where he served most recently as vice president and controller from January 2007 to November 2007 and principal accounting officer from July 2007 to November 2007. Prior to being named controller, Mr. Hoker held other financial management positions of increasing responsibility at Sara Lee. Prior to joining Sara Lee, Mr. Hoker was a member of the financial advisory services consulting group at Coopers & Lybrand LLP in Chicago (now PricewaterhouseCoopers) and previously led teams in the firm's audit practice. Mr. Hoker holds a B.S. degree in accounting from DePaul University and an M.B.A. degree in finance and accounting from the University of Chicago. He is also a certified public accountant.

Wendy S. Jablow Spertus	Vice President, Human Resources	47

Wendy S. Jablow Spertus has served as our vice president, human resources, since August 2007. Prior to joining us, Ms. Jablow Spertus served as the chief human resources officer of Fenwal, Inc., a medical device manufacturer, from December 2006 to July 2007. From April 2006 to July 2006, she served as vice president, human resources, of The Boler Company, a manufacturer of truck and suspension systems. Ms. Jablow Spertus spent the previous eight years with Ideal Industries, Inc., an electrical equipment manufacturer and technology design company, where she served as vice president, human resources and administration, from February 1998 to February 2006 and for six concurrent years as vice president and general manager of Ideal Industries' DataComm business unit. During March 2006 and from August 2006 to December 2006, Ms. Jablow Spertus was not employed. Ms. Jablow Spertus holds a B.S. in economics from the Wharton School at the University of Pennsylvania and an M.B.A. degree from the University of Michigan. She is also a certified public accountant.

Philipp P. Koch	Vice President, Supply Chain	58

Philipp P. Koch has served as our vice president, supply chain, since January 2008 and was previously our vice president, raw materials procurement, from July 2003 to January 2008. Before joining us, Mr. Koch spent nearly 25 years in the energy industry with Amoco Corporation and BP PLC from January 1980 to July 2003. Mr. Koch has a B.A. degree from Greenville College and an M.B.A. degree from DePaul University.

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Lynn F. White	Vice President, Corporate Development	57

Lynn F. White has served as our vice president, corporate development, since June 2009. Before joining us, Mr. White was the founder and managing director of Twemlow Group LLC, a consulting firm he established in January 2008. Prior to that time, he held a number of executive positions with Deere & Company from May 2000 through December 2007, where he served most recently as president, John Deere Agri Services from May 2005 through December 2007, and vice president, Global AgServices from May 2000 through May 2005. Earlier in his career, he was senior vice president, corporate development for IMC Global Inc. and held several executive positions at FMC Corporation. He holds a BA from California Polytechnic State University, San Luis Obispo and an MBA in Finance and Multinational Enterprise from the Wharton Graduate School of Business at the University of Pennsylvania.

W. Anthony Will	Vice President, Manufacturing and Distribution	44

W. Anthony Will has served as our vice president, manufacturing and distribution, since March 2009 and was previously our vice president, corporate development, from April 2007 to March 2009. Before joining us, Mr. Will was a partner with Accenture Ltd., a position he held from April 2005 to December 2006. From January 2002 to August 2004, he was vice president business development of Sears, Roebuck and Company. From January 2007 to March 2007 and from September 2004 to March 2005, Mr. Will was not employed. From January 2001 to January 2002, Mr. Will was a consultant with Egon Zehnder International, a global consulting firm. Previously, from October 1998 to January 2001, he served as vice president, strategy and corporate development, of Fort James Corporation, a global paper and consumer products company. Prior to joining Fort James, Mr. Will was a manager with the Boston Consulting Group, a global strategy consulting firm. Mr. Will holds a B.S. degree in electrical engineering from Iowa State University and an M.M. degree (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University.

SCHEDULE II
DIRECTORS AND EXECUTIVE OFFICERS OF COMPOSITE

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Composite are set forth below. References in this Schedule II to "Composite" mean Composite Merger Corporation. Unless otherwise indicated below, the current business address of each director and officer is c/o Composite Merger Corporation, 4 Parkway North, Suite 400, Deerfield, Illinois 60015. Unless otherwise indicated below, the current business telephone of each director and officer is (847) 405-2400. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Composite. Each director and officer is a United States citizen. Except as described in this Schedule II none of the directors and officers of Composite listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Stephen R. Wilson	Director; President	61	Stephen R. Wilson has been a member of the CF Holdings board since April 2005 and chairman of the board since July 2005. Mr. Wilson has served as the president and chief executive officer of CF Holdings since October 2003. Mr. Wilson joined CF Holdings in 1991 as senior vice president and chief financial officer, following a lengthy career with Inland Steel Industries, Inc. Mr. Wilson is also a director of Ameren Corporation.
Anthony J. Nocchiero	Director; Vice President, Treasurer and Assistant Secretary	59
			Anthony J. Nocchiero joined CF Holdings in April 2007 as senior vice president and chief financial officer. Before joining CF Holdings, Mr. Nocchiero was chief financial officer and vice president, finance, of Merisant Worldwide, Inc., a position he held from July 2005 to March 2007. From January 2002 to July 2005, Mr. Nocchiero was self-employed as an advisor and private consultant. From January 1999 to December 2001, Mr. Nocchiero served as vice president and chief financial officer of BP Chemicals, the global petrochemical business of BP p.l.c. Prior to that, he spent twenty-four years with Amoco Corporation, including service as Amoco's vice president and controller from April 1998 to January 1999. Mr. Nocchiero holds a B.S. degree in chemical engineering from Washington University and an M.B.A. degree from the Kellogg School of Management at Northwestern University.

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Douglas C. Barnard	Director; Vice President and Secretary	51	Douglas C. Barnard has served as CF Holdings vice president, general counsel, and secretary since January 2004. From January 2001 to July 2003, Mr. Barnard served as an executive vice president and general counsel of Bcom3 Group, Inc., an advertising and marketing communication services group (including service from January 2003 to July 2003 in a successor corporation formed to market and sell securities received in the sale of Bcom3 Group). From July 2003 until January 2004, Mr. Barnard was not employed. Previously, from August 2000 to January 2001, he was a partner in the law firm of Kirkland and Ellis. From August 1996 to July 2000, Mr. Barnard was vice president, general counsel, and secretary of LifeStyle Furnishings International Ltd., a manufacturer and distributor of residential furniture and decorative fabrics. He holds a B.S. degree from the Massachusetts Institute of Technology, a J.D. degree from the University of Minnesota, and an M.B.A. degree from the University of Chicago.

 SCHEDULE III
SECURITIES TRANSACTIONS IN THE PAST 60 DAYS

        Other than the sales of shares of Terra common stock in the open market by CF Industries set forth in the table below, none of CF Holdings, CF Industries, Composite, CF Composite or any of the persons identified on Schedule I or Schedule II has engaged in any transaction involving any securities of Terra in the past 60 days.

Trade Date	Purchase/ Sale	Shares	Average Price
January 8, 2010	Sale	731,858	$34.8460
January 11, 2010	Sale	1,083,449	$34.5876
January 12, 2010	Sale	1,022,800	$33.8172
January 13, 2010	Sale	1,222,950	$32.4840
January 14, 2010	Sale	913,991	$32.8124

ANNEX A

MARYLAND GENERAL CORPORATION LAW

SUBTITLE 6. SPECIAL VOTING REQUIREMENTS

MARYLAND BUSINESS COMBINATION ACT

§ 3-601. Definitions

        (a)   In this subtitle the following words have the meanings indicated.

        (b)   "Affiliate", including the term "affiliated person", means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

        (c)   "Associate", when used to indicate a relationship with any person, means:

          (1)   Any corporation or organization (other than the corporation or a subsidiary of the corporation) of which such person is an officer, director, or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities;

          (2)   Any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

          (3)   Any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the corporation or any of its affiliates.

        (d)   "Beneficial owner", when used with respect to any voting stock, means a person that:

          (1)   Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;

          (2)   Individually or with any of its affiliates or associates, has:

              (i)  The right to acquire voting stock (whether the right is exercisable immediately or only after the passage of time), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or

             (ii)  Except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or

          (3)   Except solely by virtue of a revocable proxy, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock.

        (e)   "Business combination" means:

          (1)   Unless the merger, consolidation, or share exchange does not alter the contract rights of the stock as expressly set forth in the charter or change or convert in whole or in part the outstanding shares of stock of the corporation, any merger, consolidation, or share exchange of the corporation or any subsidiary with (i) any interested stockholder or (ii) any other corporation (whether or not itself an interested stockholder) which is, or after the merger, consolidation, or share exchange would be, an affiliate of an interested stockholder that was an interested stockholder prior to the transaction;

          (2)   Any sale, lease, transfer, or other disposition, other than in the ordinary course of business or pursuant to a dividend or any other method affording substantially proportionate treatment to the holders of voting stock, in one transaction or a series of transactions in any 12-month period, to any interested stockholder or any affiliate of any interested stockholder (other than the corporation or any of its subsidiaries) of any assets of the corporation or any subsidiary having, measured at the time the transaction or transactions are approved by the board of directors of the corporation, an aggregate book value as of the end of the corporation's most recently ended fiscal quarter of 10 percent or more of the total market value of the outstanding stock of the corporation or of its net worth as of the end of its most recently ended fiscal quarter;

          (3)   The issuance or transfer by the corporation, or any subsidiary, in one transaction or a series of transactions, of any equity securities of the corporation or any subsidiary which have an aggregate market value of 5 percent or more of the total market value of the outstanding stock of the corporation to any interested stockholder or any affiliate of any interested stockholder (other than the corporation or any of its subsidiaries) except pursuant to the exercise of warrants or rights to purchase securities offered pro rata to all holders of the corporation's voting stock or any other method affording substantially proportionate treatment to the holders of voting stock;

          (4)   The adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an interested stockholder or any affiliate of any interested stockholder;

          (5)   Any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger, consolidation, or share exchange of the corporation with any of its subsidiaries which has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing by 5 percent or more of the total number of outstanding shares, the proportionate amount of the outstanding shares of any class of equity securities of the corporation or any subsidiary which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder; or

          (6)   The receipt by any interested stockholder or any affiliate of any interested stockholder (other than the corporation or any of its subsidiaries) of the benefit, directly or indirectly (except proportionately as a stockholder), of any loan, advance, guarantee, pledge, or other financial assistance or any tax credit or other tax advantage provided by the corporation or any of its subsidiaries.

        (f)    "Common stock" means any stock other than preferred or preference stock.

        (g)   "Control", including the terms "controlling", "controlled by" and "under common control with", means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the beneficial ownership of 10 percent or more of the votes entitled to be cast by a corporation's voting stock creates a presumption of control.

        (h)   "Corporation" includes a real estate investment trust as defined in Title 8 of this article.

        (i)    "Equity security" means:

          (1)   Any stock or similar security, certificate of interest, or participation in any profit sharing agreement, voting trust certificate, or certificate of deposit for an equity security;

          (2)   Any security convertible, with or without consideration, into an equity security, or any warrant or other security carrying any right to subscribe to or purchase an equity security; or

          (3)   Any put, call, straddle, or other option or privilege of buying an equity security from or selling an equity security to another without being bound to do so.

        (j)    "Interested stockholder" means any person (other than the corporation or any subsidiary) that:

          (1)(i)  Is the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock; or

             (ii)  Is an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding stock of the corporation:

              1.     At any time within the 2-year period immediately prior to the date in question; and

              2.     After the date on which the corporation had 100 or more beneficial owners of its stock.

          (2)   For the purpose of determining whether a person is an interested stockholder, the number of shares of voting stock deemed to be outstanding shall include shares deemed owned by the person through application of subsection (d) of this section but may not include any other shares of voting stock which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (3)   A person is not an interested stockholder if, prior to the most recent time at which the person would otherwise have become an interested stockholder, the board of directors of the corporation approved the transaction which otherwise would have resulted in the person becoming an interested stockholder.

          (4)   In approving a transaction in accordance with paragraph (3) of this subsection, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        (k)   "Market value" means:

          (1)   In the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the composite tape for New York Stock Exchange-listed stocks, or, if such stock is not quoted on the composite tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. automated quotations system or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the board of directors of the corporation in good faith; and

          (2)   In the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the board of directors of the corporation in good faith.

        (l)    "Original articles of incorporation" means:

          (1)   Articles of incorporation as originally filed or as amended in accordance with § 2-603 of this article; and

          (2)   Articles of incorporation as amended or restated by a corporation meeting the requirements of § 3-603(e)(1)(i), (ii), or (iv) of this subtitle, without regard to the voting requirements of § 3-603(e)(1)(iii) of this subtitle.

        (m)  "Subsidiary" means any corporation of which voting stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the corporation.

        (n)   "Voting stock" means shares of capital stock of a corporation entitled to vote generally in the election of directors.

§ 3-602. Business Combinations-In General

        (a)   Unless an exemption under § 3-603(c), (d), or (e) of this subtitle applies, a corporation may not engage in any business combination with any interested stockholder or any affiliate of the interested stockholder for a period of 5 years following the most recent date on which the interested stockholder became an interested stockholder.

        (b)   Unless an exemption under § 3-603 of this subtitle applies, in addition to any vote otherwise required by law or the charter of the corporation, a business combination that is not prohibited by subsection (a) of this section shall be recommended by the board of directors and approved by the affirmative vote of at least:

          (1)   80 percent of the votes entitled to be cast by outstanding shares of voting stock of the corporation, voting together as a single voting group; and

          (2)   Two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the interested stockholder who will (or whose affiliate will) be a party to the business combination or by an affiliate or associate of the interested stockholder, voting together as a single voting group.

§ 3-603. Business Combinations-Exemptions

        (a)   For purposes of this section:

          (1)   "Announcement date" means the first general public announcement of the proposal or intention to make a proposal of the business combination or its first communication generally to stockholders of the corporation, whichever is earlier;

          (2)   "Determination date" means the most recent date on which the interested stockholder became an interested stockholder; and

          (3)   "Valuation date" means:

              (i)  For a business combination voted upon by stockholders, the latter of the day prior to the date of the stockholders' vote or the day 20 days prior to the consummation of the business combination; and

             (ii)  For a business combination not voted upon by stockholders, the date of the consummation of the business combination.

        (b)   The vote required by § 3-602(b) of this subtitle does not apply to a business combination as defined in § 3-601(e)(1) of this subtitle if each of the following conditions is met:

          (1)   The aggregate amount of the cash and the market value as of the valuation date of consideration other than cash to be received per share by holders of common stock in such business combination is at least equal to the highest of the following:

              (i)  The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the interested stockholder for any shares of common stock of the same class or series acquired by it within the 5-year period immediately prior to the announcement date of the proposal of the business combination, plus an amount equal to interest compounded annually from the earliest date on which the highest per share acquisition price was paid through the valuation date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the market value of any dividends paid in other than cash, per share of common stock from the earliest date through the valuation date, up to the amount of the interest; or

             (ii)  The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the interested stockholder for any shares of common stock of the same class or series acquired by it on, or within the 5-year period immediately before, the determination date, plus an amount equal to interest compounded annually from the earliest date on which the highest per share acquisition price was paid through the valuation date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the market value of any dividends paid in other than cash, per share of common stock from the earliest date through the valuation date, up to the amount of the interest; or

            (iii)  The market value per share of common stock of the same class or series on the announcement date, plus an amount equal to interest compounded annually from that date through the valuation date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the market value of any dividends paid in other than cash, per share of common stock from that date through the valuation date, up to the amount of the interest; or

            (iv)  The market value per share of common stock of the same class or series on the determination date, plus an amount equal to interest compounded annually from that date through the valuation date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the market value of any dividends paid in other than cash, per share of common stock from that date through the valuation date, up to the amount of the interest; or

             (v)  The price per share equal to the market value per share of common stock of the same class or series on the announcement date or on the determination date, whichever is higher, multiplied by the fraction of:

              1.     The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the interested stockholder for any shares of common stock of the same class or series acquired by it within the 5-year period immediately prior to the announcement date, over

              2.     The market value per share of common stock of the same class or series on the first day in such 5-year period on which the interested stockholder acquired any shares of common stock.

          (2)   The aggregate amount of the cash and the market value as of the valuation date of consideration other than cash to be received per share by holders of shares of any class or series of outstanding stock other than common stock in the business combination is at least equal to the highest of the following (whether or not the interested stockholder has previously acquired any shares of the particular class or series of stock):

              (i)  The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the interested stockholder for any shares of such class or series of stock acquired by it within the 5-year period immediately prior to the announcement date of the proposal of the business combination, plus an amount equal to interest compounded annually from the earliest date on which the highest per share acquisition price was paid through the valuation date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the market value of any dividends paid in other than cash, per share of the class or series of stock from the earliest date through the valuation date, up to the amount of the interest; or

             (ii)  The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the interested stockholder for any shares of such class or series of stock acquired by it on, or within the 5-year period immediately prior to, the determination date, plus an amount equal to interest compounded annually from the earliest date on which the highest per share acquisition price was paid through the valuation date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the market value of any dividends paid in other than cash, per share of the class or series of stock from the earliest date through the valuation date, up to the amount of the interest; or

            (iii)  The highest preferential amount per share to which the holders of shares of such class or series of stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; or

            (iv)  The market value per share of such class or series of stock on the announcement date, plus an amount equal to interest compounded annually from that date through the valuation date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the market value of any dividends paid in other than cash, per share of the class or series of stock from that date through the valuation date, up to the amount of the interest; or

             (v)  The market value per share of such class or series of stock on the determination date, plus an amount equal to interest compounded annually from that date through the valuation date at the rate for 1-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the market value of any dividends paid in other than cash, per share of the class or series of stock from that date through the valuation date, up to the amount of the interest; or

            (vi)  The price per share equal to the market value per share of such class or series of stock on the announcement date or on the determination date, whichever is higher, multiplied by the fraction of:

              1.     The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the interested stockholder for any shares of any class of voting stock acquired by it within the 5-year period immediately prior to the announcement date, over

              2.     The market value per share of the same class of voting stock on the first day in such 5-year period on which the interested stockholder acquired any shares of the same class of voting stock.

          (3)   The consideration to be received by holders of any class or series of outstanding stock is to be in cash or in the same form as the interested stockholder has previously paid for shares of the same class or series of stock. If the interested stockholder has paid for shares of any class or series of stock with varying forms of consideration, the form of consideration for such class or series of stock shall be either cash or the form used to acquire the largest number of shares of such class or series of stock previously acquired by it.

          (4)(i)  After the determination date and prior to the consummation of such business combination:

              1.     There shall have been no failure to declare and pay at the regular date therefor any full periodic dividends (whether or not cumulative) on any outstanding preferred stock of the corporation;

              2.     There shall have been:

                A.    No reduction in the annual rate of dividends paid on any class or series of stock of the corporation that is not preferred stock (except as necessary to reflect any subdivision of the stock); and

                B.    An increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the stock; and

              3.     The interested stockholder did not become the beneficial owner of any additional shares of stock of the corporation except as part of the transaction which resulted in such interested stockholder becoming an interested stockholder or by virtue of proportionate stock splits or stock dividends.

             (ii)  The provisions of subparagraph (i)(1) and (i)(2) of this paragraph do not apply if no interested stockholder or an affiliate or associate of the interested stockholder voted as a director of the corporation in a manner inconsistent with such subsubparagraphs and the interested stockholder, within 10 days after any act or failure to act inconsistent with such subsubparagraphs, notifies the board of directors of the corporation in writing that the interested stockholder disapproves thereof and requests in good faith that the board of directors rectify such act or failure to act.

        (c)(1)  Whether or not such business combinations are authorized or consummated in whole or in part after July 1, 1983 or after the determination date, the provisions of § 3-602 of this subtitle do not apply to business combinations that specifically, generally, or generally by types, as to specifically identified or unidentified existing or future interested stockholders or their affiliates, have been approved or exempted therefrom, in whole or in part, by resolution of the board of directors of the corporation:

              (i)  Prior to September 1, 1983 or such earlier date as may be irrevocably established by resolution of the board of directors; or

             (ii)  If involving transactions with a particular interested stockholder or its existing or future affiliates, at any time prior to the most recent time that the interested stockholder became an interested stockholder.

          (2)   Unless by its terms a resolution adopted under this subsection is made irrevocable, it may be altered or repealed by the board of directors, but this shall not affect any business combinations that have been consummated, or are the subject of an existing agreement entered into, prior to the alteration or repeal.

        (d)(1)  Unless the charter or bylaws of the corporation specifically provides otherwise, the provisions of § 3-602 of this subtitle do not apply to business combinations of a corporation that, on July 1, 1983, had an existing interested stockholder, whether a business combination is with the existing stockholder or with any other person that becomes an interested stockholder after July 1, 1983, or their present or future affiliates, unless, at any time after July 1, 1983, the board of directors of the corporation elects by resolution to be subject, in whole or in part, specifically, generally, or generally by types, as to specifically identified or unidentified interested stockholders, to the provisions of § 3-602 of this subtitle.

          (2)   The charter or bylaws of the corporation may provide that if the board of directors adopts a resolution under paragraph (1) of this subsection the resolution shall be subject to approval of the stockholders in the manner and by the vote specified in the charter or the bylaws.

          (3)   An election under this subsection may be added to but may not be altered or repealed except by a charter amendment adopted by a vote of stockholders meeting the requirements of subsection (e)(1)(iii) of this section.

          (4)   If a corporation elects under this subsection to be included within the provisions of this subtitle generally, without qualification or limitation, it shall file with the Department articles supplementary including a copy of the resolution making the election and a statement describing the manner in which the resolution was adopted. The articles supplementary shall be executed in the manner required by Title 1 of this article. The articles supplementary constitute articles supplementary under § 1-101(e)(2) of this article, but do not constitute an amendment to the charter.

        (e)(1)  Unless the charter of the corporation provides otherwise, the provisions of § 3-602 of this subtitle do not apply to any business combination of:

              (i)  A close corporation as defined in § 4-101(b) of this article;

             (ii)  A corporation having fewer than 100 beneficial owners of its stock;

            (iii)  A corporation whose original articles of incorporation have a provision, or whose stockholders adopt a charter amendment after June 30, 1983 by a vote of at least 80 percent of the votes entitled to be cast by outstanding shares of voting stock of the corporation, voting together as a single voting group, and two-thirds of the votes entitled to be cast by persons (if any) who are not interested stockholders of the corporation or affiliates or associates of interested stockholders, voting together as a single voting group, expressly electing not to be governed by the provisions of § 3-602 of this subtitle in whole or in part, or in either case as to business combinations, specifically, generally, or generally by types, or as to identified or unidentified existing or future interested stockholders or their affiliates, provided that, other than in the case of the original articles of incorporation, an amendment may not be effective until 18 months after the vote of stockholders and may not apply to any business combination of the corporation with an interested stockholder (or any affiliate of the interested stockholder) who became an interested stockholder on or before the date of the vote;

            (iv)  A corporation registered under the Investment Company Act of 1940 as an open end investment company;

             (v)  A corporation registered under the Investment Company Act of 1940 as a closed end investment company unless its board of directors adopts a resolution to be subject to § 3-602 of this subtitle on or after June 1, 2000, provided that the resolution shall not be effective with respect to a business combination with any person who has become an interested stockholder before the time that the resolution is adopted; or

            (vi)  A corporation with an interested stockholder that became an interested stockholder inadvertently, if the interested stockholder:

              1.     As soon as practicable (but not more than 10 days after the interested stockholder knew or should have known it had become an interested stockholder) divests itself of a sufficient amount of the voting stock of the corporation so that it no longer is the beneficial owner, directly or indirectly, of 10 percent or more of the outstanding voting stock of the corporation; and

              2.     Would not at any time within the 5-year period preceding the announcement date with respect to the business combination have been an interested stockholder except by inadvertence.

          (2)   For purposes of paragraph (1)(ii) of this subsection, all stockholders of a corporation that have executed an agreement to which the corporation is an executing party governing the purchase and sale of stock of the corporation or a voting trust agreement governing stock of the corporation shall be considered a single beneficial owner of the stock covered by the agreement.

        (f)    A business combination of a corporation that has a charter provision permitted by § 2-104(b)(5) of this article is subject to the voting requirements of § 3-602 of this subtitle unless one of the requirements or exemptions of subsection (b), (c), (d), or (e) of this section have been met.

 Annex B

NOTICE OF MERGER
PURSUANT TO SECTION 3-106
OF THE MARYLAND GENERAL CORPORATION LAW

March 5, 2010

To All Holders of Shares of Common Stock of
TERRA INDUSTRIES INC.

        Composite Merger Corporation, a Maryland corporation ("Composite") and an indirect wholly-owned subsidiary of CF Industries Holdings, Inc. ("CF Holdings"), is offering to purchase all outstanding shares of common stock, without par value, of Terra Industries Inc., a Maryland corporation ("Terra"), upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange, dated March 5, 2010 (as it may be amended or supplemented from time to time, the "Prospectus/Offer to Exchange") and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal" and, together with the Prospectus/Offer to Exchange, the "Offer") enclosed herewith. After completion of the Offer, CF Holdings intends, pursuant to an Agreement and Plan of Merger to be entered into among CF Holdings, Composite and Terra, to take all necessary and appropriate action to cause Composite to be merged as promptly as reasonably practicable with and into Terra, with Terra as the surviving corporation (the "Merger").

        Section 3-106 of the Maryland General Corporation Law (the "MGCL") provides that, if a corporation owns, with respect to shares of stock of a subsidiary corporation, 90% or more of all the votes entitled to be cast of each group or class of shares entitled to vote as a group or class on the merger of that subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, if the charter of the successor is generally not amended in the merger, upon the approval of a majority of the entire board of directors of each corporation party to the merger, without any action or vote on the part of the stockholders of either corporation. If Composite acquires, pursuant to the Offer or otherwise, shares of Terra common stock that, in the aggregate, are entitled to cast 90% or more of all the votes entitled to be cast of each group or class of shares of Terra entitled to vote as a group or class on the Merger, on a fully diluted basis, then, subject to the satisfaction of any conditions that CF Holdings, Composite and Terra may establish for the consummation of the Merger, the Merger will be consummated as a merger of a 90% or more owned subsidiary corporation with its parent corporation pursuant to Section 3-106 of the MGCL.

        Pursuant to this Notice, Composite hereby gives at least 30 days notice of the proposed Merger between Composite and Terra to all holders of Shares on the date hereof in accordance with, and as required by, Section 3-106(d) of the MGCL.

Composite Merger Corporation

B-1

        Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal and certificates for shares of Terra common stock and any other required documents should be sent to the exchange agent at one of the addresses set forth below:

The Exchange Agent for the Offer is:

BNY MELLON SHAREOWNER SERVICES

By Mail:	By Overnight Courier or By Hand:
BNY Mellon Shareowner Services Corporate Action Division P.O. Box 3301 South Hackensack, NJ 07606	BNY Mellon Shareowner Services Corporate Action Division 480 Washington Blvd, 27th Floor Jersey City, NJ 07310

By Facsimile:
(For Eligible Institutions Only)
(201) 680-4626

Confirm Facsimile Transmission:
(201) 680-4860

        Any questions or requests for assistance may be directed to the information agent or the dealer managers at their respective addresses or telephone numbers set forth below. Additional copies of this prospectus/offer to exchange, the letter of transmittal and the notice of guaranteed delivery may be obtained from the information agent at its address and telephone numbers set forth below. Holders of shares of Terra common stock may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: 877-456-3507
Banks and Brokers May Call Collect: 212-750-5833

The Dealer Managers for the Offer are:

Morgan Stanley & Co. Incorporated	Rothschild Inc.
1585 Broadway	1251 Avenue of the Americas
New York, New York 10036	New York, New York 10020
Toll Free: (888) 840-4015	Toll Free: (800) 753-5151

        Until the expiration of the offer, or any subsequent offering period, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus/offer to exchange.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS/OFFER TO EXCHANGE

Item 20.    Indemnification of Directors and Officers.

        CF Holdings is a Delaware corporation. Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except:

  •
  for any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

  •
  for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person's conduct was unlawful. Section 145 of the DGCL also provides that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where a present or former officer or director is successful on the merits or otherwise in the defense of any action referred to in this paragraph, the corporation must indemnify such officer or director against the expenses that such officer or director actually and reasonably incurred in connection therewith. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute.

        CF Holdings' certificate of incorporation provides for indemnification of officers and directors and their heirs and personal and legal representatives to the fullest extent permitted by the DGCL. As permitted by Section 102(b)(7) of the DGCL, CF Holdings' certificate of incorporation contains a provision eliminating the personal liability of a director to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to some exceptions.

        CF Holdings has entered into separate indemnification agreements with each of its board members and officers that require it to indemnify such persons to the fullest extent permitted by the DGCL. These indemnification agreements also require CF Holdings to advance any expenses incurred by the board members and officers as a result of any proceeding against them as to which they could be indemnified.

        CF Holdings maintains, at its expense, a policy of insurance which insures its directors and officers, subject to exclusions and deductions as are usual in these kinds of insurance policies, against specified liabilities which may be incurred in those capacities.

Item 21.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.

        See the Exhibit Index.

  (b)
  Financial Statement Schedules.

        None.

  (c)
  Reports, Opinions and Appraisals.

        None.

Item 22.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

      (a)(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    to include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act of 1933.

            (ii)   to reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2)   That every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (b)   To respond to requests for information that is incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        (c)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on March 5, 2010.

CF INDUSTRIES HOLDINGS, INC.
By:	/s/ STEPHEN R. WILSON Stephen R. Wilson President and Chief Executive Officer Chairman of the Board

Power of Attorney

        Each person whose signature appears below hereby constitutes and appoints Stephen R. Wilson and Anthony J. Nocchiero, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on March 5, 2010:

Signature	Title

/s/ STEPHEN R. WILSON Stephen R. Wilson	President and Chief Executive Officer, Chairman of the Board (Principal Executive Officer)
/s/ ANTHONY J. NOCCHIERO Anthony J. Nocchiero	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ RICHARD A. HOKER Richard A. Hoker	Vice President and Corporate Controller (Principal Accounting Officer)
/s/ ROBERT C. ARZBAECHER Robert C. Arzbaecher	Director

Signature	Title

/s/ WALLACE W. CREEK Wallace W. Creek	Director
/s/ WILLIAM DAVISSON William Davisson	Director
/s/ STEPHEN A. FURBACHER Stephen A. Furbacher	Director
/s/ DAVID R. HARVEY David R. Harvey	Director
/s/ JOHN D. JOHNSON John D. Johnson	Director
/s/ EDWARD A. SCHMITT Edward A. Schmitt	Director

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated as of July 21, 2005, by and among CF Industries Holdings, Inc., CF Merger Corp. and CF Industries, Inc. (incorporated by reference to Exhibit 2.1 to Amendment No. 3 to CF Industries Holdings, Inc.'s Registration Statement on Form S-1 filed with the SEC on July 26, 2005, File No. 333-124949).
3.1
Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 4.1 to CF Industries Holdings, Inc.'s Registration Statement on Form S-8 filed with the SEC on August 11, 2005, File No. 333-127422).
3.2
Amended and Restated Bylaws of CF Industries Holdings, Inc., as amended through December 12, 2008 (incorporated by reference to Exhibit 3.1 to CF Industries Holdings, Inc.'s Current Report on Form 8-K filed with the SEC on December 18, 2008, File No. 001-32597).
4.1
Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to CF Industries Holdings, Inc.'s Registration Statement on Form S-1 filed with the SEC on July 20, 2005, File No. 333-124949).
4.2
Rights Agreement, dated as of July 21, 2005, between CF Industries Holdings, Inc. and The Bank of New York Mellon Corporation (formerly known as The Bank of New York), as the Rights Agent (incorporated by reference to Exhibit 4.2 to Amendment No. 3 to CF Industries Holdings, Inc.'s Registration Statement on Form S-1 filed with the SEC on July 26, 2005, File No. 333-124949).
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the common stock being registered.*
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.
12.1	Computation of Ratio of Earnings to Fixed Charges.
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21 to CF Industries Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2009).
23.1	Consent of KPMG LLP, an independent registered public accounting firm.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included on the signature pages hereto).
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4	Form of Letter to Clients.
99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*
To be filed by Amendment.